                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

[_]  Preliminary proxy statement                 [_]  Confidential, For Use of
                                                      the Commission Only (as
                                                      permitted by Rule 14a-
                                                      6(e)(2))
[X]  Definitive proxy statement
[_]  Definitive additional materials
[_]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

          Windsor Park Properties 7, A California Limited Partnership
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of filing fee (check the appropriate box):
[_]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:
                       Units of limited partner interest
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/ $32,265,000
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction: $32,265,000
     -------------------------------------------------------------------------
     (5) Total fee paid: $6,453
     -------------------------------------------------------------------------

     [X]  Fee paid previously with preliminary materials: $6,453

     [_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
     -------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:
     -------------------------------------------------------------------------
     (3) Filing party:
     -------------------------------------------------------------------------
     (4) Date filed:
     -------------------------------------------------------------------------
________________
/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

                        CONSENT SOLICITATION STATEMENT


                          Windsor Park Properties 7,
                       A California Limited Partnership
                            6160 South Syracuse Way
                       Greenwood Village, Colorado 80111

                              __________________

                              Summary Term Sheet

                              __________________

     This summary term sheet highlights selected information from this consent solicitation statement and may not contain all of the information that is important to you. To understand fully the proposals relating to, and for a more detailed description of the terms of, the sales and the plan of liquidation, you should carefully read this entire consent solicitation statement, as well as the additional documents that we may refer you to. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary term sheet. This consent solicitation statement is first being mailed to you and the other limited partners on or about September 27, 2000.

Sales and Plan of Liquidation (p. 19)

     .    Windsor Park Properties 7. We are a California limited partnership which was formed in June 1989 for the purpose of acquiring and holding investments in existing manufactured home communities for an anticipated investment period of four to seven years. We were funded through a public offering of our units of limited partner interest which commenced in March 1990 and was completed in January 1992. Our investment portfolio currently consists of five wholly-owned properties and partial ownership interests in five other properties. Our general partners are The Windsor Corporation, which is also our managing general partner, and John A. Coseo, Jr. Our principal executive offices are located at 6160 South Syracuse Way, Greenwood Village, Colorado 80111 and our telephone number is (303) 741-3707.

     .    Background. When we were formed, it was expected that we would sell our properties and, in accordance with our partnership agreement, liquidate following the expiration of our anticipated investment period. However, we did not sell our properties and liquidate as planned and, as a result, have held our properties beyond the time that you may have reasonably expected to receive liquidating distributions from your investment in our units. The sales and plan of liquidation which are being proposed in this consent solicitation statement are intended to provide you with liquidity in your investment in the partnership.

     .    Sales to N'Tandem Trust and Plan of Liquidation. Our general partners have approved and recommend a plan to sell our properties to N'Tandem Trust, a California business trust, for cash. The terms of the sales are set forth in a purchase and sale agreement. Upon completion of the sales, we will liquidate, in accordance with the terms of our partnership agreement, pursuant to a plan of liquidation adopted by our general partners. Upon completion of the plan of liquidation, you will receive final liquidating distributions of approximately $100.82 per unit.

     .    N'Tandem Trust. Both N'Tandem and our managing general partner are under common control of Chateau Communities, Inc. Additionally, our managing general partner's two directors also serve as Chief Executive Officer and President of Chateau and our managing general partner serves as external investment advisor to N'Tandem. N'Tandem, rather than Chateau, will be purchasing our properties because our properties are more in line with the kind of assets N'Tandem typically invests in.

     N'Tandem already has a partial ownership interest in all five of the properties in which we hold a partial ownership interest and, upon completion of the sales, will own 100% of three of these properties and will hold a majority ownership interest in the other two properties.

     .    Requisite Approval. If each of the proposals is approved by our limited partners holding a majority of our units, our general partners will proceed with the sales and the plan of liquidation. Each of the proposals is conditioned upon the approval of the other proposal. Accordingly, if you would like our general partners proceed with the sales and the plan of liquidation you must vote for both proposals.
              ----

Risk Factors (p. 17)

     .    The sales and plan of liquidation are subject to material risks, conflicts of interest and other considerations which are discussed in this consent solicitation statement. They include the following:

          . Due to our managing general partner being under common control with N'Tandem as well as being N'Tandem's external investment advisor, the sales, and the recommendations and views of our general partners, could be deemed to involve conflicts of interest between our managing general partner and our limited partners;

          . Due to our general partners' potential conflicts of interests, our managing general partner engaged an independent special counsel to represent the interests of our limited partners in connection with the sales and the plan of liquidation. In light of the nature of these potential conflicts of interest, the purchase prices for our properties and other terms of the sales, however, may not be considered to be the result of arm's-length negotiations and bargaining between independent parties despite the efforts of the independent special counsel;

          . Our general partners have not engaged in any marketing efforts with respect to the sale of our properties to third parties;

          . The purchase prices for our properties are based upon appraisals that were rendered in May 2000 and have not been updated since that time. Accordingly, the appraisals may not reflect the current fair market values of our properties; and

          . If the sales and plan of liquidation are approved, you will be foregoing any current or future benefits associated with the ownership of our properties.

Valuation of Our Properties (p. 23)

     .    Based upon appraisals rendered in May 2000, the aggregate value of our properties, after deducting attributable debt and the discount being applied to our partial ownership interests, is $17,435,300.

Recommendation of the General Partners (p. 26)

     .    Our general partners considered the material positive and negative aspects of the sales and the plan of liquidation and concluded that both proposals are consistent with our original objectives and that the terms of the sales are fair to you from both a financial and procedural point of view. Accordingly, our general partners recommend that you approve and adopt both the sales and the plan of liquidation.

     .    Financial Fairness. In reaching the conclusion that the sales are fair to you from a financial point of view, our general partners considered the following factors:

          . N'Tandem is willing to purchase all of our properties and will pay the full appraised value for our wholly-owned properties and will apply only a 3.4% discount or a 6.7% discount, as the case may be, to the appraised value of our partial ownership interests for the fact that we own a majority or a minority interest in the underlying properties. Our general partners believe that any third-party purchaser of our partial ownership interests would have applied a higher discount;

          . The aggregate net consideration to be paid exceeds the net book value of our assets by $10,357,200;

          . N'Tandem is willing to purchase the properties "as is" and will not require us to make representations and warranties in connection with the sales;

          . Due to the nature of the transaction, our general partners will be able to wind up our operations and make full liquidating distributions to you and the other limited partners promptly upon the receipt of the requisite approval of the proposals;

          . The estimated liquidating distributions ($100.82 per unit) are substantially higher than the weighted average trading price of our units in the secondary markets ($79.47 per unit);

          . We will not have to pay any third-party brokerage fees in connection with the sales; and

          . Legg Mason Wood Walker, Incorporated has delivered a fairness opinion stating that the aggregate purchase price is fair, from a financial point of view, to you and the other limited partners.

          . In reaching the conclusion that the sales are fair to you from a financial point of view, our general partners also considered the following potentially negative aspects of the sales:

          . The purchase prices for the properties are based on appraisals that were rendered in May 2000 and have not been updated since that time;

          . The remaining interests in the properties underlying our partial ownership interests are held by N'Tandem and/or a limited partnership which is affiliated with our managing general partner and N'Tandem;

          . Third-party purchasers may be willing to pay more for our properties in the future; and

          . It is possible that you might earn a higher return on your investment, through continuing distributions and other benefits of ownership, if we retained ownership of our assets.

     .    The above described factors are all of the material factors considered by our general partners in determining that the sales and the plan of liquidation are fair to our affiliated and unaffiliated limited partners from a financial point of view. In reaching their determination that the sales and the plan of liquidation are fair to our affiliated and unaffiliated limited partners from a financial point of view, our general partners did not assign relative weights to the above factors or determine that any factor was of particular importance; rather, our general partners viewed the positive factors as a totality and the negative factors as a totality and concluded that the positive factors outweighed the negative factors. Accordingly, our general partners determined that the sales and the plan of liquidation are fair to our affiliated and unaffiliated limited partners from a financial point of view.

     .    Procedural Fairness. In reaching the conclusion that the sales are fair to you from a procedural point of view, our general partners considered the following factors:

          .    Our properties have been appraised by an independent appraiser;

          . In assessing the discount being applied to our partial ownership interests, our managing general partner had the appraiser analyze the applicability of a discount in valuing a partial ownership interest in a manufactured home community and, based on its analysis, the appraiser concluded that an appropriate discount for a minority ownership interest would be approximately 25%;

          . The proposals must be approved by majority-in-interest of our unaffiliated limited partners;

          . Our managing general partner engaged the law firm of Wolf Haldenstein Adler Freeman & Herz LLP to act as independent special counsel for the purpose of representing the interests of the unaffiliated limited partners in connection with the sales and plan of liquidation; and

          . Our managing partner retained Legg Mason to render an independent fairness opinion.

     .    In reaching the conclusion that the sales are fair to you from a procedural point of view, our general partners also considered the following potentially negative aspects of the sales:

          . The sales were negotiated on our behalf by our managing general partner, which is under common control with N'Tandem, and, as such, may be subject to potential conflicts of interest;

          . The sales and plan of liquidation have not been approved on behalf of our managing general partner by directors who are not affiliated with N'Tandem;

          . The appraisals were rendered in May 2000 and have not been updated since that time; and

          . Our general partners have not engaged in any marketing efforts with respect to our properties and do not intend to take any actions to market or sell our properties pending the results of this consent solicitation.

     .   The above described factors are all of the material factors considered by our general partners in determining that the sales and the plan of liquidation are fair to our affiliated and unaffiliated limited partners from a procedural point of view. In reaching their determination that the sales and the plan of liquidation are fair to our affiliated and unaffiliated limited partners from a procedural point of view, our general partners concluded that the approval of the proposals by a majority-in-interest of our unaffiliated limited partners is sufficient to insure that procedural fairness has been preserved for our limited partners. Our general partners also believe that the potentially negative factors influencing procedural fairness were in each case mitigated by the following other factors or considerations:

          . Although our managing general partner and N'Tandem are under common control, our general partners concluded that the common control did not adversely affect the terms of the sales for our limited partners and allowed N'Tandem to offer terms that they believed would not be available from third parties;

          . Our managing general partner arranged for the independent special counsel to represent the interests of our unaffiliated limited partners;

          . Our managing general partner retained Legg Mason to assess the fairness of the aggregate purchase price to be paid to us in the sales;

          . Even though the appraisals were rendered in May 2000, our general partners believe that no material changes have occurred in our properties or in the conditions of the market for manufactured home communities since those dates that would result in higher values for our properties; and

          . Our general partners believe that marketing our properties would not have provided a better transaction for you and our other limited partners and would have ultimately delayed the timing of the sales and the distribution of liquidating proceeds to you and the other limited partners.

Fairness Opinion (p. 29)

     .    On August 29, 2000, Legg Mason delivered an oral and written fairness opinion to our managing general partner to the effect that the aggregate purchase price to be paid to us by N'Tandem for our properties is fair to you and the other limited partners from a financial point of view. The fairness opinion, which is attached as Appendix A to this consent solicitation statement, should be read in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and the limits of the review undertaken by Legg Mason.

Independent Representation of the Unaffiliated Limited Partners (p. 33)

     .    In an effort to address any potential conflicts of interest, our managing general partner, on our behalf, engaged the law firm of Wolf Haldenstein Adler Freeman & Herz LLP to act as independent special counsel for the purpose of representing the interests of you and the other unaffiliated limited partners in connection with the sales and the plan of liquidation. On August 23, 2000, the independent special counsel delivered a written report addressed to our managing general partner for the benefit of our limited partners describing the results of its review of, and negotiations with our managing general partner and N'Tandem with respect to, the sales and the plan of liquidation. As a result of these negotiations, our managing general partner and N'Tandem agreed to make certain changes to the sales and the plan of liquidation for the benefit of our limited partners. As described in the report, the parties agreed that (i) the discounts being applied to our partial ownership interests would be reduced from 10%, which was the percentage discount originally agreed to by the parties, to 6.7% for the properties in which we own a minority ownership interest and from 5%, which was the percentage discount originally agreed to by the parties, to 3.4% for the properties in which we own a majority ownership interest and (ii) the sales commission being paid to our managing general partner would be reduced from 3%, which is the percentage commission that our managing general partner is entitled to receive pursuant to the terms of our partnership agreement, to 2.5%. As a result of the reduction of such discounts and sales commission, the aggregate amount of the net proceeds to be paid to our limited partners in connection with the sales and the plan of liquidation increased by $428,000. In addition, the parties also agreed to include certain additional disclosure in this consent solicitation statement relating to the rights of our limited partners under our partnership agreement with respect to a transaction between an affiliate of our managing general partner and us. The report of the independent special counsel, which is attached as Appendix B to this consent solicitation statement, should be read in its entirety for a description of the procedures followed, matters considered and the limits of the review undertaken by the independent special counsel.

Alternatives Considered (p. 35)

     .    In addition to considering the sales and plan of liquidation, our general partners also identified and considered the following alternative courses of action for us:

          . Continuation of Our Operations. Because most of our limited partners have held their investments in us for more than eight years and we have held our properties for one year beyond both the end of our anticipated investment period and the time in which you and the other limited partners had a reasonable expectation to receive liquidating distributions, our managing general partner believes that you and the other limited partners expect to achieve the near-term liquidation of your investments. Our managing general partner also believes that continuing to own and operate our properties is not in our best interests or the best interests of you and the other limited partners, especially in view of the opportunity to sell our properties to N'Tandem on the terms outlined in this consent solicitation statement. Additionally, while continuation of our operations would have resulted in you and the other limited partners receiving the benefits of continued ownership of our properties, you would have also remained subject to the risks of continuing such ownership and would continue to be unable to liquidate your investments at fair value since no formal trading market for our units exists.


          . Sale of Our Properties to Third Parties. Our general partners concluded that the sale of our properties to third-party purchasers would likely not result in the distribution of greater liquidating proceeds to you and the other limited partners than the amounts being distributed in connection with the sales and plan of liquidation. Our managing general partner believes that
               (i) the appraisals of our properties continue to reflect their fair market values, (ii) you and the other limited partners would receive greater liquidating proceeds in a third-party transaction only if such third-party purchaser was willing to pay in excess of the purchase prices for our properties being paid by N'Tandem, something our general partners believe few, if any, third-party purchasers would be willing to do, especially with respect to our partial ownership interests, (iii) our partial ownership interests representing minority interests in the underlying properties would have the effect of deterring potential third-party purchasers because of their minority status, and (iv) the expenses of the sales are lower than they would be in connection with the sale of our properties to an unaffiliated third-party purchaser (principally due to the fact that we are not paying any third-party brokerage commissions, which results in estimated savings of up to $1,129,300 based upon prevailing commission rates).

          . Consolidation. Our general partners also considered and analyzed a proposed consolidation in which we, together with three other partnerships affiliated with us, would have been merged with and into N'Tandem. In the proposed consolidation, you and the other limited partners would have had the right to exchange your units of limited partner interest for common shares or other securities of N'Tandem. As part of its analysis of the sales and plan of liquidation, our managing general partner compared the estimated price per unit expected to be paid by N'Tandem in the sales to the estimated range of values per unit that were expected to be received upon completion of the proposed consolidation assuming that the units were converted into N'Tandem's common shares of beneficial interest and concluded that the proposed consolidation would not have resulted in our limited partners receiving a price per unit, on a post-consolidation basis, greater than the estimated price per unit proposed to be paid to you and the other limited partners following the completion of the sales and plan of liquidation.

N'Tandem's and Chateau's Belief as to the Fairness of the Proposed Transactions; N'Tandem's and Chateau's Reasons for Engaging in the Proposed Transactions (p.
36)

     .    N'Tandem and Chateau believe that the sales are fair to you and the other limited partners from both a financial and a procedural point of view. In reaching this determination, N'Tandem and Chateau considered the same factors and aspects with respect to the sales as our general partners and have adopted their analyses and conclusions.

Appraisals (p. 37)

     .    Our managing general partner retained Whitcomb Real Estate to independently appraise our properties and determine the current fair market value of each of the properties. The appraiser is certified as a Master Appraiser and was selected based on its appraisal expertise and experience in valuing manufactured home communities.

     .    A summary description of each appraisal, including the values of the properties, is included elsewhere in this consent solicitation statement. The appraisals are based on conditions as of their respective dates. Subsequent developments could have a material effect on the valuations stated in the appraisals.

Certain Federal Income Tax Considerations (p. 54)

     .    Tax Consequences of the Sales. The sales should result in recognition of gain by us and, therefore, should result in recognition of gain by you and the other limited partners. The amount of gain recognized by us with respect to each of our properties will equal the difference between (i) the amount realized by us (i.e., the amount of cash received increased by the amount of our liabilities assumed or taken subject to by N'Tandem) and (ii) the adjusted tax basis in each of our properties. The aggregate gain expected to be recognized by us on the sales is approximately $10,155,500.

     .    Allocation of Gain. The $10,155,500 gain expected to be recognized by us in the year of the sales will be allocated among our partners in accordance with the terms of our partnership agreement. These provisions will result in an allocation of approximately $10,054,000 of taxable gain on the sales to you and the other limited partners (or an average of $66.78 per unit). The gain per unit resulting from the sales is primarily caused by the fact that we generated tax losses in certain prior years that were allocated to you and the other limited partners.

     .    Tax Consequences of Liquidation. Upon liquidation, you and the other limited partners will recognize gain or loss equal to the difference between the cash you receive (including your share of partnership liabilities under Section 752 of the Internal Revenue Code of 1986) and the adjusted tax basis of your units, adjusted by your allocable share of income, gain or loss arising from normal partnership operations for the year of liquidation and the sale of our properties in the year of liquidation. It is expected that you and the other limited partners will recognize an average loss of approximately $14.62 per unit on liquidation.

Consent Procedures; Transactions Authorized by Consents (p. 57)

     .    The consents being solicited in connection with this consent solicitation statement will authorize our general partners to complete the sales at any time on or prior to December 31, 2000 and to proceed with the plan of liquidation and to take all actions necessary or appropriate, as determined by our general partners, to complete such transactions. As provided in our partnership agreement, we are not permitted to sell or lease property to any one who sponsored us, which includes our general partners or any of their affiliates. Our partnership agreement, however, permits this provision to be amended so as to allow sales of our property to an affiliate of our general partners with the consent of a majority-in-interest of our limited partners. The authorization granted to our general partners by consenting to the sales and the plan of liquidation will include, without limitation, the adoption of any amendments to our partnership agreement that may be required to effectuate the sales and the plan of liquidation or to amend any provision of our partnership agreement which may be construed as restricting the sale of our properties to affiliates.

     .    The procedures relating to consenting to the proposals are as follows:

          . You may make your election on your consent only during the solicitation period commencing upon the date of delivery of this consent solicitation statement and continuing until the earlier of (i) November 15, 2000 or such later date as may be determined by our general partners and (ii) the date upon which our general partners determine that unaffiliated limited partners holding not less than a majority of all issued and outstanding units have consented to the proposals;

          . You must consent to, deny consent to, or abstain from consenting to the proposals with respect to all of your units. The effect of abstaining or failing to sign and return your consent will be the same as denying consent;

          . All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of a consent will be determined by our general partners, whose determination will be final and binding;

          . Your consent may be changed or revoked prior to the expiration of the solicitation period by delivering to us a notice of revocation or a substitute consent, properly completed and executed, together with a letter indicating that your prior consent has been revoked; and

          . If you submit a signed but unmarked consent, you will be deemed to have consented to the proposals.

Record Date; Required Consents (p. 58)

     .    The close of business on September 18, 2000 has been fixed as the record date for determining which of our limited partners is entitled to consent to the sales and plan of liquidation. As of the record date, there were 151,918 units outstanding held of record by a total of 1,696 limited partners. Each of the proposals require the approval of our unaffiliated limited partners holding at least a majority of our outstanding units. Each unit entitles the holder of the unit to cast one vote with respect to the approval of each of the proposals.


No Appraisal or Dissenters' Rights (p. 58)

     .    If our limited partners owning the requisite number of units consent to both of the proposals, you and the other limited partners, including any of our limited partners who have not returned their consents or who have abstained from voting on, or denied consent to, the proposals, will be bound by such consent. None of our partnership agreement, California law or the proposed terms and conditions of the sales or the plan of liquidation provide objecting limited partners with the right to exercise any dissenters', appraisal or similar rights.

                      WHO CAN HELP ANSWER YOUR QUESTIONS


     If you would like additional copies of this consent solicitation statement, or if you would like to ask any additional questions about the sales and/or plan of liquidation, you should contact:

     THE WINDSOR CORPORATION                 ARLEN CAPITAL, LLC
     6160 South Syracuse Way                 1650 Hotel Circle North, Suite 200
     Greenwood Village, Colorado 80111       San Diego, California 92108
     (303) 741-3707                          (800) 553-4039


     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS CONSENT SOLICITATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP OR THE GENERAL PARTNERS. THIS CONSENT SOLICITATION STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A CONSENT IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO SOLICIT SUCH CONSENT SOLICITATION IN SUCH JURISDICTION.

     NONE OF THE SALES, THE PLAN OF LIQUIDATION OR THIS CONSENT SOLICITATION STATEMENT HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE SALES OR THE PLAN OF LIQUIDATION OR THE ACCURACY OR ADEQUACY OF THIS CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


       This Consent Solicitation Statement is dated September 27, 2000.

                               TABLE OF CONTENTS


                                                                                                                                Page
                                                                                                                                ----
SUMMARY........................................................................................................................    1
Purpose of the Consent Solicitation; Proposals 1 and 2.........................................................................    1
Background of the Proposed Transactions........................................................................................    2
Relationship of the Various Parties to the Proposed Transactions...............................................................    4
Summary Risk Factors...........................................................................................................    5
Valuation of Properties........................................................................................................    6
Recommendation of the General Partners.........................................................................................    7
Fairness Opinion...............................................................................................................   10
Independent Representation of the Unaffiliated Limited Partners................................................................   10
Alternatives Considered........................................................................................................   10
N'Tandem's and Chateau's Belief as to the Fairness of the Proposed Transactions; N'Tandem's and Chateau's Reasons for Engaging
 in the Proposed Transactions..................................................................................................   12
Appraisals.....................................................................................................................   12
Certain Federal Income Tax Considerations......................................................................................   13
Consent Procedures; Transactions Authorized by Consents........................................................................   13
Record Date; Required Consents.................................................................................................   13
No Appraisal or Dissenters' Rights.............................................................................................   14
Historical Distributions.......................................................................................................   14
Adjusted Invested Capital......................................................................................................   14
No Established Trading Market for Units........................................................................................   15
SUMMARY HISTORICAL FINANCIAL DATA..............................................................................................   16
MATERIAL RISK FACTORS AND OTHER CONSIDERATIONS.................................................................................   17
Conflicts of Interest..........................................................................................................   17
Purchase Prices May Not Be Considered the Result of Arm's-Length Negotiations..................................................   18
The General Partners Have Not Engaged in Marketing Efforts with Respect to the Properties......................................   18
Appraisals May Not Reflect the Current Fair Market Values of the Properties....................................................   18
Loss of Opportunity to Benefit from Future Events..............................................................................   18
DESCRIPTION OF THE PROPOSED TRANSACTIONS.......................................................................................   19
Purpose of the Consent Solicitation; Proposals 1 and 2.........................................................................   19
Background of the Proposed Transactions........................................................................................   20
Information Concerning N'Tandem and Chateau....................................................................................   22
The Purchase and Sale Agreement................................................................................................   23
Solicitation Expenses..........................................................................................................   24
Estimate of Liquidating Distributions Payable to Limited Partners..............................................................   24
Ownership of Properties by N'Tandem Following the Sales........................................................................   25
SPECIAL FACTORS................................................................................................................   26
Fairness of the Proposed Transactions; Recommendation of the General Partners..................................................   26
Fairness Opinion...............................................................................................................   29
Independent Representation of the Unaffiliated Limited Partners................................................................   33
Alternatives Considered........................................................................................................   35
N'Tandem's and Chateau's Belief as to the Fairness of the Proposed Transactions; N'Tandem's and Chateau's Reasons for Engaging
 in the Proposed Transactions..................................................................................................   36
Appraisals.....................................................................................................................   37
Discounts for Ownership Interests in Properties................................................................................   49

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                                                Page
                                                                                                                                ----
SUMMARY OF SELECTED TERMS OF THE PARTNERSHIP AGREEMENT.........................................................................   49
Net Proceeds from the Sales....................................................................................................   49
Allocation of Profit or Loss on the Sales......................................................................................   50
Voting Rights of Limited Partners..............................................................................................   50
Limitation of Liability and Indemnification of the General Partners............................................................   51
Sales Commission Payable to General Partners...................................................................................   51
THE PARTNERSHIP'S PROPERTIES...................................................................................................   52
Nature of Ownership Interests in Properties....................................................................................   52
Description of the Properties; Appraised Values and Ownership Interests........................................................   53
FEDERAL INCOME TAX CONSIDERATIONS..............................................................................................   54
Overview.......................................................................................................................   55
Taxation on the Sales..........................................................................................................   55
Liquidation of the Partnership.................................................................................................   56
Income Tax Rates/Taxation of Gains and Losses..................................................................................   56
CONSENT PROCEDURES; TRANSACTIONS AUTHORIZED BY CONSENTS........................................................................   57
Solicitation of Consents.......................................................................................................   58
Record Date; Required Vote.....................................................................................................   58
No Appraisal or Dissenters' Rights.............................................................................................   58
Consequences If Consents Are Not Obtained......................................................................................   59
REGULATORY AND OTHER APPROVALS.................................................................................................   59
FINANCIAL STATEMENTS...........................................................................................................   59
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................................................................   59
AVAILABLE INFORMATION..........................................................................................................   60
APPENDIX A Fairness Opinion....................................................................................................  A-1
APPENDIX B Report of Independent Special Counsel...............................................................................  B-1
APPENDIX C Information Concerning Officers and Directors of the Managing General Partner, N'Tandem and Chateau.................  C-1
APPENDIX D Financial and Operating Forecasts and Projections for the Partnership Prepared by the Managing General Partner......  D-1

                                    SUMMARY

The following summarizes information contained elsewhere in this Consent Solicitation Statement. While the purpose of this Summary is to discuss and disclose the material aspects of the Sales and the Plan of Liquidation, this Summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere herein.

Purpose of the Consent Solicitation; Proposals 1 and 2

     Windsor Park Properties 7, A California Limited Partnership (the "Partnership"), which was formed for the purpose of acquiring and holding investments in existing manufactured home communities for an anticipated investment period of four to seven years, was funded through a public offering of units of limited partner interest (the "Units") which commenced in March 1990 and was completed in January 1992. Following the expiration of the anticipated investment period, which was originally contemplated to occur at the latest in January 1999, it was expected that the investments of the Partnership would be sold and, thereafter, the Partnership liquidated in accordance with the terms of its Agreement of Limited Partnership (the "Partnership Agreement"). As of the date of this Consent Solicitation Statement, the Partnership has held its current investments for several years beyond both the anticipated investment period for such investments and the time in which the holders of Units (the "Limited Partners") had a reasonable expectation to receive distributions from the liquidation of their investments in the Partnership.

     The purpose of this Consent Solicitation is to obtain the consent of the Limited Partners to the two proposals described herein (the "Proposals"). Upon approval of both of the Proposals by the Limited Partners, The Windsor Corporation, the managing general partner of the Partnership (the "Managing General Partner"), and John A. Coseo, Jr., the other general partner of the Partnership (together, with the Managing General Partner, the "General Partners") will cause the Partnership to sell (the "Sales") its five wholly-owned properties and its partial ownership interests in five other properties (the "Ownership Interests" and, together with the five wholly-owned properties, the "Properties") to N'Tandem Trust, a California business trust ("N'Tandem"), and, thereafter, make liquidating distributions to the partners, in accordance with the terms of the Partnership Agreement, pursuant to a plan of liquidation adopted by the General Partners (the "Plan of Liquidation"). The terms of the Sales are set forth in a Purchase and Sale Agreement between N'Tandem and the Partnership (the "Purchase and Sale Agreement"). Upon completion of the Plan of Liquidation, final liquidating distributions (estimated to be approximately $100.82 per Unit) will be made to Limited Partners in accordance with the terms of the Partnership Agreement.

     Two Proposals are being proposed in this Consent Solicitation Statement for approval by the Limited Partners. The first Proposal is for the General Partners to proceed with the Sales to N'Tandem pursuant to the Purchase and Sale Agreement ("Proposal 1"). The second Proposal is for the General Partners to proceed with the Plan of Liquidation following the consummation of the Sales ("Proposal 2").

     If each of the two Proposals is approved by a majority-in-interest of the Limited Partners, the General Partners will proceed with the Sales and the Plan of Liquidation. Each of the Proposals is conditioned upon the approval of the other Proposal by the Limited Partners. Accordingly, any Limited Partner desiring to have the General Partners proceed with the Sales and the Plan of Liquidation needs to vote for both Proposal 1 and Proposal 2.

     The Managing General Partner is a wholly-owned subsidiary of Chateau Communities, Inc. ("Chateau") and the Managing General Partner and N'Tandem are under common control of Chateau. Gary P. McDaniel and C.G. Kellogg, the Directors of the Managing General Partner, are the Chief Executive Officer and the President, respectively, of Chateau. The Managing General Partner of the Partnership is also the external investment advisor to N'Tandem. Chateau is one of the largest publicly held companies in the United States engaged in the acquisition, ownership and operation of manufactured home communities. N'Tandem, rather than Chateau, will be purchasing the Properties because the Properties are more in line with the type and quality of assets sought by N'Tandem. In general, Chateau seeks to invest in large, institutional, manufactured home communities containing a full complement of amenities, including clubhouses, pools, tennis and basketball courts, shuffleboard, playgrounds, curbed streets, landscaping and off-street parking, and consisting primarily of multi-section sites. In contrast, N'Tandem seeks to invest in lower profile manufactured home communities which, like the Properties, are located in tertiary demographic and geographic markets, are smaller in size with fewer amenities and contain a greater proportion of single-wide spaces. Additionally, N'Tandem also has a partial ownership interest in all of the manufactured home communities in which the Partnership holds an Ownership Interest and, upon completion of the Sales, will hold a 100% ownership interest in the Carefree Village, Garden Walk and Long Lake Properties and will hold a 91% ownership interest in the Apache East and Denali Park Estates Properties.

Background of the Proposed Transactions

     In September 1997, Chateau purchased 644,842 shares of common stock of the Managing General Partner, constituting all of the outstanding capital stock of the Managing General Partner, in exchange for 101,239 shares of Chateau's common stock and $750,000 in cash (the "Windsor Acquisition").

     Following the Windsor Acquisition, the General Partners began to analyze the short-term and long-term business objectives of the Partnership and the other four limited partnerships managed by the General Partners (collectively, the "Windsor Limited Partnerships"). In connection with their analysis, the General Partners reviewed each of the agreements of limited partnership of, and other operative documents relating to, the Windsor Limited Partnerships in order to ascertain, and to factor into their analysis, the expiration date of the stated term and the anticipated investment period of each Windsor Limited Partnership. In addition, the General Partners also ordered appraisals for each of the properties held by three of the five Windsor Limited Partnerships. As a result of their analysis, the General Partners determined to develop a plan to liquidate one of the other Windsor Limited Partnerships as well as to begin selectively marketing for sale several of the properties and partial ownership interests held by two of the other Windsor Limited Partnerships.

     In the fourth quarter of 1998, the General Partners began to explore possible strategic alternatives for the Partnership with a view towards providing the Limited Partners with an opportunity to achieve liquidity in their investments in the Partnership. Accordingly, in November 1998, the General Partners began to consider the possibility of merging the Partnership, together with three of the other Windsor Limited Partnerships, into N'Tandem (the "Proposed Consolidation"). In the Proposed Consolidation, the Limited Partners would have exchanged their Units for common shares of beneficial interest or other securities in N'Tandem. In contemplation of the Proposed Consolidation, the Managing General Partner (i) retained Whitcomb Real Estate (the "Appraiser") to render appraisals with respect to the properties of the Partnership and the other three Windsor Limited Partnerships and (ii) engaged Legg Mason Wood Walker, Incorporated ("Legg Mason") to act as financial advisor to the Partnership and the other three Windsor Limited Partnerships and, if the Managing General Partner elected to proceed with the Proposed Consolidation, to deliver a fairness opinion with respect to the Proposed Consolidation. The General Partners considered and actively pursued the Proposed Consolidation involving the Partnership and the other three Windsor Limited Partnerships through August 1999. For a discussion of the Managing General Partner's analysis of the Proposed Consolidation, see "SPECIAL FACTORS -- Alternatives Considered."

     In September 1999, the General Partners concluded that the best course of action for the Partnership and its Limited Partners would be for the Partnership to sell its Properties to N'Tandem.

Following the completion of two similar transactions involving two of the other Windsor Limited Partnerships in April 2000, the General Partners began to develop a plan to liquidate the Partnership. In making their determination to develop and implement the Sales and the Plan of Liquidation, the General Partners considered that most of the Limited Partners have held their investments in the Partnership for more than eight years and that the Partnership has held its current investments for one year beyond both the anticipated investment period for such investments and the time in which the Limited Partners had a reasonable expectation to receive distributions from the liquidation of their investments in the Partnership. In addition, the General Partners decided not to attempt to market the Partnership's Properties for sales to parties other than N'Tandem based, in part, on their belief (i) that the price offered to be paid by N'Tandem for the wholly-owned Properties, which is equal to the full Appraised Values for such Properties, would be greater than the price which would be paid by any prospective third-party purchaser, given the results of the General Partners' previous experience in marketing manufactured home communities similar in nature to those held by the Partnership and (ii) that very limited demand for the Ownership Interests exists and that any prospective third-party purchaser of these interests would not be willing to pay the Partnership the price being offered by N'Tandem for such interests, given that control and management of the underlying properties and the power to sell or dispose of the underlying properties is vested solely in the Managing General Partner, an affiliate of N'Tandem, and that N'Tandem owns all of the other partial ownership interests in three of the underlying properties and a 65% partial ownership interest in the other two underlying properties.

     In determining whether to pursue the Sales, the General Partners analyzed various alternatives for the Partnership, including the Proposed Consolidation, and the terms and provisions of the Sales. In connection with its analysis of the Sales and the Plan of Liquidation, the Managing General Partner, on behalf of the Partnership, engaged Legg Mason to render a written opinion as to the fairness, from a financial point of view, to the Limited Partners of the aggregate purchase price to be paid by N'Tandem to the Partnership for the Properties. On August 29, 2000, Legg Mason delivered an oral and written fairness opinion to the Managing General Partner stating that the aggregate purchase price to be paid by N'Tandem for the Properties was fair to the Limited Partners from a financial point of view. In addition, in connection with its analysis of the Sales, the Managing General Partner also retained the Appraiser to render current appraisals (the "Appraisals") with respect to, and determine the appraised values (the "Appraised Values") of, the Partnership's Properties.

     In an effort to address the potential conflicts of interest between the General Partners and the Limited Partners, the Managing General Partner, on behalf of the Partnership, engaged the law firm of Wolf Haldenstein Adler Freeman & Herz LLP (the "Independent Special Counsel") in June 2000 to act as independent special counsel to the unaffiliated Limited Partners for the purpose of representing the interests of such Limited Partners in connection with the Sales and the Plan of Liquidation. On August 23, 2000, the Independent Special Counsel delivered a written report addressed to the Limited Partners describing the results of its review of, and negotiations with N'Tandem and its affiliates with respect to, the Sales and the Plan of Liquidation. As a result of these negotiations, N'Tandem and its affiliates agreed to make certain changes to the underlying terms of the Sales and the Plan of Liquidation for the benefit of the Limited Partners. For a discussion of the Independent Special Counsel's report and the results of its negotiations with respect to the Sales and the Plan of Liquidation, see "SPECIAL FACTORS -- Independent Representation of the Unaffiliated Limited Partners."

Relationship of the Various Parties to the Proposed Transactions

     The relationships of the various parties to the proposed transactions are set forth in the diagram below and described elsewhere in this Consent Solicitation Statement under "MATERIAL RISK FACTORS AND OTHER CONSIDERATIONS -- Conflicts of Interest."

------------------------------------------------
          Chateau Communities, Inc.

  (Parent entity of The Windsor Corporation and direct or indirect holder of 9.8% of the outstanding capital stock of N'Tandem)

  (Gary P. McDaniel, the Chief Executive Officer and a Director of Chateau, is a Director of The
   Windsor Corporation and the Chairman of the Board of Trustees of N'Tandem)

------------------------------------------------      -------------------------
               The Windsor Corporation
                                                          John A. Coseo, Jr.
            (Managing General Partner of the
          Partnership, external advisor to N'Tandem,   (Co-General Partner of
           and wholly-owned subsidiary of Chateau)        the Partnership)


------------------------------------------------      -------------------------
     N'Tandem Trust
                                                      Windsor Park Properties 7,
  (9.8% of the outstanding capital                       A California Limited
  stock of N'Tandem is directly or                            Partnership
     indirectly held by Chateau)

------------------------------------------------      -------------------------

Summary Risk Factors

     The Sales involve material risks, conflicts of interest and other considerations which are discussed elsewhere in this Consent Solicitation Statement. They include the following:

     Conflicts of Interest. The Sales, and the recommendation of the General Partners set forth herein, could be deemed to involve conflicts of interest between the General Partners and the Limited Partners. Pursuant to the Partnership Agreement, the General Partners will receive, upon completion of the Sales, an aggregate sales commission of $806,600 from the Partnership in compensation for their services rendered in connection with the Sales, which is equal to 2.5% of the total gross sales price paid by N'Tandem for the Properties. See "SUMMARY OF SELECTED TERMS OF THE PARTNERSHIP AGREEMENT--Sales Commission Payable to General Partners" and "SPECIAL FACTORS--Independent Representation of the Unaffiliated Limited Partners."

     In addition, the Sales and the Plan of Liquidation, and the recommendation of the General Partners set forth herein, could also be deemed to involve conflicts of interest between the Managing General Partner and the Limited Partners. The Managing General Partner and N'Tandem are under the common control of Chateau. Chateau owns all of the issued and outstanding capital stock of the Managing General Partner and Chateau's Chief Executive Officer and President are the sole Directors of the Managing General Partner. The Managing General Partner is also the external investment advisor of N'Tandem. In connection with the Sales, pursuant to the advisory agreement between such parties (the "Advisory Agreement"), the Managing General Partner will receive an aggregate acquisition fee of $968,000 from N'Tandem, which is equal to 3% of the total purchase price paid by N'Tandem for the Properties. In addition, the Sales will result in an increase in the annual and other fees and compensation payable to the Managing General Partner under the Advisory Agreement.

     As a result of the economic benefits accruing to the General Partners in connection with the Sales, the Sales and the recommendation and views of the General Partners are subject to potential conflicts of interest.

     Purchase Prices May Not Be Considered the Result of Arm's-Length Negotiations. Due to the potential conflicts of interests of the General Partners, the Managing General Partner engaged the Independent Special Counsel to represent the interests of the unaffiliated Limited Partners in connection with the Sales and the Plan of Liquidation. See "SPECIAL FACTORS -- Independent Representation of the Unaffiliated Limited Partners." In light of the nature of these potential conflicts of interest, the purchase prices for the Properties and other terms of the Sales, however, may not be considered to be the result of arm's-length negotiations and bargaining between independent parties despite the efforts of the Independent Special Counsel and, as a result, may not be as favorable as those that might have been obtained had the purchase prices and terms of the Sales been the result of such arm's-length negotiations.

     The General Partners Have Not Engaged in Marketing Efforts with Respect to the Properties. The General Partners have not engaged in any marketing efforts with respect to the Properties. Marketing the Properties to third parties could conceivably result in higher purchase prices being paid for the Properties than those that are being paid by N'Tandem in connection with the Sales.

     Appraisals May Not Reflect the Current Fair Market Values of the Properties. The Appraisals were rendered in May 2000. The General Partners do not intend to update the Appraisals or to order new appraisals for the Properties. Accordingly, the Appraisals may not reflect the current fair market values of the Properties.

     Loss of Opportunity to Benefit from Future Events. It is possible that the future performance of the Properties will improve or that prospective third-party purchasers may be willing to pay more for the Properties in the future.
It is possible that Limited Partners might earn a higher return on their investment if the Partnership retained ownership of the Properties. By approving the Sales, Limited Partners will also be forgoing current benefits of ownership of the Properties, such as continuing distributions.

Valuation of Properties

     The following table sets forth information regarding the Partnership's Properties and their respective values (based on the Appraised Values), the discount being applied to the Ownership Interests, the debt attributable to the Properties as of June 30, 2000 and the value of the Properties after deducting attributable debt and applicable discount:

                                   Affiliate                 Value, Based on     Discount on            Debt
                     Percentage    Percentage      Date      Appraised Value,     Ownership         Attributable as
Name of Property     Ownership    Ownership(1)   Acquired    Before Debt(2)     Interests(2)(3)      of 6/30/2000(2)  Net Value(2)
----------------     ----------   ------------   --------    ----------------   ---------------     ----------------  --------------
Kings & Queens
  Lakeland, FL           100%           --       02/1992      $ 1,900,000                  --        $   489,600      $ 1,410,400
Lucerne Lakeside
  Winter Haven, FL       100%           --       06/1995        2,600,000                  --          1,100,000        1,500,000
North Glen
  Westfield, IN          100%           --       10/1991        6,100,000                  --          2,470,100        3,629,900
The Hills
  Richland, WA           100%           --       12/1992        4,100,000                  --          1,660,300        2,439,700
Village Glen
  Melbourne, FL          100%           --       10/1995        3,000,000                  --          1,500,000        1,500,000
Garden Walk
  Palm Beach
  Gardens, FL             69%           31%(4)   08/1995        8,073,000            $270,400          3,933,000        3,869,600
Long Lake
  West Palm Beach, FL     60%           40%(5)   06/1995        2,100,000              70,400            960,000        1,069,600
Carefree Village
  Tampa, FL               56%           44%(6)   07/1990        3,416,000             114,400          1,948,700        1,352,900
Apache East
  Apache Junction, AZ     26%           74%(7)   02/1997          559,900(8)           37,500            280,300          242,100
Denali Park Estates
  Apache Junction, AZ     26%           74%(7)   02/1997          974,100(8)           65,300            487,700          421,100

     Total                                                    $32,823,000            $558,000        $14,829,700      $17,435,300
                                                              ===========            ========        ===========      ===========

__________________
(1) Represents the ownership percentage held by affiliates of the Managing General Partner, other than the Partnership, in properties underlying the Ownership Interests.

(2) With respect to the five Ownership Interests, such amount represents the Partnership's allocable share based upon its ownership percentage in the underlying property.

(3) With respect to the five Ownership Interests, N'Tandem is applying (i) a 3.4% discount for the fact that the Partnership only owns a majority interest in the Carefree Village, Garden Walk and Long Lake Properties and
    (ii) a 6.7% discount for the fact that the Partnership only owns a minority interest in the Apache East and Denali Park Estates Properties. For a discussion of the discount being applied to the Ownership Interests, see "SPECIAL FACTORS -- Discounts for Ownership Interests in Properties."

(4) The 31% interest in this Property is held by N'Tandem, as tenant in common with the Partnership.

(5) The 40% interest in this Property is held by N'Tandem, as tenant in common with the Partnership.

(6) The 44% interest in this Property is held by N'Tandem, as tenant in common with the Partnership.

(7) Each of these Properties is owned by Windsor Park 345, An Arizona Limited Partnership ("Windsor Park 345"). The Partnership is a 26% limited partner in Windsor Park 345. In addition to being the sole general partner of Windsor Park 345, the Managing General Partner is also the sole managing general partner of Windsor Park Properties 5, A California Limited Partnership ("Windsor 5"), and is the external investment advisor to N'Tandem, which together own all of the remaining limited partner interests in Windsor Park 345. N'Tandem and Windsor 5 have a 65% and 9% limited partner interest, respectively, in Windsor Park 345.

(8) The Apache East and Denali Park Estates Properties are contiguous properties with similar characteristics. Accordingly, the Appraiser appraised both Properties together and, in its Appraisal, stated that the aggregate Appraised Value of both Properties was $5,900,000. For purposes of this table, the Managing General Partner allocated 36.5% of the aggregate Appraised Value to Apache East and 63.5% of the aggregate Appraised Value to Denali Park Estates.

Recommendation of the General Partners

     The General Partners believe that the Sales and the Plan of Liquidation are consistent with the original objectives of the Partnership. In addition, the General Partners believe that the terms of the Sales are fair, from a financial point of view and from a procedural point of view, to the affiliated and unaffiliated Limited Partners. Accordingly, the General Partners have approved the Sales and the Plan of Liquidation and recommend their approval and adoption by the Limited Partners.

     In reaching the determination that the Sales and the Plan of Liquidation are fair to the unaffiliated Limited Partners from a financial point of view, the General Partners considered the following factors:

     . N'Tandem is willing to purchase all of the Properties and is paying the full Appraised Value for the five wholly-owned Properties and is only applying (i) a 3.4% discount to the Appraised Value of the Ownership Interests in the Carefree Village, Garden Walk and Long Lake Properties for the fact that the Partnership owns a majority interest in the underlying properties and (ii) a 6.7% discount to the Appraised Value of the Ownership Interests in the Apache East and Denali Park Estates Properties for the fact that the Partnership owns a minority interest in the underlying properties. The General Partners believe, based upon the opinion of the Appraiser, that the discounts being applied in connection with the Sales are substantially less than the discounts that would have been applied had the Ownership Interests been sold to a third-party purchaser. See "SPECIAL FACTORS -- Discount for Ownership Interests in Properties";

     . The aggregate net consideration of approximately $17,435,300 being paid in connection with the proposed transactions exceeds the net book value of the Partnership's assets of $7,078,100 as of June 30, 2000 by $10,357,200;

     . Due to the familiarity of N'Tandem's external investment advisor with the Properties, N'Tandem is willing to purchase the Properties "as-is" and without representations and warranties from the Partnership;

     . Because N'Tandem is buying the Properties in a single transaction and is buying such Properties without representations and warranties from the Partnership, the General Partners will be able to wind up the Partnership and make full liquidating distributions promptly upon the approval of the Sales and the Plan of Liquidation by the Limited Partners;

     . The estimated net liquidating proceeds payable in connection with the Sales ($100.82 per Unit) are substantially higher than the weighted average trading price of $79.47 per Unit in the secondary markets, as reported by The Partnership Spectrum, for the period of May 1, 1999 through June 30, 2000;

     . The Sales do not involve any third-party brokerage fees payable by the Partnership, resulting in an estimated savings to the Partnership of up to $1,129,300 (based upon brokerage fees of 3% to 6% typically paid by sellers of real properties less the sales commission of $806,600 payable to the Managing General Partner in connection with the Sales under the Partnership Agreement); and

     . Legg Mason has delivered the Fairness Opinion to the effect that the aggregate purchase price to be paid to the Partnership for the Properties is fair, from a financial point of view, to the Limited Partners. The General Partners have adopted, in its entirety, the Fairness Opinion, including its underlying analysis, prepared by Legg Mason as part of their analysis of the Sales and the Plan of Liquidation. The General Partners did not undertake to perform their own analysis with respect to the matters considered by the Fairness Opinion. For a discussion of the Fairness Opinion, see "SPECIAL FACTORS--Fairness Opinion."

     In reaching their determination that the Sales and the Plan of Liquidation are fair from a financial point of view to the affiliated and unaffiliated Limited Partners, the General Partners also considered the following potentially negative aspects of the Sales:

     . The purchase prices for the Properties are based upon independent Appraisals rendered in May 2000 which have not been updated and, thus, may not reflect the current fair market values of the Properties;

     . With respect to the Ownership Interests held by the Partnership, the remaining interests in the properties underlying such Ownership Interests are held by (i) N'Tandem, which together with the Managing General Partner is under common control of Chateau, or (ii) Windsor Park 345, an affiliated limited partnership which has the Managing General Partner as its sole general partner and N'Tandem and Windsor 5, an affiliated limited partnership, as its other limited partners;

     . The General Partners will receive, pursuant to the Partnership Agreement, an aggregate sales commission of $806,600 from the Partnership in compensation for their services rendered in connection with the Sales;

     . It is possible that the future performance of the Properties will improve or that prospective third-party buyers may be willing to pay more for the Properties in the future; and

     . It is possible that Limited Partners might earn a higher return on their investment if the Partnership retained ownership of the Properties. By approving the Sales and the Plan of Liquidation, Limited Partners will also be forgoing current benefits of the ownership of the Properties such as continuing distributions.

     The above described factors are all of the material factors considered by the General Partners in determining that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view. In reaching their determination that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view, the General Partners did not assign relative weights to the above factors or determine that any factor was of particular importance; rather, the General Partners viewed the positive factors as a totality and the negative factors as a totality and concluded that the positive factors outweighed the negative factors. Accordingly, the General Partners determined that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view.

     The General Partners also determined that the Sales and the Plan of Liquidation are fair to the Limited Partners from a procedural point of view based on the following factors:

     .  The Properties have been independently appraised by the Appraiser;

     . In assessing the discounts being applied to the Ownership Interests by N'Tandem, the Managing General Partner had the Appraiser, which concluded that in its estimation the application of a discount of approximately 25% would be appropriate for a minority interest in real estate, analyze the applicability of a discount in valuing a partial ownership interest in a manufactured home community. See "SPECIAL FACTORS -- Discount for Ownership Interests in Properties";

     . The Sales are subject to the approval of unaffiliated Limited Partners holding not less than a majority of the issued and outstanding Units;

     . The Managing General Partner engaged the Independent Special Counsel to represent the interests of the unaffiliated Limited Partners in connection with the Sales and the Plan of Liquidation. See "SPECIAL FACTORS Independent Representation of the Unaffiliated Limited Partners"; and

     . The Managing General Partner in connection with the Sales retained Legg Mason to render its Fairness Opinion.

     In reaching their determination that the Sales and the Plan of Liquidation are fair from a procedural point of view to the affiliated and unaffiliated Limited Partners, the General Partners also considered the following potentially negative aspects of the Sales:

     . The Sales were negotiated on behalf of the Partnership by the Managing General Partner, which is under common control with N'Tandem and is receiving substantial economic benefits from the proposed transactions (including acquisition fees of $968,000 that are being paid by N'Tandem). Accordingly, the Sales may be subject to potential conflicts of interest;

     . Gary P. McDaniel and C.G. Kellogg, the sole Directors of the Managing General Partner, are the Chief Executive Officer and the President, respectively, of Chateau and, as a result, the Sales and the Plan of Liquidation have not been approved on behalf of the Managing General Partner by directors who are not affiliated with N'Tandem;

     . The Appraisals were rendered in May 2000 and no updates or new appraisals have been or will be ordered in connection with the Sales; and

     . The General Partners have not engaged in any marketing efforts on behalf of the Partnership with respect to the Properties. The General Partners do not intend to take any actions to market or sell the Properties pending the results of this Consent Solicitation.

     The above described factors are all of the material factors considered by the General Partners in determining that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a procedural point of view. In reaching their determination that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a procedural point of view, the General Partners concluded that the approval of the Proposals by a majority-in-interest of the unaffiliated Limited Partners is sufficient to insure that procedural fairness has been preserved for the Limited Partners. The General Partners also believe that the potentially negative factors influencing procedural fairness were in each case mitigated by the following other factors or considerations: (i) although the Managing General Partner and N'Tandem are under common control, the General Partners concluded that the common control (a) did not adversely affect the terms of the Sales for Limited Partners and (b) allowed N'Tandem to offer terms of the Sales that they believed would not be available from third parties; (ii) the Managing General Partner arranged for the Independent Special Counsel to represent the interests of the unaffiliated Limited Partners; (iii) the Managing General Partner retained Legg Mason to assess the fairness of the aggregate purchase price to be paid to the Partnership in the Sales; (iv) even though the Appraisals were rendered in May 2000, the General Partners believe that no material changes have occurred in the Properties or in the conditions of the market for manufactured home communities since those dates that would result in higher values for the Properties; and (v) the General Partners' belief that marketing the Properties held by the Partnership would not have provided a better transaction for the Limited Partners and would have ultimately delayed the timing of the Sales and the distribution of liquidating proceeds to the Limited Partners.

Fairness Opinion

     On August 29, 2000, Legg Mason delivered an oral and written fairness opinion to the Managing General Partner to the effect that, as of such date, the aggregate purchase price to be paid to the Partnership by N'Tandem for the Properties is fair, from a financial point of view, to the Limited Partners. In rendering the Fairness Opinion, Legg Mason conducted (i) a liquidation analysis assuming that the Properties were sold to third-party purchasers, (ii) a comparable company analysis to establish an implied equity value for the Units and (iii) a continuation analysis assuming that the Partnership extended its stated term and the Properties continued to be held by the Partnership until December 31, 2004. The Fairness Opinion, which is set forth in Appendix A to this Consent Solicitation Statement, should be read in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and the limits of the review undertaken by Legg Mason. The Fairness Opinion is based on conditions as of its date and, although subsequent developments could have a material effect on the opinion stated, the Fairness Opinion will not be updated.

Independent Representation of the Unaffiliated Limited Partners

     In an effort to address the potential conflicts of interest between the General Partners and the Limited Partners, the Managing General Partner, on behalf of the Partnership, engaged the Independent Special Counsel for the purpose of representing the interests of the unaffiliated Limited Partners in connection with the Sales and the Plan of Liquidation. On August 23, 2000, the Independent Special Counsel delivered a written report addressed to the Managing General Partner for the benefit of the Limited Partners describing the results of its review of, and negotiations with the Managing General Partner and N'Tandem with respect to, the Sales and the Plan of Liquidation. As a result of these negotiations, the Managing General Partner and N'Tandem agreed to make certain changes to the underlying terms of the Sales and the Plan of Liquidation for the benefit of the Limited Partners. As described in the report, the parties agreed that (i) the discounts being applied to the Appraised Values of the Ownership Interests would be reduced from 10%, which was the percentage discount originally agreed to by the parties, to 6.7% for the Ownership Interests in which the Partnership owns a minority interest in the underlying property and from 5%, which was the percentage discount originally agreed to by the parties, to 3.4% for the Ownership Interests in which the Partnership owns a majority interest in the underlying property and (ii) the sales commission being paid to the Managing General Partner would be reduced from 3%, which is the percentage commission that the Managing General Partner is entitled to receive pursuant to the Partnership Agreement, to 2.5%. As a result of the reduction of such discounts and sales commission, the aggregate amount of the net proceeds to be paid to the Limited Partners in connection with the Sales and the Plan of Liquidation increased by $428,000. In addition, the parties also agreed to include certain additional disclosure in this Consent Solicitation Statement relating to the rights of the Limited Partners under the Partnership Agreement with respect to a transaction between the Partnership and an affiliate of the Managing General Partner. The report of the Independent Special Counsel, which is attached as Appendix B to this Consent Solicitation Statement, should be read in its entirety for a description of the procedures followed, matters considered and the limits of the review undertaken by the Independent Special Counsel.

Alternatives Considered

     In addition to considering the Sales and the Plan of Liquidation, the General Partners also identified and considered the following alternative courses of action for the Partnership:

     Continuation of the Partnership. The Partnership, which was formed for the purpose of acquiring and holding investments in existing manufactured home communities for an anticipated investment period of four to seven years, was funded through a public offering of Units which commenced in March 1990 and was completed in January 1992. Following the expiration of the anticipated investment period, which was originally contemplated to occur at the latest in January 1999, it was expected that the investments of the Partnership would be sold and, thereafter, the Partnership liquidated in accordance with the terms of the

Partnership Agreement. As of the date of this Consent Solicitation Statement, most of the Limited Partners have held their investments in the Partnership for more than eight years and the Partnership has held its current investments for one year beyond both the anticipated investment period for such investments and the time in which the Limited Partners had a reasonable expectation to receive distributions from the liquidation of their investments in the Partnership. As a result, the Managing General Partner believes that Limited Partners expect to achieve the near-term liquidation of their investments in the Partnership. In addition, the Managing General Partner believes that continuing to own and operate the Properties is not in the best interests of the Partnership and its Limited Partners, especially in view of the opportunity to sell the Properties to N'Tandem on the terms outlined herein. Additionally, while continuing the Partnership would have resulted in the Limited Partners receiving the benefits of continued ownership of the Properties, the Limited Partners would have also remained subject to the risks of continuing such ownership and would continue to be unable to liquidate their investments at fair value since no formal trading market for the Units exists.

     Sale of the Properties to Third-Party Purchasers. While the General Partners did consider the possibility of selling the Properties to purchasers other than N'Tandem, the General Partners ultimately concluded that such sale of the Properties would not be likely to result in the distribution of greater liquidating proceeds to the Limited Partners than the amounts being distributed in connection with the Sales and the Plan of Liquidation. The principal reasons for this conclusion are that the Managing General Partner believes that (i) the Appraisals continue to reflect the fair market values of the Properties, (ii) the Limited Partners would receive greater liquidating proceeds in a third-party transaction only if such third party was willing to pay in excess of the purchase prices for the Properties being paid by N'Tandem, something the General Partners believe few, if any, third-party purchasers would be willing to do, especially with respect to the partial Ownership Interests, (iii) the Ownership Interests representing minority interests in the underlying properties would have the effect of deterring potential third-party purchasers because of their minority status, and (iv) the expenses of the Sales are lower than they would be in connection with the sale of the Properties to an unaffiliated third-party purchaser (principally due to the fact that no third-party brokerage commissions are being paid by the Partnership in connection with the Sales, which results in estimated savings of up to $1,129,300 based upon prevailing commission rates).

     While the General Partners do not believe, at this time, that the sale of the Properties to a third-party purchaser would be more beneficial to the Partnership and the Limited Partners than the Sales and the Plan of Liquidation proposed herein, the General Partners do recognize that a third-party purchaser could propose a superior or competing offer to that proposed by N'Tandem during the course of this Consent Solicitation and will not allow this Consent Solicitation to preclude the Partnership from entertaining such a transaction should one emerge prior to the end of the solicitation period for this Consent Solicitation.

     Proposed Consolidation. The General Partners also considered and analyzed the Proposed Consolidation in which the Partnership, together with three of the other Windsor Limited Partnerships, would have been merged with and into N'Tandem. In the Proposed Consolidation, the Limited Partners would have had the right to exchange their Units for common shares of beneficial interest or other securities of N'Tandem. As part of its analysis of the Sales and the Plan of Liquidation, the Managing General Partner compared the estimated price per Unit of approximately $100.82 expected to be paid by N'Tandem in the Sales to the estimated range of values per Unit that were expected to be received upon completion of the Proposed Consolidation assuming that the Units were converted into N'Tandem's common shares of beneficial interest and concluded that the Proposed Consolidation would not have resulted in the Limited Partners receiving a price per Unit, on a post-consolidation basis, greater than the estimated price per Unit proposed to be paid to Limited Partners following the completion of the Sales and the Plan of Liquidation. For a discussion of the Managing General Partner's analysis of the Proposed Consolidation, see "SPECIAL FACTORS -
- Alternatives Considered." In analyzing the Proposed Consolidation, the Managing General Partner also considered that (i) the anticipated time period for the completion of the Proposed Consolidation was likely to be quite lengthy and (ii) the estimate of the value of the Units assuming their conversion into N'Tandem's common shares in the Proposed Consolidation was not based on any established trading price for the common shares, but was instead based on an analysis of companies that the Managing General Partner considered to be comparable to N'Tandem on a post-consolidation basis that sought to anticipate the market price of N'Tandem's common shares following the Proposed Consolidation by reference to the current trading prices of the securities of such comparative companies.

N'Tandem's and Chateau's Belief as to the Fairness of the Proposed Transactions; N'Tandem's and Chateau's Reasons for Engaging in the Proposed Transactions

     N'Tandem and Chateau believe that the Sales are fair to the Limited Partners from both a financial point of view and a procedural point of view. In reaching such determination, N'Tandem and Chateau considered the same factors and positive and negative aspects of the Sales as were considered by the General Partners, as described in this Consent Solicitation Statement under "SPECIAL FACTORS -- Fairness of the Proposed Transactions; Recommendation of the General Partners," and have specifically adopted the analyses and conclusions of the General Partners described herein.

     In October 1998, N'Tandem amended and restated N'Tandem's Declaration of Trust and By-laws to convert N'Tandem from a finite-life entity to an infinite-life entity in order to enable it to begin implementing a growth-oriented business plan intended to cause N'Tandem to attain greater size and asset diversity. The acquisition by N'Tandem of the Properties is being engaged in by N'Tandem as part of such growth-oriented business plan.

Appraisals

     The Appraiser, Whitcomb Real Estate located in Tampa, Florida, was retained by the Managing General Partner to render the Appraisals with respect to the Partnership's Properties. The Appraiser is certified as a Master Appraiser by the Appraisal Institute and was selected based upon its expertise as well as its familiarity with valuing manufactured home communities.

     A summary description of the Appraisals, including the values of the Properties, is included elsewhere in this Consent Solicitation Statement under the caption "SPECIAL FACTORS -- Appraisals." The Appraisals are based on conditions as of their respective dates. Subsequent developments could have a material effect on the valuations stated therein.

     The purpose of the Appraisals was, and the Appraiser was instructed by the Managing General Partner, to determine the fair market value of each Property. In connection with the Appraisals, no fair market values or value ranges were suggested by the Managing General Partner. Only one Appraisal was sought with respect to each Property. If more than one Appraisal had been sought with respect to each Property, the other appraisal values might have been higher or lower than the Appraised Values determined by the Appraiser.

     The Appraisals were rendered in May 2000 and, therefore, may no longer reflect the fair market values of the Properties. Accordingly, the value of the Properties may have increased since that time. However, the Managing General Partner (i) does not believe that any significant events have occurred since that time which would cause the conclusions reached by the Appraiser in the Appraisals and the Appraised Values to be different had the Appraisals been rendered as of a more recent date, (ii) is not aware of any material developments, trends or other uncertainties that relate to the conclusions expressed in the Appraisals or that are reasonably likely to materially affect such conclusions and (iii) does not intend to update the Appraisals or order new appraisals for the Properties in connection with the Sales.

     Copies of the Appraisals are filed as exhibits to the Schedule 13E-3 (as hereinafter defined) and are available for inspection and copying at the Partnership's principal executive offices during regular business hours by any interested Limited Partner or any representative of a Limited Partner who has been designated in writing. Copies may also be obtained through the written request of any Limited Partner made to the Managing General Partner at 6160 South Syracuse Way, Greenwood Village, Colorado 80111.

Certain Federal Income Tax Considerations

     The following is a brief summary of United States federal income tax consequences to Limited Partners arising from the Sales and liquidation of the
Partnership:

     Tax Consequences of the Sales. The Sales should result in the recognition of gain by the Partnership and, therefore, should result in recognition of gain by the Limited Partners. The amount of gain recognized by the Partnership with respect to each of the Properties will equal the difference between (i) the Partnership's amount realized (i.e., the amount of cash received increased by the amount of liabilities of the Partnership assumed or taken subject to by N'Tandem) and (ii) the Partnership's adjusted tax basis in each of the Properties. The aggregate gain expected to be recognized by the Partnership on the Sales is approximately $10,155,500.

     Allocation of Gain. The $10,155,500 gain expected to be recognized by the Partnership in the year of the Sales will be allocated among the partners in accordance with the terms of the Partnership Agreement. These provisions will result in an allocation of approximately $10,054,000 of taxable gain on the Sales to Limited Partners (or an average of $66.78 per Unit). The gain per Unit resulting from the Sales is primarily caused by the fact that the Partnership generated tax losses in certain prior years that were allocated to Limited Partners.

     Tax Consequences of Liquidation. Upon liquidation of the Partnership, a Limited Partner will recognize gain or loss equal to the difference between the cash received by such Limited Partner (including the Limited Partner's share of partnership liabilities under Section 752 of the Internal Revenue Code of 1986, as amended (the "Code")) and the adjusted tax basis of the Limited Partner's Units, adjusted by such Limited Partner's allocable share of income, gain or loss arising from normal Partnership operations for the year of liquidation and the sale of the Properties in the year of liquidation. See "-- Allocation of Gain" above. It is expected that a Limited Partner will recognize an average loss of approximately $14.62 per Unit on liquidation of the Partnership.

Consent Procedures; Transactions Authorized by Consents

     The consents being solicited hereby will authorize the General Partners:
(i) to complete the Sales at any time on or prior to December 31, 2000 and to proceed with the Plan of Liquidation; and (ii) to take all actions necessary or appropriate, as determined by the General Partners, to complete the Sales and to proceed with the Plan of Liquidation. As provided in Section 2.01(d) of the Partnership Agreement, the Partnership is not permitted to sell or lease property to a sponsor of the Partnership, which includes the General Partners or any of their affiliates. The Partnership Agreement, however, permits this provision to be amended so as to allow sales of Partnership property to an affiliate of the General Partners with the consent of a majority-in-interest of the Limited Partners. The authorization granted to the General Partners by consenting to the Sales and the Plan of Liquidation will include, without limitation, the adoption of any amendments to the Partnership Agreement that may be required to effectuate the Sales and the Plan of Liquidation or to amend any provision of the Partnership Agreement which may be construed as restricting the sale of the Properties to affiliates.

     Consents are being solicited from the Limited Partners in accordance with the requirements of the Partnership Agreement.

Record Date; Required Consents

     The close of business on September 18, 2000 has been fixed as the record date (the "Record Date") for determining Limited Partners entitled to consent to the Sales and the Plan of Liquidation. As of the Record Date, there were 151,918 Units outstanding held of record by a total of 1,696 Limited Partners. Each of the Proposals require the approval of unaffiliated Limited Partners holding at least a majority of the outstanding Units. Each Unit entitles the holder thereof to cast one vote with respect to the approval of each of the Proposals. As of the Record Date, the General Partners and their affiliates owned 200 Units, but have agreed to abstain from voting on the Proposals with respect to such Units.

No Appraisal or Dissenters' Rights

     If Limited Partners owning the requisite number of Units in the Partnership consent to the Sales and the Plan of Liquidation, all Limited Partners of the Partnership will be bound by such consent, including Limited Partners who have not returned their consents or who have abstained from voting on, or denied consent to, the Proposals. None of the Partnership Agreement, California law or the proposed terms and conditions of the Sales or the Plan of Liquidation provide objecting Limited Partners with the right to exercise any dissenters' appraisal or similar rights. Under California law, the general partner of a California limited partnership owes fiduciary duties to its limited partners.
To the extent that a general partner has engaged in a transaction in breach of its fiduciary duties to limited partners, a damages remedy may be available to such limited partners.

Historical Distributions

     Set forth below is information relating to distributions made by the Partnership since January 1, 1995:

                                          Aggregate to                      Aggregate to                         Per Unit to
              Year                       All Partners(1)                 Limited Partners(1)                 Limited Partners(1)
   --------------------------      -------------------------          -------------------------           -------------------------
2000(2)....................              $  577,100                          $  574,100                              $ 3.75
1999.......................               1,168,000                           1,156,100                                7.50
1998.......................               1,183,800                           1,171,900                                7.52
1997.......................               1,198,100                           1,186,200                                7.53
1996.......................               1,170,500                           1,158,800                                7.33
1995.......................               1,135,600                           1,124,200                                7.08
                                         ----------                          ----------                              ------
   Total...................              $6,433,100                          $6,371,300                              $40.71
                                         ==========                          ==========                              ======

__________________________

(1) The portion of such distribution representing a return of capital to the Limited Partners is as follows: 70% in 2000, 64% in 1999, 74% in 1998, 83% in 1997, 70% in 1996 and 45% in 1995.
(2)  Represents distributions through June 30, 2000.

     The Partnership typically makes distributions to its partners on a quarterly or monthly basis (depending on the payment schedule elected by each individual partner). There are no restrictions on the Partnership's present or future ability to make distributions. The Partnership is not in arrears with respect to any dividends or distributions and has made all distributions required to be made by it under the Partnership Agreement.

Adjusted Invested Capital

     In accordance with the Partnership Agreement, the General Partners will receive, upon completion of the Sales, an aggregate sales commission of $806,600 from the Partnership in compensation for their services rendered in connection with the Sales; provided, however, that each Limited Partner has received an amount equal to its original capital contribution to the Partnership from the net proceeds of the Sales plus an amount (the "Targeted Return") equal to 6% of its Adjusted Invested Capital (as defined below) per annum, cumulative, non-compounded, commencing at the time of its admittance to the Partnership. For a discussion of the sales commission payable to the General Partners, see "SUMMARY OF SELECTED TERMS OF THE PARTNERSHIP AGREEMENT -- Sales Commission Payable to General Partners" and "SPECIAL FACTORS -- Independent Representation of the Unaffiliated Limited Partners." The following table sets forth information regarding the Adjusted Invested Capital of the Partnership since March 14, 1990, the aggregate Targeted Return of the Limited Partners, the aggregate annual distributions to the Limited Partners and a numerical and percentage comparison of the aggregate Targeted Return and the aggregate annual distributions to the Limited Partners:

                                                                                                     Comparative Return
                 Adjusted           Aggregate                        Comparative Return (2)            Percentage (3)
                 Invested           Targeted                        -------------------------     -------------------------
    Year        Capital(1)           Return        Distributions      Annual      Cumulative        Annual      Cumulative
-----------   -------------      -------------   ----------------   -----------  ------------     ----------  -------------
1990(4)        $ 2,553,925          $ 89,530        $    61,875       $ (27,655)   $  (27,655)       2.42%              --
1991            11,404,739           692,052            573,561        (118,491)     (146,146)       5.03%            4.51%
1992            15,553,514           933,211          1,139,586         206,375        60,229        7.33%            5.91%
1993            15,827,880           949,673            995,820          46,147       106,376        6.29%            6.03%
1994            15,829,590           949,775          1,095,410         145,635       252,011        6.92%            6.25%
1995            15,871,700           952,302          1,124,200         171,898       423,909        7.08%            6.41%
1996            15,709,900           942,594          1,158,800         216,206       640,115        7.38%            6.56%
1997            15,545,800           932,748          1,186,200         253,452       893,567        7.63%            6.69%
1998            15,680,800           940,848          1,171,900         231,052     1,124,619        7.47%            6.77%
1999            15,816,100           948,966          1,156,100         207,134     1,331,753        7.31%            6.83%
2000(5)         15,839,300           475,179            574,100          98,721     1,430,674        7.25%            7.23%
                                                    -----------
     Total                                          $10,237,552
                                                    ===========

_______________________
(1) "Adjusted Invested Capital" means the original capital contribution paid for each Unit reduced by any return of capital (defined as a return of cash invested or cash distributions in excess of funds generated from operations, should this occur) and further reduced by the total cash distributed from net proceeds from refinancing and net proceeds from the sale of properties with respect to each Unit. Distributions of cash from operations do not reduce Adjusted Invested Capital.

(2) Represents the difference between the aggregate Targeted Return to the Limited Partners and the actual annual distributions to Limited Partners on an annual and a cumulative basis.

(3) Represents the percentage difference between the aggregate Targeted Return to the Limited Partners and the actual annual distributions to Limited Partners on an annual (annualized for partial periods) and a cumulative basis.

(4)  Represents information from March 14, 1990 through December 31, 1990.

(5)  Represents information through June 30, 2000.

     In connection with the Sales and the Plan of Liquidation, an aggregate consideration of approximately $17,435,300 will be paid by N'Tandem to the Partnership for the Properties and, as a result, each Limited Partner will be entitled to receive liquidating distributions of approximately $100.82 per Unit. Such liquidating distributions exceed the initial purchase price for each such Unit of $100 by $0.82 per Unit. In addition, as provided in the foregoing table, at June 30, 2000, the Limited Partners will have received over the term of the Partnership cumulative annual distributions in excess of the cumulative Targeted Return equal to $1,430,674, which is equal to a 7.23% return on the aggregate Adjusted Invested Capital of the Limited Partners. Thus, following the closing of the Sales and the Plan of Liquidation, each Limited Partner will have received an amount in excess of their original capital contribution to the Partnership plus an amount in excess of 6% of its Adjusted Invested Capital per annum, cumulative, non-compounded, commencing at the time of its admittance to the Partnership. Accordingly, the General Partners are entitled, pursuant to the terms of the Partnership Agreement, to receive a sales commission from the Partnership in connection with the Sales.

No Established Trading Market for Units

     The Units are not listed on any securities exchange and no established trading market for the Units exists.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following summary historical financial data, insofar as it relates to each of the years ended December 31, 1995 through 1999, has been derived from the annual financial statements of the Partnership, including the balance sheet at December 31, 1999 and the related statements of income for the two years ended December 31, 1998 and 1999, and the notes thereto as included in the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1999. The data for the six months ended June 30, 2000 has been derived from unaudited financial statements as included in the Partnership's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, which, in the opinion of the Managing General Partner, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

                               For the Six
                               Months Ended
                                 June 30,                             For the Year Ended December 31,
                                                ----------------------------------------------------------------------------
                                  2000             1999            1998            1997             1996            1995
                            ----------------    ----------      ----------       ----------       ----------      ----------
Statement of Operations
  Data:
Revenues..................    $ 1,547,000       $ 2,975,500     $ 2,800,500      $ 2,704,500      $ 2,728,000     $ 2,140,900

Net income................    $   174,500       $   421,100     $   309,500      $   197,800      $   353,400     $   626,700

Earnings per Unit.........    $      1.13       $      2.71     $      1.97      $      1.24      $      2.21     $      3.91

Balance Sheet Data:
Total assets..............    $15,061,600       $15,180,400     $15,943,600      $17,197,100      $18,062,500     $18,883,700

Long-term debt............    $ 7,220,000       $ 7,220,000     $ 7,220,000      $ 7,420,000      $ 7,220,000     $ 7,220,000

Other Data:
Distributions per Unit....    $      3.75       $      7.50     $      7.52      $      7.53      $      7.33     $      7.08

                MATERIAL RISK FACTORS AND OTHER CONSIDERATIONS

     The Sales involve material risks, conflicts of interest and other considerations that are discussed below. Limited Partners are urged to consider such factors and considerations and to consult with their independent legal, financial and tax advisors before consenting to the Sales and the Plan of Liquidation.

Conflicts of Interest

     General Partners to Receive $806,600 in Sales Commissions from the Partnership in Connection with the Sales. The Sales, and the recommendation of the General Partners set forth herein, could be deemed to involve conflicts of interest between the General Partner and the Limited Partners. In accordance with the Partnership Agreement, the General Partners will to receive, upon completion of the Sales, an aggregate sales commission of $806,600 from the Partnership in compensation for their services rendered in connection with the Sales. On a Property-by-Property basis, this sales commission is estimated to be $152,500 for the North Glen Property, $47,500 for the Kings & Queens Property, $102,500 for The Hills Property, $65,000 for the Lucerne Lakeside Property; $75,000 for the Village Glen Property, $195,100 for the Garden Walk Property, $50,700 for the Long Lake Property, $82,500 for the Carefree Village Property, $13,100 for the Apache East Property and $22,700 for the Denali Park Estates Property. The sales commission payable to the General Partners is equal to 2.5% of the total gross sales price paid by N'Tandem for the Properties See "SUMMARY OF SELECTED TERMS OF THE PARTNERSHIP AGREEMENT -- Sales Commission Payable to General Partners" and "SPECIAL FACTORS -- Independent Representation of the Unaffiliated Limited Partners."

     Managing General Partner and N'Tandem are Under Common Control of Chateau. The Sales and the Plan of Liquidation, and the recommendation of the General Partners set forth herein, could be deemed to involve conflicts of interest between the Managing General Partner and the Limited Partners. The Managing General Partner and N'Tandem are under the common control of Chateau. Chateau owns all of the issued and outstanding capital stock of the Managing General Partner and the Chief Executive Officer and the President of Chateau are the sole Directors of the Managing General Partner. Chateau, which effectively controls N'Tandem, currently owns approximately 9.8% of the outstanding capital stock of N'Tandem and currently holds approximately $19.9 million of indebtedness in N'Tandem. Chateau and N'Tandem have discussed the possibility of converting all or a portion of the principal amount of such indebtedness into common or preferred shares of beneficial interest of N'Tandem. However, there is no agreement or understanding between Chateau and N'Tandem relating to any such conversion.

     Managing General Partner to Receive $968,000 in Acquisition Fees From N'Tandem and Other Economic Benefits From the Proposed Transactions. The Managing General Partner is also the external investment advisor of N'Tandem.
In connection with the Sales, pursuant to the Advisory Agreement between such parties, the Managing General Partner will receive an aggregate acquisition fee of $968,000 from N'Tandem equal to 3% of the total purchase price for the Properties. On a Property-by-Property basis, this acquisition fee is estimated to be $183,000 for the North Glen Property, $57,000 for the Kings & Queens Property, $123,000 for The Hills Property, $78,000 for the Lucerne Lakeside Property; $90,000 for the Village Glen Property, $234,100 for the Garden Walk Property, $60,900 for the Long Lake Property, $99,000 for the Carefree Village Property, $15,700 for the Apache East Property and $27,300 for the Denali Park Estates Property. Under the Advisory Agreement, the Managing General Partner is entitled to the following fees: (i) annual subordinated advisory fees of up to 1% of invested assets and .05% of uninvested assets of N'Tandem, (ii) acquisition fees in connection with the acquisition of properties by N'Tandem equal to 3% of the sales price, and (iii) a subordinated incentive fee on the disposition of N'Tandem's assets equal to 15% of cash remaining from sales or financing of N'Tandem's assets after holders of shares of beneficial interest of N'Tandem have received specified preferred returns. The Sales will result in an increase of invested assets of N'Tandem by approximately $32.3 million and, accordingly, will increase the annual subordinated advisory fee payable by N'Tandem by approximately

$322,700 per year. To the extent that N'Tandem is able to generate returns to its shareholders in excess of 9% per annum over the life of N'Tandem (the "Excess Returns"), the Managing General Partner will be entitled to a subordinated incentive fee equal to 15% of the Excess Returns. As a result of the economic benefits accruing to the Managing General Partner in connection with the Sales, the Sales and the recommendation and views of the Managing General Partner are subject to potential conflicts of interest.

Purchase Prices May Not Be Considered the Result of Arm's-Length Negotiations

     Due to the potential conflicts of interests of the General Partners, the Managing General Partner engaged the Independent Special Counsel to represent the interests of the unaffiliated Limited Partners in connection with the Sales and the Plan of Liquidation. See "SPECIAL FACTORS -- Independent Representation of the Unaffiliated Limited Partners." In light of the nature of these potential conflicts of interest, the aggregate purchase price being paid by N'Tandem for the Properties and other terms of the Sales, however, may not be considered to be the result of arm's-length negotiations and bargaining between independent parties despite the efforts of the Independent Special Counsel and, as a result, may not be as favorable as those that might have been obtained had the purchase prices and terms of the Sales been the result of such arm's-length negotiations.

The General Partners Have Not Engaged in Marketing Efforts with Respect to the Properties

     The General Partners have not engaged in any marketing efforts with respect to the Properties. Additionally, the General Partners do not intend to take any actions to market or sell the Properties pending the results of this Consent Solicitation; however, if a superior or competing offer were to emerge prior to the end of the solicitation period for this Consent Solicitation, the General Partners would entertain any such offer. Marketing the Properties to third parties could conceivably result in higher purchase prices being paid for the Properties than those that are being paid by N'Tandem in connection with the Sales.

Appraisals May Not Reflect the Current Fair Market Values of the Properties

     All of the Appraisals were rendered in May 2000. The General Partners do not intend to update the Appraisals or to order new appraisals for the Properties. Accordingly, the Appraisals may not reflect the current fair market values of the Properties.

Loss of Opportunity to Benefit from Future Events

     It is possible that the future performance of the Properties will improve or that prospective third-party purchasers may be willing to pay more for the Properties in the future. It is possible that Limited Partners might earn a higher return on their investment if the Partnership retained ownership of the Properties. By approving the Sales and the Plan of Liquidation, Limited Partners will also be forgoing current benefits of ownership of the Properties, such as continuing distributions.

                   DESCRIPTION OF THE PROPOSED TRANSACTIONS

Purpose of the Consent Solicitation; Proposals 1 and 2

     The Partnership, which was formed for the purpose of acquiring and holding investments in existing manufactured home communities for an anticipated investment period of four to seven years, was funded through a public offering of its Units which commenced in March 1990 and was completed in January 1992. Following the expiration of the anticipated investment period, which was originally contemplated to occur at the latest in January 1999, it was expected that the investments of the Partnership would be sold and, thereafter, the Partnership liquidated in accordance with the terms of the Partnership Agreement. As of the date of this Consent Solicitation Statement, the Partnership has held its current investments for several years beyond both the anticipated investment period for such investments and the time in which the Limited Partners had a reasonable expectation to receive distributions from the liquidation of their investments in the Partnership.

     The purpose of this Consent Solicitation is to obtain the consent of the Limited Partners to the two Proposals described herein. Upon approval of both of the Proposals by the Limited Partners, the General Partners will cause the Partnership to sell its five wholly-owned Properties and its Ownership Interests in five other properties to N'Tandem and, thereafter, make liquidating distributions to the partners, in accordance with the terms of the Partnership Agreement, pursuant to the Plan of Liquidation. The terms of the Sales are set forth in a Purchase and Sale Agreement between N'Tandem and the Partnership.
See "-- The Purchase and Sale Agreement." Upon completion of the Plan of Liquidation, final liquidating distributions (estimated to be approximately $100.82 per Unit) will be made to Limited Partners in accordance with the terms of the Partnership Agreement.

     Two Proposals are being proposed in this Consent Solicitation Statement for approval by the Limited Partners. Proposal 1 is for the General Partners to proceed with the Sales to N'Tandem pursuant to the Purchase and Sale Agreement. Proposal 2 is for the General Partners to proceed with the Plan of Liquidation following the consummation of the Sales.

     If each of the two Proposals is approved by a majority-in-interest of the Limited Partners, the General Partners will proceed with the Sales and the Plan of Liquidation. Each of the Proposals is conditioned upon the approval of the other Proposal by the Limited Partners. Accordingly, any Limited Partner desiring to have the General Partners proceed with the Sales and the Plan of Liquidation needs to vote for both Proposal 1 and Proposal 2.
                              ----

     The Managing General Partner is a wholly-owned subsidiary of Chateau and the Managing General Partner and N'Tandem are under common control of Chateau. Gary P. McDaniel and C.G. Kellogg, the Directors of the Managing General Partner, are the Chief Executive Officer and the President, respectively, of Chateau. The Managing General Partner of the Partnership is also the external investment advisor to N'Tandem. Chateau is one of the largest publicly held companies in the United States engaged in the acquisition, ownership and operation of manufactured home communities. N'Tandem, rather than Chateau, will be purchasing the Properties because the Properties are more in line with the type and quality of assets sought by N'Tandem. In general, Chateau seeks to invest in large, institutional, manufactured home communities containing a full complement of amenities, including clubhouses, pools, tennis and basketball courts, shuffleboard, playgrounds, curbed streets, landscaping and off-street parking, and consisting primarily of multi-section sites. In contrast, N'Tandem seeks to invest in lower profile manufactured home communities which, like the Properties, are located in tertiary demographic and geographic markets, are smaller in size with fewer amenities and contain a greater proportion of single-wide spaces. Additionally, N'Tandem also has a partial ownership interest in all of the manufactured home communities in which the Partnership holds an Ownership Interest and, upon completion of the Sales, will hold a 100% ownership interest in the Carefree Village, Garden Walk and

Long Lake Properties and will hold a 91% ownership interest in the Apache East and Denali Park Estates Properties.

Background of the Proposed Transactions

     The Partnership was formed in June 1989 pursuant to the provisions of the California Revised Limited Partnership Act. The Partnership was organized as a finite-life entity to acquire and hold existing manufactured home communities for investment for an anticipated investment period of four to six years. Its principal investment objectives were to provide to Limited Partners: (i) distributions of cash from operations; (ii) preservation, protection and eventual return of the Limited Partners' investment; and (iii) realization of appreciation in the value of the properties acquired (collectively, the "Original Objectives"). Following the expiration of the anticipated investment period, which was originally contemplated to occur at the latest in January 1998, it was expected that the investments of the Partnership would be sold and, thereafter, the Partnership liquidated in accordance with the terms of the Partnership Agreement.

     In September 1997, Chateau completed the Windsor Transaction by purchasing 644,842 shares of common stock of the Managing General Partner, constituting all of the outstanding capital stock of the Managing General Partner, in exchange for 101,239 shares of Chateau's common stock and $750,000 in cash. The total value of the Windsor Acquisition, based on the trading prices of Chateau's shares of common stock at the time of the acquisition, was approximately $4.0 million. Following the Windsor Acquisition, at the request of Chateau, the sole stockholder of The Windsor Corporation, the Trustees of N'Tandem voluntarily resigned and, in connection with such resignation, appointed three new Trustees proposed by Chateau. These appointed Trustees were re-elected as N'Tandem's Trustees at a special meeting of stockholders of N'Tandem held on October 23, 1998 and, then again, at N'Tandem's 1999 and 2000 annual meeting of stockholders. In accordance with N'Tandem's Declaration of Trust, two of the appointed Trustees of N'Tandem are "independent trustees." An "independent trustee" is a Trustee who is not affiliated, directly or indirectly, with N'Tandem or an advisor of N'Tandem, whether by ownership of, ownership in, employment by, or any material business or professional relationship with, N'Tandem or such advisor or an affiliate of N'Tandem or such advisor, or by virtue of serving as an officer or director of N'Tandem or any advisor or affiliate of N'Tandem or such advisor. As a result of the Windsor Acquisition, Chateau became the indirect owner of 200 Units in the Partnership. No particular value was attributed or allocated to such Units in connection with the Windsor Acquisition. Since February 1997, Chateau has provided property management services to N'Tandem and the Partnership, pursuant to a management agreement between the Partnership and the Managing General Partner. The total amount received by Chateau in respect of services rendered pursuant to such management agreement was approximately $71,600 for the first six months of 2000, approximately $118,400 in 1999 and approximately $112,300 in 1998.

     Following the Windsor Acquisition, the General Partners began to analyze the short-term and long-term business objectives of each of the Windsor Limited Partnerships, including the Partnership. In connection with their analysis, the General Partners reviewed each of the agreements of limited partnership of, and other operative documents relating to, the Windsor Limited Partnerships in order to ascertain, and to factor into their analysis, the expiration date of the stated term and the anticipated investment period of each Windsor Limited Partnership. In addition, the General Partners also ordered appraisals for each of the properties held by three of the five Windsor Limited Partnerships. As a result of their analysis, the General Partners determined to develop a plan to liquidate Windsor Park Properties 4, A California Limited Partnership ("Windsor 4"), following the expiration of its stated term in December 1997 as well as to begin selectively marketing for sale several of the properties and partial ownership interests held by Windsor Park Properties 3, A California Limited Partnership ("Windsor 3"), and Windsor Park Properties 6, A California Limited Partnership ("Windsor 6").

     The General Partners promptly began developing and implementing their plan of liquidation for Windsor 4. In accordance with their plan of liquidation, the General Partners (i) sold one of Windsor 4's wholly-owned properties in May 1998 to a third-party purchaser and (ii) in June 1999, completed a transaction (the "Windsor 4 Transaction") in which Windsor 4 sold all of its remaining assets to N'Tandem and, thereafter, made liquidating distributions to its partners in accordance with the terms of its agreement of limited partnership. Prior to its liquidation, Windsor 4 held partial ownership interests in two Properties, the Apache East and Denali Park Estates Properties, in common with the Partnership and, like the Partnership, had the General Partners as its two general partners.

     Following the Windsor Acquisition, the General Partners also began to explore possible strategic alternatives for the Partnership with a view towards providing the Limited Partners with an opportunity to achieve liquidity in their investments in the Partnership. Accordingly, in November 1998, the General Partners began to consider the possibility of merging the Partnership, together with three of the other Windsor Limited Partnerships, into N'Tandem. In the Proposed Consolidation, the Limited Partners would have exchanged their Units for common shares of beneficial interest or other securities in N'Tandem. In contemplation of the Proposed Consolidation, the Managing General Partner (i) retained the Appraiser to render the appraisals with respect to the properties of the Partnership and the other three Windsor Limited Partnerships and (ii) engaged Legg Mason to act as financial advisor to the Partnership and the other three Windsor Limited Partnerships and, if the Managing General Partner elected to proceed with the Proposed Consolidation, to deliver a fairness opinion with respect to the Proposed Consolidation. The General Partners considered and actively pursued the Proposed Consolidation involving the Partnership and the other three Windsor Limited Partnerships through August 1999. For a discussion of the Managing General Partner's analysis of the Proposed Consolidation, see "SPECIAL FACTORS -- Alternatives Considered."

     In September 1999, the General Partners concluded that the best course of action for the Partnership and the other three Windsor Limited Partnerships and their respective limited partners would be for such partnerships to sell their properties to N'Tandem in transactions similar to the one that was completed with Windsor 4. Because of the near-term expiration of the stated term of Windsor 3 and Windsor 6 in December 1999, the General Partners immediately began to develop and implement a plan to separately liquidate each of Windsor 3 and Windsor 6. In accordance with the plans of liquidation developed for Windsor 3 and Windsor 6, the General Partners completed two separate transactions (the "Windsor 3 and Windsor 6 Transactions") in which each of Windsor 3 and Windsor 6 sold all of its assets to N'Tandem in April 2000 and made final liquidating distributions to its respective partners in accordance with the terms of its agreement of limited partnership on July 21, 2000. Prior to their liquidation,
(i) Windsor 3 held partial ownership interests in two Properties, the Apache East and Denali Park Estates Properties, in common with the Partnership and, like the Partnership, had the General Partners as its two general partners and
(ii) Windsor 6 held partial ownership interests in three Properties, the Carefree Village and Garden Walk Properties, in common with the Partnership and, like the Partnership, had the General Partners as its two general partners.

     Following the completion of the Windsor 3 and Windsor 6 Transactions, the General Partners began to develop a plan to liquidate the Partnership. In making their determination to develop and implement the Sales and the Plan of Liquidation, the General Partners considered that most of the Limited Partners have held their investments in the Partnership for more than eight years and that the Partnership has held its current investments for one year beyond both the anticipated investment period for such investments and the time in which the Limited Partners had a reasonable expectation to receive distributions from the liquidation of their investments in the Partnership. In addition, the General Partners decided not to attempt to market the Partnership's Properties for sales to parties other than N'Tandem based, in part, on their belief (i) that the price offered to be paid by N'Tandem for the wholly-owned Properties, which is equal to the full Appraised Values for such Properties, would be greater than the price which would be paid by any prospective third-party purchaser, given the results of the General

Partners' previous experience in marketing manufactured home communities similar in nature to those held by the Partnership and (ii) that very limited demand for the Ownership Interests exists and that any prospective third-party purchaser of these interests would not be willing to pay the Partnership the price being offered by N'Tandem for such interests, given that control and management of the underlying properties and the power to sell or dispose of the underlying properties is vested solely in the Managing General Partner, an affiliate of N'Tandem, and that N'Tandem owns all of the other partial ownership interests in three of the underlying properties and a 65% partial ownership interest in the other two underlying properties.

     In determining whether to pursue the Sales, the General Partners analyzed various alternatives for the Partnership, including the Proposed Consolidation, and the terms and provisions of the Sales. In connection with its analysis of the Sales and the Plan of Liquidation, the Managing General Partner, on behalf of the Partnership, engaged Legg Mason to render a written opinion as to the fairness, from a financial point of view, to the Limited Partners of the aggregate purchase price to be paid by N'Tandem to the Partnership for the Properties. On August 29, 2000, Legg Mason delivered an oral and written fairness opinion to the Managing General Partner stating that the aggregate purchase price to be paid by N'Tandem for the Properties was fair to the Limited Partners from a financial point of view. In addition, in connection with its analysis of the Sales, the Managing General Partner also retained the Appraiser to render the Appraisals with respect to, and determine the Appraised Values of, the Partnership's Properties.

     In an effort to address the potential conflicts of interest between the General Partners and the Limited Partners, the Managing General Partner, on behalf of the Partnership, engaged the Independent Special Counsel in June 2000 for the purpose of representing the interests of the unaffiliated Limited Partners in connection with the Sales and the Plan of Liquidation. On August 23, 2000, the Independent Special Counsel delivered a written report addressed to the Limited Partners describing the results of its review of, and negotiations with N'Tandem and its affiliates with respect to, the Sales and the Plan of Liquidation. As a result of these negotiations, N'Tandem and its affiliates agreed to make certain changes to the underlying terms of the Sales and the Plan of Liquidation for the benefit of the Limited Partners. For a discussion of the Independent Special Counsel's report and the results of its negotiations with respect to the Sales and the Plan of Liquidation, see "SPECIAL -- FACTORS Independent Representation of the Unaffiliated Limited Partners."

     It is currently anticipated that the Sales will occur as soon as practicable following the approval of the Proposals by a majority-in-interest of the Limited Partners. If sufficient consents to proceed with the Proposals are not obtained, the General Partners intend to explore, consider and pursue such alternatives as may be available to the Partnership.

Information Concerning N'Tandem and Chateau

     N'Tandem is an unincorporated California business trust with principal executive offices at 6160 South Syracuse Way, Greenwood Village, Colorado 80111. The principal business of N'Tandem is the acquisition, ownership and operation of manufactured home communities. Chateau owns all of the capital stock of the Managing General Partner and effectively controls N'Tandem through its 9.8% equity ownership interest in N'Tandem and its representation on N'Tandem's Board of Trustees. Gary P. McDaniel, the Chief Executive Officer of Chateau, is Chairman of, and one of three Trustees on, the Board of Trustees of N'Tandem. Following the Sales, it is anticipated that Chateau will also hold approximately $19.9 million of indebtedness in N'Tandem. Chateau's principal executive offices are at 6160 South Syracuse Way, Greenwood Village, Colorado 80111. Chateau is one of the largest publicly held real estate investment trusts principally engaged in the acquisition, ownership and operation of manufactured home communities and is one of the largest owner/operators of manufactured home communities in the United States. The Managing General Partner, which is wholly-owned by Chateau, is also the external investment advisor to N'Tandem. Gary P. McDaniel, the Chief Executive Officer of

Chateau, and Jeff Kellogg, the President of Chateau, are the sole directors of the Managing General Partner. Information concerning the Trustees of N'Tandem and the executive officers and directors of Chateau and the Managing General Partner is set forth in Appendix C to this Consent Solicitation Statement and is incorporated herein by reference.

The Purchase and Sale Agreement

     General. The Purchase and Sale Agreement does not contain any seller representations and warranties. As a result, following the closing of the Sales, N'Tandem will have no recourse against the Partnership in connection with the condition of, or other matters affecting, the Properties.

     Purchase Prices. The following table sets forth information regarding the Partnership's Properties and their respective values (based on the Appraised Values), the discount being applied to the Ownership Interests, the debt attributable to the Properties as of June 30, 2000 and the value of the Properties after deducting attributable debt and applicable discount:

                                    Affiliate                      Value, Based on    Discount on          Debt
                       Percentage   Percentage                     Appraised Value,    Ownership       Attributable as
Name of Property       Ownership    Ownership(1)   Date Acquired   Before Debt(2)    Interests(2)(3)   of 6/30/2000(2)  Net Value(2)
----------------       ---------    ------------   -------------   -------------     ---------------   ---------------  ------------
Kings & Queens
 Lakeland, FL             100%          --           02/1992       $ 1,900,000                --       $   489,600       $ 1,410,400
Lucerne Lakeside
 Winter Haven, FL         100%          --           06/1995         2,600,000                --         1,100,000         1,500,000
North Glen
 Westfield, IN            100%          --           10/1991         6,100,000                --         2,470,100         3,629,900
The Hills
 Richland, WA             100%          --           12/1992         4,100,000                --         1,660,300         2,439,700
Village Glen
 Melbourne, FL            100%          --           10/1995         3,000,000                --         1,500,000         1,500,000
Garden Walk
 Palm Beach Gardens, FL    69%          31%(4)       08/1995         8,073,000          $270,400         3,933,000         3,869,600
Long Lake                                                                                                  960,000         1,069,600
 West Palm Beach, FL       60%          40%(5)       06/1995         2,100,000            70,400
Carefree Village                                                                                         1,948,700         1,352,900
 Tampa, FL                 56%          44%(6)       07/1990         3,416,000           114,400
Apache East
 Apache Junction, AZ       26%          74%(7)       02/1997           559,900(8)         37,500           280,300           242,100
Denali Park Estates
 Apache Junction, AZ       26%          74%(7)       02/1997           974,100(8)         65,300           487,700           421,100
                                                                   -----------          --------      ------------       -----------
   Total                                                           $32,823,000          $558,000      $ 14,829,700       $17,435,300
                                                                   ===========          ========      ============       ===========

(1) Represents the ownership percentage held by affiliates of the Managing General Partner, other than the Partnership, in properties underlying the Ownership Interests.

(2) With respect to the five Ownership Interests, such amount represents the Partnership's allocable share based upon its ownership percentage in the underlying property.

(3) With respect to the five Ownership Interests, N'Tandem is applying (i) a 3.4% discount for the fact that the Partnership only owns a majority interest in the Carefree Village, Garden Walk and Long Lake Properties and
    (ii) a 6.7% discount for the fact that the Partnership only owns a minority interest in the Apache East and Denali Park Estates Properties. For a discussion of the discount being applied to the Ownership Interests, see "SPECIAL FACTORS -- Discounts for Ownership Interests in Properties."

(4) The 31% interest in this Property is held by N'Tandem, as tenant in common with the Partnership.

(5) The 40% interest in this Property is held by N'Tandem, as tenant in common with the Partnership.

(6) The 44% interest in this Property is held by N'Tandem, as tenant in common with the Partnership.

(7) Each of these Properties is owned by Windsor Park 345. The Partnership is a 26% limited partner in Windsor Park 345. In addition to being the sole general partner of Windsor Park 345, the Managing General Partner is also the sole managing general partner of Windsor 5 and is the external investment advisor to N'Tandem, which together own all of the remaining limited partner interests in Windsor Park 345. N'Tandem and Windsor 5 have a 65% and 9% limited partner interest, respectively, in Windsor Park 345.

(8) The Apache East and Denali Park Estates Properties are contiguous properties with similar characteristics. Accordingly, the Appraiser appraised both Properties together and, in its Appraisal, stated that the aggregate Appraised Value of both Properties was $5,980,000. For purposes of this table, the Managing General Partner allocated 36.5% of the aggregate Appraised Value to Apache East and 63.5% of the aggregate Appraised Value to Denali Park Estates.

     N'Tandem has agreed to pay cash for the Properties. The aggregate purchase price to be paid by N'Tandem for the Properties is expected to be $32,265,000, which includes $17,435,300 to be paid in cash to the Partnership and $14,829,700 representing debt attributable to the Properties being refinanced by N'Tandem at the closing of the Sales. In order to fund the acquisition of the Properties, N'Tandem will borrow $27,491,800 from SunAmerica Life Insurance Company ("SunAmerica") and will draw down the remaining $4,773,200 from its existing $20 million acquisition line of credit with US Bank N.A. (the "Credit Facility"). N'Tandem will borrow the funds from SunAmerica pursuant to mortgage indebtedness which will bear interest at a rate equal to the five-year treasury rate plus 190 basis points, will have a term of five years and will be secured by the Properties being acquired. The Credit Facility bears interest at a rate equal to LIBOR plus 100 basis points and has a two-year term which expires in November 2001. To the extent that N'Tandem is unable to fully fund the acquisition of the Properties through SunAmerica and the Credit Facility, the remaining funds required by N'Tandem to complete the acquisition will be supplied by Chateau in exchange for the issuance by N'Tandem of an unsecured promissory note, which will bear interest at an annual rate equal to 1% per annum above the prime rate established by Bank One, N.A.

     Sales Expenses. The Partnership will pay certain closing costs customarily paid by sellers in the respective jurisdictions in which the Properties are located, including the seller's portion of title insurance and escrow fees. There are no acquisition fees payable by the Partnership in connection with the Sales.

Solicitation Expenses

     The Partnership will bear the costs incurred in connection with this Consent Solicitation.

Estimate of Liquidating Distributions Payable to Limited Partners

     The following table sets forth the basis of the General Partners' estimate of the liquidating distributions payable to Limited Partners. The table assumes the Sales occurred as of June 30, 2000. The actual liquidating distributions will vary from the amount shown below depending upon the operating results of the Properties, the level of distributions, if any, to partners, the capital expenditures for the Properties for the period of July 1, 2000 through the closing date and the amount of any closing adjustments or expenses.

Aggregate Purchase Price for the Properties                                                 $ 32,265,000
Less:     Outstanding Mortgage Indebtedness(1)                                              $(14,829,700)
          Current Liabilities (2)                                                           $   (919,400)
          Partnership Liquidation Expenses (3)                                              $    (75,000)

          Estimated Transactional Expenses Payable by the Partnership(4):
          Prepayment Penalties                                                              $   ( 23,000)
          Sales Commission(5)                                                                   (806,600)
          Legal Fees                                                                            (200,000)
          Accounting Fees                                                                        (15,000)
          Fairness Opinion                                                                       (50,000)
          Surveys                                                                                (56,900)
          Closing Costs                                                                         (299,800)
          Solicitation Expenses                                                                  (25,000)
          Printing Costs                                                                         (40,000)
                                                                                            ------------
          Total Estimated Transactional Expenses Payable by
           the Partnership                                                                  $ (1,516,300)
                                                                                            ------------
Plus:     Cash, Cash Equivalents and Other Current Assets(2)  $    546,400
                                                                                            ------------
Cash Available for Distribution                                                             $ 15,471,000
                                                                                            ============
     Allocable to General Partners                                                          $    154,700
                                                                                            ============
     Allocable to Limited Partners                                                          $ 15,316,300
                                                                                            ============
Estimated Cash Available for Distribution per Unit(6)                                       $     100.82

___________________________________
(1) Based on amounts outstanding, including accrued interest, as of June 30, 2000, on debt attributable to the Ownership Interests.

(2) As of June 30, 2000.

(3) Estimated expenses required to wind up and liquidate the Partnership, including, without limitation, transfer agent and accountants fees.

(4) See "-- The Purchase and Sale Agreement -- Sales Expenses" and "-- Solicitation Expenses" above.

(5) See "MATERIAL RISK FACTORS AND OTHER CONSIDERATIONS -- Conflicts Of Interest" and "SUMMARY OF SELECTED TERMS OF THE PARTNERSHIP AGREEMENT -- Sales Commission to General Partners."

(6) Based on 151,918 Units outstanding as of the Record Date.

     Since the organization of the Partnership, total distributions to Limited Partners have amounted to approximately $10,237,600 (or an average of approximately $68.36 per Unit). If the Sales are completed and the liquidating distributions estimated above are paid to Limited Partners, total distributions to Limited Partners will amount to approximately $25,553,900 (or approximately $169.18 per Unit), compared to an initial purchase price for each Unit of $100.00.

     As the Partnership is not making any representations and warranties under the Purchase and Sale Agreement, the General Partners do not intend to reserve any funds out of the cash available for liquidating distributions to fund contingent liabilities arising out of potential claims or litigation which might arise after the Sales are consummated. The full amount of the net proceeds from the Sales will be distributed to the partners of the Partnership as soon as practicable following the closing.

Ownership of Properties by N'Tandem Following the Sales

     Following the consummation of the Sales, N'Tandem will be entitled to all of the benefits of ownership of the Properties, including future cash flows, earnings and increases in the values of the Properties, if any.

                                SPECIAL FACTORS

Fairness of the Proposed Transactions; Recommendation of the General Partners

     The General Partners believe that the Sales and the Plan of Liquidation are consistent with the Original Objectives of the Partnership. In addition, the General Partners believe that the terms of the Sales are fair, from a financial point of view and from a procedural point of view, to the affiliated and unaffiliated Limited Partners. Accordingly, the General Partners have approved the Sales and the Plan of Liquidation and recommend their approval and adoption by the Limited Partners.

     In reaching the determination that the Sales and the Plan of Liquidation are fair to the unaffiliated Limited Partners from a financial point of view, the General Partners considered the following factors:

     . N'Tandem is willing to purchase all of the Properties and is paying the full Appraised Value for the five wholly-owned Properties and is only applying (i) a 3.4% discount to the Appraised Value of the Ownership Interests in the Carefree Village, Garden Walk and Long Lake Properties for the fact that the Partnership owns a majority interest in the underlying properties and (ii) a 6.7% discount to the Appraised Value of the Ownership Interests in the Apache East and Denali Park Estates Properties for the fact that the Partnership owns a minority interest in the underlying properties. The General Partners believe, based upon the opinion of the Appraiser, that the discounts being applied in connection with the Sales are substantially less than the discounts that would have been applied had the Ownership Interests been sold to a third-party purchaser. See "-- Discount for Ownership Interests in Properties";

     . The aggregate net consideration of approximately $17,435,300 being paid in connection with the proposed transactions exceeds the net book value of the Partnership's assets of $7,078,100 as of June 30, 2000 by $10,357,200;

     . Due to the familiarity of N'Tandem's external investment advisor with the Properties, N'Tandem is willing to purchase the Properties "as-is" and without representations and warranties from the Partnership;

     . Because N'Tandem is buying the Properties in a single transaction and is buying such Properties without representations and warranties from the Partnership, the General Partners will be able to wind up the Partnership and make full liquidating distributions promptly upon the approval of the Sales and the Plan of Liquidation by the Limited Partners;

     . The estimated net liquidating proceeds payable in connection with the Sales ($100.82 per Unit) are substantially higher than the weighted average trading price of $79.47 per Unit in the secondary markets, as reported by The Partnership Spectrum, a nationally recognized publication focusing exclusively on limited partnerships, for the period of May 1, 1999 through June 30, 2000;

     . The Sales do not involve any third-party brokerage fees payable by the Partnership, resulting in an estimated savings to the Partnership of up to $1,129,300 (based upon brokerage fees of 3% to 6% typically paid by sellers of real properties less the sales commission of $806,600 payable to the Managing General Partner in connection with the Sales under the Partnership Agreement); and

     . Legg Mason has delivered the Fairness Opinion to the effect that the aggregate purchase price to be paid to the Partnership for the Properties is fair, from a financial point of view, to the Limited Partners. The General Partners have adopted, in its entirety, the Fairness Opinion, including its underlying analysis, prepared by Legg Mason as part of their analysis of the Sales and Plan of Liquidation. The General Partners did not undertake to perform their own analysis with respect to the matters considered by the Fairness Opinion. For a discussion of the Fairness Opinion, see "-- Fairness Opinion."

     In reaching their determination that the Sales and the Plan of Liquidation are fair from a financial point of view to the affiliated and unaffiliated Limited Partners, the General Partners also considered the following potentially negative aspects of the Sales:

     . The purchase prices for the Properties are based upon independent
       Appraisals rendered in May 2000 which have not been updated and, thus, may not reflect the current fair market values of the Properties;

     . With respect to the Ownership Interests held by the Partnership, the remaining interests in the properties underlying such Ownership Interests are held by (i) N'Tandem, which together with the Managing General Partner is under common control of Chateau, or (ii) Windsor Park 345, an affiliated limited partnership which has the Managing General Partner as its sole general partner and N'Tandem and Windsor 5, an affiliated limited partnership, as its other limited partners;

     . The General Partners will receive, pursuant to the Partnership Agreement, an aggregate sales commission of $806,600 from the Partnership in compensation for their services rendered in connection with the Sales;

     . It is possible that the future performance of the Properties will improve or that prospective third-party buyers may be willing to pay more for the Properties in the future; and

     . It is possible that Limited Partners might earn a higher return on their investment if the Partnership retained ownership of the Properties. By approving the Sales and the Plan of Liquidation, Limited Partners will also be forgoing current benefits of the ownership of the Properties such as continuing distributions.

     The above described factors are all of the material factors considered by the General Partners in determining that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view. In reaching their determination that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view, the General Partners did not assign relative weights to the above factors or determine that any factor was of particular importance; rather, the General Partners viewed the positive factors as a totality and the negative factors as a totality and concluded that the positive factors outweighed the negative factors. Accordingly, the General Partners determined that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view.

     The General Partners also determined that the Sales and the Plan of Liquidation are fair to the Limited Partners from a procedural point of view based on the following factors:

     .  The Properties have been independently appraised by the Appraiser;

     . In assessing the discounts being applied to the Ownership Interests by N'Tandem, the Managing General Partner had the Appraiser, which concluded that in its estimation the application of a discount of approximately 25% would be appropriate for a minority interest in real estate, analyze the applicability of a discount in valuing a partial ownership interest in a manufactured home community. See "-- Discount for Ownership Interests in Properties";

     . The Sales are subject to the approval of unaffiliated Limited Partners holding not less than a majority of the issued and outstanding Units;

     . The Managing General Partner engaged the Independent Special Counsel to represent the interests of the unaffiliated Limited Partners in connection with the Sales and the Plan of Liquidation. See " Independent Representation of the Unaffiliated Limited Partners"; and

     . The Managing General Partner in connection with the Sales retained Legg
       Mason to render its Fairness Opinion.

     In reaching their determination that the Sales and the Plan of Liquidation are fair from a procedural point of view to the affiliated and unaffiliated Limited Partners, the General Partners also considered the following potentially negative aspects of the Sales:

     . The Sales were negotiated on behalf of the Partnership by the Managing
       General Partner, which is under common control with N'Tandem and is receiving substantial economic benefits from the proposed transactions (including acquisition fees of $968,000 that are being paid by N'Tandem). Accordingly, the Sales may be subject to potential conflicts of interest;

     . Gary P. McDaniel and C.G. Kellogg, the sole Directors of the Managing
       General Partner, are the Chief Executive Officer and the President, respectively, of Chateau and, as a result, the Sales and the Plan of Liquidation have not been approved on behalf of the Managing General Partner by directors who are not affiliated with N'Tandem;

     . The Appraisals were rendered in May 2000 and no updates or new appraisals have been or will be ordered in connection with the Sales; and

     . The General Partners have not engaged in any marketing efforts on behalf of the Partnership with respect to the Properties. The General Partners do not intend to take any actions to market or sell the Properties pending the results of this Consent Solicitation.

     The above described factors are all of the material factors considered by the General Partners in determining that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a procedural point of view. In reaching their determination that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a procedural point of view, the General Partners concluded that the approval of the Proposals by a majority-in-interest of the unaffiliated Limited Partners is sufficient to insure that procedural fairness has been preserved for the Limited Partners. The General Partners also believe that the potentially negative factors influencing procedural fairness were in each case mitigated by the following other factors or considerations: (i) although the Managing General Partner and N'Tandem are under common control, the General Partners concluded that the common control (a) did not adversely affect the terms of the Sales for Limited Partners and (b) allowed N'Tandem to offer terms of the Sales that they believed would not be available from third parties; (ii) the Managing General Partner arranged for the Independent Special Counsel to represent the interests of the unaffiliated Limited Partners; (iii) the Managing General Partner retained Legg Mason to assess the fairness of the aggregate purchase price to be paid to the Partnership in the Sales; (iv) even though the Appraisals were rendered in May 2000, the General Partners believe that no material changes have occurred in the Properties or in the conditions of the market for manufactured home communities since those dates that would result in higher values for the Properties; and (v) the General Partners' belief that marketing the Properties held by the Partnership would not have provided a better transaction for the Limited Partners and would have ultimately delayed the timing of the Sales and the distribution of liquidating proceeds to the Limited Partners.

Fairness Opinion

     The Managing General Partner, on behalf of the Partnership, engaged Legg Mason to render a written opinion as to the fairness, from a financial point of view, to the Limited Partners of the aggregate purchase price to be paid by N'Tandem to the Partnership for the Properties. Legg Mason delivered an oral and written fairness opinion to the Managing General Partner on August 29, 2000. A copy of the Fairness Opinion, setting forth the matters considered, procedures followed and the scope of review by Legg Mason, is set forth in Appendix A to this Consent Solicitation Statement and is incorporated herein by reference. Limited Partners are urged to read the Fairness Opinion in its entirety.

     The Managing General Partner selected Legg Mason based upon Legg Mason's experience and reputation and the fee charged for its services. Legg Mason, as a part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     Legg Mason was initially engaged by the Managing General Partner to render a fairness opinion with respect to the Proposed Consolidation; however, because the General Partners determined to proceed with the Sales and Plan of Liquidation, no fairness opinion was ever rendered with respect to the Proposed Consolidation. Subsequently, the Managing General Partner engaged Legg Mason to render separate fairness opinions with respect to the Windsor 3 and Windsor 6 Transactions and, in March 2000, Legg Mason delivered such fairness opinions to the General Partners with respect to such transactions for which it received an aggregate fee of $100,000. Neither of the General Partners nor any of their affiliates have any material relationship with Legg Mason.

     In arriving at its Fairness Opinion and the basis therefor, Legg Mason, among other things, reviewed:

     (i) the management agreement between the Partnership and the Managing General Partner and other agreements pertaining to the operation and management of the Properties;

     (ii)  the Partnership Agreement of the Partnership;

     (iii) the financial statements and the related filings of the Partnership on Form 10-KSB for the year ended December 31, 1999 and Form 10-QSB for the quarter ended June 30, 2000;

     (iv) the NAREIT Index, the Morgan Stanley REIT Index, capital flows to public real estate investment trusts and other similar measures of operating performance and trading data of real estate investment trusts;

     (v) an analysis of comparable publicly traded real estate investment trusts;

     (vi)  a draft of this Consent Solicitation Statement;

     (vii) financial and operating forecasts and projections relating to the Partnership and schedules setting forth information relating to the outstanding debt attributable to the Properties and the number of outstanding Units prepared by the Managing General Partner or its representatives; and

     (viii) the Appraisals of the Properties prepared by the Appraiser.

The financial and operating forecasts and projections prepared by the Managing General Partner and its representatives for use by Legg Mason in connection with the preparation of its Fairness Opinion are set forth in Appendix D to this Consent Solicitation Statement and are incorporated herein by reference.

     Legg Mason also visited a number of the Properties and held discussions with various members of management and representatives of the Managing General Partner concerning the Properties' historical and current operations, financial condition and prospects. In addition, Legg Mason conducted such other investigations, financial analyses and studies and reviewed such other information and factors as it deemed appropriate for the purposes of its Fairness Opinion. In connection with this engagement, Legg Mason was not asked to, and did not, advise the Managing General Partner or the Partnership with respect to the determination of the aggregate purchase price for the Properties, make any recommendations to the Managing General Partner or the Partnership with respect to the Sales or the Plan of Liquidation, assess any alternatives to the Proposals or make any recommendation as to how Limited Partners should vote on the Proposals. In addition, Legg Mason was not asked to solicit, and did not solicit, third party indications of interest from any party with respect to an acquisition of the Units, the Properties or any part thereof. Legg Mason did also note that the Managing General Partner is owned by Chateau, the parent company of N'Tandem.

     In rendering its Fairness Opinion, Legg Mason relied, without assuming responsibility for independent verification, on the accuracy and completeness of all financial and operating data, financial analyses, financial and operating forecasts, reports and other information that were publicly available or furnished or otherwise communicated to Legg Mason by or on behalf of the Managing General Partner. With respect to forecasts regarding the Properties' future financial condition and operating results, Legg Mason assumed, without taking any responsibility for independent verification, that such forecasts were reasonably prepared on bases reflecting the best currently available information, estimates and judgment of the Managing General Partner. Legg Mason also assumed that the Appraisals were reasonably prepared by, and reflected the good faith judgments of, the Appraiser and did not take any responsibility for their accuracy or completeness. Legg Mason did not make an independent appraisal of the assets or liabilities (contingent or otherwise) of the Partnership. No limitations were imposed by the Managing General Partner on Legg Mason with respect to the investigation made or procedures followed by Legg Mason. Legg Mason also assumed that the allocation of consideration provided by the Managing General Partner between the General Partners and the Limited Partners has been determined in accordance with, and complies with the terms and conditions of, the Partnership Agreement. Furthermore, Legg Mason did not opine to the fairness of the allocation of consideration between the General Partners and Limited Partners.

     The Fairness Opinion addresses only the fairness, from a financial point of view, of the aggregate purchase price to be paid to the Partnership by N'Tandem for the Properties. In connection with the preparation of its Fairness Opinion, Legg Mason noted that the aggregate consideration offered by N'Tandem for the Properties and the net current assets on a per Unit basis was $100.82.

     The following paragraphs summarize the significant quantitative and qualitative analyses performed by Legg Mason in arriving at its Fairness Opinion. Legg Mason considered all such quantitative and qualitative analyses in connection with its valuation analysis, and no one method of analysis was given particular emphasis.

     Valuation of the Partnership

     Liquidation Analysis.  Legg Mason estimated the liquidation value of the
     --------------------
Partnership assuming that the Partnership sold the Properties, as stand alone assets, to third-party purchasers and liquidated the Partnership on June 30, 2000. In estimating the liquidation value of the Units, Legg Mason first calculated the net equity value for each of the Properties by (i) subtracting from each Property's Appraised Value the amount of indebtedness attributable to such Property and (ii) in the case of the Ownership Interests, applying a 5% or 10% discount, as the case may be, to the Appraised Value attributable to the Ownership Interests to account for the fact that the Partnership owns either a majority or minority interest in the underlying property. In determining the discounts to be applied to the Appraised Value attributable to the Ownership Interests, Legg Mason applied the same discounts being used by N'Tandem and did not independently determine whether the discounts being used were fair. Legg Mason then adjusted the aggregate net equity value of the Properties by (i) subtracting the estimated liquidation costs associated with selling the Properties, (ii) adding the net assets of the Partnership, and (iii) subtracting 1% of the remaining net equity value to reflect the General Partners' interest in the Partnership. Legg Mason then divided the remaining net equity value by the number of Units outstanding in order to arrive at a liquidation equity value for each Unit. Legg Mason's analysis indicated a liquidation equity value of $98.88 per Unit and Legg Mason noted that the aggregate consideration offered by N'Tandem for the Properties and the net current assets on a per Unit basis was $100.82. Legg Mason believed that its liquidation analysis supported its fairness determination because the aggregate net purchase price offered by N'Tandem for the Properties on a per Unit basis was in excess of the liquidation value indicated by such analysis.

     In making its assessment of the liquidation value, Legg Mason relied, without independent verification of the accuracy, on the Appraised Value in the Appraisal as provided by the Appraiser. In addition, Legg Mason's estimated liquidation costs associated with selling the Properties did not include general and administrative expenses of the Partnership during the liquidation period, liquidation costs associated with a prolonged marketing period or the time value of the proceeds from the sale of the Properties.

     Comparable Company Analysis.  Legg Mason employed a comparable company
     ---------------------------
analysis to establish an implied equity value for the Units. Legg Mason reviewed and compared financial information for the following publicly traded real estate investment trusts: Chateau, Manufactured Home Communities, Inc., Sun Communities, Inc., United Mobile Homes, Inc. and American Land Lease, Inc. (the "Comparable Companies"). The Comparable Companies represent all of the publicly-traded real estate investment trusts whose principal business, like that of the Partnership's, is the ownership and operation of manufactured home communities in the United States. All of the trading multiples of the Comparable Companies were based on the closing stock prices on August 28, 2000 and all funds from operations ("FFO") per share estimates were based on information published by First Call Corporation. The estimates published by First Call Corporation were not prepared in connection with the Sales or at the request of Legg Mason. Legg Mason noted that certain factors differentiated the Partnership from the Comparable Companies, including (i) the absence of an actively traded public market for the Units, (ii) the fact that the Partnership is externally managed and advised, (iii) the fact that the Partnership owns a minority interest in certain of the underlying properties and (iv) certain other economic and general market data that Legg Mason deemed appropriate. To reflect these factors, Legg Mason deemed it appropriate to discount the Comparable Companies' trading multiples by 20%. Legg Mason believed that this discount was a reasonable estimate of the discount which the market might have applied to the Comparative Companies' trading multiples to reflect these factors. In order to derive an implied equity value for the Units, Legg Mason deducted 1% from the implied equity value of the Partnership to reflect the General Partners' interest in the Partnership.

     Based on its review, Legg Mason observed that the discounted trading multiples for the Comparable Companies (i) ranged from 8.3x to 6.1x for the 2000 FFO per share estimates, (ii) ranged from 7.6x to 5.5x for the 2001 FFO per share estimates and (iii) ranged from 8.1x to 6.6x for the trailing twelve months earnings before interest, taxes, depreciation and amortization per share estimates ("EBITDA"). Based on the Managing General Partner's financial and operating forecasts and projections and Legg Mason's estimates of the Partnership's 2000 and 2001 FFO, including potential cost savings and operational efficiencies associated with general and administrative cost reductions and the addition of the net assets of the Partnership and the subtraction of the estimated transaction costs, and the range of discounted trading multiples for the Comparable Companies of 8.3x to 6.1x and 7.6x to 5.5x, respectively, for 2000 and 2001, Legg Mason's analysis indicated an implied value range per Unit of $75.27 to $53.42 based on 2000 FFO multiples and $74.39 to $52.19 based on 2001 FFO multiples. In addition, based on the Managing General Partner's financial and operating forecasts and projections and Legg Mason's estimate of the Partnership's trailing twelve months EBITDA, including potential cost savings and operational efficiencies associated with general and administrative cost reductions and the addition of the net assets of the Partnership and the subtraction of the estimated transaction costs and the range of discounted trading multiples for the Comparable Companies of 8.1x to 6.6x, Legg Mason's analysis indicated an implied value range per Unit of $41.70 to $15.56. Legg Mason believed that its comparable company analysis supported its fairness determination because the aggregate net purchase price offered by N'Tandem for the Properties on a per Unit basis was in excess of the high end of the range for each of the implied equity values of the Units indicated by such analysis.

     Discounted Cash Flow Analysis.  Legg Mason estimated the continuation
     -----------------------------
equity value of the Units assuming that the term of the Partnership was extended and the Properties were held by the Partnership until December 31, 2004. Legg Mason performed a discounted cash flow analysis (i.e., an analysis utilizing a range of discount rates) of (i) the present value of the forecasted cash flows from the Properties' future operations and (ii) the present value of the forecasted proceeds of a sale of the Properties, on an aggregate basis, less the General Partners' 1% interest in the Partnership, assuming a sale to third-party purchasers at the conclusion of the forecast period. In completing its analysis, Legg Mason utilized the financial and operating forecasts and projections provided by the Managing General Partner and the Partnership's cash flow to equity for the forecasted period of January 1, 2000 to December 31, 2004 prepared by Legg Mason and applied discount rates of 14.6% to 19.2% to the forecasted equity cash flows and the forecasted residual equity value. Forecasted residual equity value was based upon applying the Comparable Companies' discounted trading multiples of 6.2x to 8.7x for the trailing twelve months to the Partnership's forecasted FFO for the year 2004, plus the net assets of the Partnership and less the estimated transaction costs. Legg Mason's analysis indicated a range of continuation equity values based upon the discounted cash flow and discounted residual equity value of $90.35 to $63.91 per Unit. Legg Mason believed that its continuation analysis supported its fairness determination because the aggregate net purchase price offered by N'Tandem for the Properties was in excess of the high end of the range of implied equity values of the Units indicated by such analysis.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analyses or summary description. Accordingly, Legg Mason believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. The analyses underlying the Fairness Opinion were based on information, other than the share prices of the Comparable Companies, available as of March 31, 2000. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than the values developed by Legg Mason. In addition, analyses relating to the value of the Properties do not purport to be appraisals or to reflect the prices at which the Properties may actually be sold. The Fairness Opinion is based on conditions as of its date and, although subsequent developments could have a material effect on the opinion stated, the Fairness Opinion will not be updated.

     A copy of the Fairness Opinion is set forth in Appendix A to this Consent Solicitation Statement and is available for inspection and copying at the Partnership's principal executive offices during regular business hours by any interested Limited Partner or any representative of a Limited Partner who has been designated by a Limited Partner in writing. Copies may also be obtained through the written request of any Limited Partner made to the Managing General Partner at 6160 South Syracuse Way, Greenwood Village, Colorado 80111.

     As compensation for rendering its Fairness Opinion to the Partnership, Legg Mason will receive a fee of $50,000.

Independent Representation of the Unaffiliated Limited Partners

     In an effort to address the potential conflicts of interest between the General Partners and the Limited Partners, the Managing General Partner, on behalf of the Partnership, engaged Wolf Haldenstein Adler Freeman & Herz LLP to act as the Independent Special Counsel for the purpose of representing the interests of the unaffiliated Limited Partners in connection with the Sales and the Plan of Liquidation. On August 23, 2000, the Independent Special Counsel delivered a written report addressed to the Managing General Partner for the benefit of the Limited Partners describing the results of its review of, and negotiations with the Managing General Partner and N'Tandem with respect to, the Sales and the Plan of Liquidation. A copy of the report of the Independent Special Counsel, setting forth the matters considered and procedures followed, is set forth in Appendix B to this Consent Solicitation Statement and is incorporated herein by reference. Limited Partners are urged to read the report of the Independent Special Counsel in its entirety.

     The Managing General Partner selected the Independent Special Counsel based upon its belief that the Independent Special Counsel was uniquely qualified to act in this role by virtue of the Independent Special Counsel previously having brought and settled, on behalf of the limited partners of Windsor 3, Windsor 4 and Windsor 6, a class-action lawsuit in the Superior Court of the State of California involving, among other things, allegations of potential conflicts of interest relating to the Windsor 4 Transaction and the Windsor 3 and Windsor 6 Transactions.

     In analyzing the Sales and the Plan of Liquidation, the Independent Special Counsel, among other things, reviewed (i) the organizational documents, including the Partnership Agreement, of the Partnership, (ii) the financial statements and the related filings of the Partnership on Form 10-KSB for the year ended December 31, 1999 and Form 10-QSB for the quarter ended June 30, 2000, (iii) a draft of this Consent Solicitation Statement, (iv) the Appraisals and (v) a draft of the Fairness Opinion. In addition, the Independent Special Counsel also reviewed the proposed form of the Purchase and Sale Agreement that is expected to be utilized in connection with the Sales, received certain additional information relating to the Partnership requested from the Managing General Partner, independently evaluated the methodology utilized by the Appraiser with respect to the Appraisals and performed research of applicable law. In addition, prior to its engagement on behalf of the Partnership, the Independent Special Counsel had become familiar with the facts relevant to the background of the Sales and the Plan of Liquidation in the course of its representation of the limited partners of Windsor 4 in connection with the Windsor 4 Transaction and the limited partners of Windsor 3 and Windsor 6 in connection with the Windsor 3 and Windsor 6 Transactions.

     Following its review and analysis of such information, the Independent Special Counsel engaged in negotiations, on behalf of the Limited Partners, with the Managing General Partner and N'Tandem with respect to the underlying terms of the Sales and the Plan of Liquidation. The purpose of these negotiations was to represent, from a legal point of view, the interests of the Limited Partners and, thereby, ensure that there was independent legal representation of the interests of the Limited Partners in connection with the Sales and the Plan of Liquidation. As a result of these negotiations, the parties agreed to make certain changes to the underlying terms of the Sales and the Plan of Liquidation for the benefit of the Limited Partners.

     As described in the report of the Independent Special Counsel, the parties agreed that:

     (i) the discounts being applied to the Appraised Values of the Ownership Interests would be reduced from 10%, which was the percentage discount originally agreed to by the parties, to 6.7% for the Ownership Interests in which the Partnership owns a minority interest in the underlying property and from 5%, which was the percentage discount originally agreed to by the parties, to 3.4% for the Ownership Interests in which the Partnership owns a majority interest in the underlying property; and

     (ii) the sales commission being paid to the Managing General Partner would be reduced from 3%, which is the percentage commission that the Managing General Partner is entitled to receive pursuant to the Partnership Agreement, to 2.5%.

     As a result of the reduction of such discounts and sales commission, the aggregate amount of the net proceeds to be paid to the Limited Partners in connection with the Sales and the Plan of Liquidation increased by $428,000. In addition, the parties also agreed to include certain additional disclosure in this Consent Solicitation Statement relating to the rights of the Limited Partners under the Partnership Agreement with respect to a transaction between the Partnership and an affiliate of the Managing General Partner.

     As described in its report, the Independent Special Counsel is of the opinion that the results of its review and negotiations relating to the Sales and the Plan of Liquidation, when combined with the opinions expressed in the Fairness Opinion, have provided significant procedural safeguards with respect to the interests of the unaffiliated Limited Partners in light of the lack of arm's-length negotiations and bargaining between independent parties in connection with the Sales and the Plan of Liquidation. Moreover, the Independent Special Counsel believes that its representation of the interests of the unaffiliated Limited Partner in connection with the Sales and the Plan of Liquidation has resulted in the substantive benefits to such Limited Partners described above.

     In connection with its representation of the interests of the unaffiliated Limited Partners, no limitations were imposed by the Managing General Partner on the Independent Special Counsel with respect to the investigation made or procedures followed by the Independent Special Counsel and the payment of the fees of the Independent Special Counsel were not contingent upon the results of its review of, or negotiations with the Managing General Partner and N'Tandem with respect to, the Sales and the Plan of Liquidation.

     A copy of the report of the Independent Special Counsel is set forth in Appendix B to this Consent Solicitation Statement and is available for inspection and copying at the Partnership's principal executive offices during regular business hours by any interested Limited Partner or any representative of a Limited Partner who has been designated by a Limited Partner in writing. Copies may also be obtained through the written request of any Limited Partner made to the Managing General Partner at 6160 South Syracuse Way, Greenwood Village, Colorado 80111.

     As compensation for representing the interests of the unaffiliated Limited Partners in connection with the Sales and the Plan of Liquidation, the Managing General Partner paid the Independent Special Counsel a fee of approximately $31,000, which was determined on a time-and-disbursements basis at the Independent Special Counsel's customary hourly rates.

Alternatives Considered

     In addition to considering the Sales and the Plan of Liquidation, the General Partners also identified and considered the following alternative courses of action for the Partnership:

     Continuation of the Partnership. The Partnership, which was formed for the purpose of acquiring and holding investments in existing manufactured home communities for an anticipated investment period of four to seven years, was funded through a public offering of Units which commenced in March 1990 and was completed in January 1992. Following the expiration of the anticipated investment period, which was originally contemplated to occur at the latest in January 1999, it was expected that the investments of the Partnership would be sold and, thereafter, the Partnership liquidated in accordance with the terms of the Partnership Agreement. As of the date of this Consent Solicitation Statement, most of the Limited Partners have held their investments in the Partnership for more than eight years and the Partnership has held its current investments for one year beyond both the anticipated investment period for such investments and the time in which the Limited Partners had a reasonable expectation to receive distributions from the liquidation of their investments in the Partnership. As a result, the Managing General Partner believes that Limited Partners expect to achieve the near-term liquidation of their investments in the Partnership. In addition, the Managing General Partner believes that continuing to own and operate the Properties is not in the best interests of the Partnership and its Limited Partners, especially in view of the opportunity to sell the Properties to N'Tandem on the terms outlined herein. Additionally, while continuing the Partnership would have resulted in the Limited Partners receiving the benefits of continued ownership of the Properties, the Limited Partners would have also remained subject to the risks of continuing such ownership and would continue to be unable to liquidate their investments at fair value since no formal trading market for the Units exists.

     Sale of the Properties to Third-Party Purchasers. While the General Partners did consider the possibility of selling the Properties to purchasers other than N'Tandem, the General Partners ultimately concluded that such sale of the Properties would not be likely to result in the distribution of greater liquidating proceeds to the Limited Partners than the amounts being distributed in connection with the Sales and the Plan of Liquidation. The principal reasons for this conclusion are that the Managing General Partner believes that (i) the Appraisals continue to reflect the fair market values of the Properties, (ii) the Limited Partners would receive greater liquidating proceeds in a third-party transaction only if such third party was willing to pay in excess of the purchase prices for the Properties being paid by N'Tandem, something the General Partners believe few, if any, third-party purchasers would be willing to do, especially with respect to the partial Ownership Interests, (iii) the Ownership Interests representing minority interests in the underlying properties would have the effect of deterring potential third-party purchasers because of their minority status, and (iv) the expenses of the Sales are lower than they would be in connection with the sale of the Properties to an unaffiliated third-party purchaser (principally due to the fact that no third-party brokerage commissions are being paid by the Partnership in connection with the Sales, which results in estimated savings of up to $1,129,300 based upon prevailing commission rates). With respect to the Managing General Partner's belief that the Appraisals continue to reflect the fair market value of the Properties, even though the Appraisals were rendered in May 2000, it is noted that the Managing General Partner (i) does not believe that any significant events have occurred since that time which would cause the conclusions reached in the Appraisals, including the Appraised Values, to be different had the Appraisals been rendered as of a more recent date and (ii) is not aware of any material developments, trends or other uncertainties that relate to the conclusions expressed in the Appraisals, or that are reasonably likely to materially affect such conclusions.

     While the General Partners do not believe, at this time, that the sale of the Properties to a third-party purchaser would be more beneficial to the Partnership and the Limited Partners than the Sales and Plan of Liquidation proposed herein, the General Partners do recognize that a third-party purchaser could propose a superior or competing offer to that proposed by N'Tandem during the course of this Consent

Solicitation and will not allow this Consent Solicitation to preclude the Partnership from entertaining such a transaction should one emerge prior to the end of the solicitation period for this Consent Solicitation.

     Proposed Consolidation. The General Partners also considered and analyzed the Proposed Consolidation in which the Partnership, together with three of the other Windsor Limited Partnerships, would have been merged with and into N'Tandem. In the Proposed Consolidation, the Limited Partners would have had the right to exchange their Units for common shares of beneficial interest or other securities of N'Tandem.

     As part of its analysis of the Sales and the Plan of Liquidation, the Managing General Partner compared the estimated price per Unit of approximately $100.82 expected to be paid by N'Tandem in the Sales to the estimated range of values per Unit that were expected to be received upon completion of the Proposed Consolidation assuming that the Units were converted into N'Tandem's common shares of beneficial interest. The Managing General Partner's consolidation analysis had indicated that the estimated range of values per Unit following the Proposed Consolidation was $72.01 to $95.96.

     In preparing its consolidation analysis, the Managing General Partner applied the forecasted funds from operations per share of N'Tandem for the year 2000, which assumed completion of the Proposed Consolidation, to a range of forecasted funds from operations per share multiples for the Comparative Companies for the year 2000. The Comparative Companies selected by the Managing General Partner were: Chateau, Manufactured Home Communities, Inc., Sun Communities, Inc., United Mobile Homes, Inc. and Asset Investors Corporation.
By applying the forecasted funds from operations per share of N'Tandem for the year 2000 to a range of forecasted funds from operations per share multiples for the Comparative Companies, the Managing General Partner was able to estimate ranges of values for N'Tandem's common shares following the completion of the Proposed Consolidation. The Managing General Partner determined the range of forecasted funds from operations per share multiples for the Comparative Companies by applying a discount, which ranged from 0% to 10%, to the multiples of the Comparative Companies in order to account for the difference in N'Tandem's size, percentage of leverage and operational history as compared to the Comparative Companies. The Managing General Partner then multiplied these estimated ranges by the exchange ratio per Unit for each Windsor Limited Partnership participating in the Proposed Consolidation to determine the estimated value of the Units assuming they were converted into N'Tandem's common shares.

     In analyzing the Proposed Consolidation, the Managing General Partner also considered that (i) the anticipated time period for the completion of the Proposed Consolidation was likely to be quite lengthy and (ii) the estimate of the value of the Units assuming their conversion into N'Tandem's common shares in the Proposed Consolidation was not based on any established trading price for the common shares, but was instead based on an analysis of the Comparative Companies that sought to anticipate the market price of N'Tandem's common shares following the Proposed Consolidation by reference to the current trading prices of the securities of the Comparative Companies.

     In assessing the Proposed Consolidation described above, the Managing General Partner recognized that the valuation estimates used in its analysis are subject to significant uncertainties, variables and assumptions, as well as varying market conditions, and no assurance can be given that the estimated values indicated could ever be realized. The analysis relating to the Proposed Consolidation was based on information available as of October 15, 1999. The General Partners do not anticipate updating the analyses or other information relating to the foregoing alternatives.

N'Tandem's and Chateau's Belief as to the Fairness of the Proposed Transactions; N'Tandem's and Chateau's Reasons for Engaging in the Proposed Transactions

     N'Tandem and Chateau believe that the Sales are fair to the affiliated and unaffiliated Limited Partners from both a financial point of view and a procedural point of view. In reaching such determination, N'Tandem and Chateau considered the same factors and positive and negative aspects of the Sales as were considered by the General Partners, as described above under "-- Fairness of the Proposed Transactions; Recommendation of the General Partners" and have specifically adopted the analyses and conclusions of the General Partners described therein.

     In October 1998, N'Tandem amended and restated N'Tandem's Declaration of Trust and By-laws to convert N'Tandem from a finite-life entity to an infinite-life entity in order to enable it to begin implementing a growth-oriented business plan intended to cause N'Tandem to attain greater size and asset diversity. The acquisition by N'Tandem of the Properties is being engaged in by N'Tandem as part of such growth-oriented business plan.

Appraisals

     Overview of Appraisals. The Appraiser, Whitcomb Real Estate located in Tampa, Florida, was retained by the Managing General Partner to render the Appraisals with respect to the Partnership's Properties. The Appraiser is certified as a Master Appraiser by the Appraisal Institute and was selected based upon its expertise as well as its familiarity with valuing manufactured home communities. The Appraisals set forth the Appraised Values of the five wholly-owned Properties and the five manufactured home communities in which the Partnership holds Ownership Interests as of various dates in May 2000.

     The purpose of the Appraisals was, and the Appraiser was instructed by the Managing General Partner, to determine the fair market value of each Property. In connection with the Appraisals, no fair market values or value ranges were suggested by the Managing General Partner. Each of the Properties was appraised in accordance with the Uniform Standards of Professional Appraisal Practice. Only one Appraisal was sought with respect to each Property. If more than one appraisal had been sought with respect to each Property, the values determined for the Properties might have been higher or lower than the Appraised Values determined by the Appraiser.

     In conducting the Appraisals, the Appraiser utilized two approaches, the income capitalization approach and the sales comparison approach. In the income capitalization approach, an appraiser calculates an estimate of net operating income for the subject property ("NOI"). The appraiser then determines an appropriate capitalization rate for the subject property based upon capitalization rates for comparable properties sold in the same geographic area as the subject property. The appraised value of the subject property is then determined by the appraiser by dividing the NOI by the appropriate capitalization rate. In utilizing the sales comparison approach, an appraiser determines the market value of the subject property by comparing such property against other properties deemed comparable to the subject property and sold within a specified time period and then adjusting the market value of the comparable properties to account for material differences between the subject property and the comparable properties.

     The Appraisals were rendered in May 2000 and, therefore, may no longer reflect the fair market values of the Properties. Accordingly, the value of the Properties may have increased since that time. However, the Managing General Partner (i) does not believe that any significant events have occurred since that time which would cause the conclusions reached by the Appraiser in the Appraisals and the Appraised Values to be different had the Appraisals been rendered as of a more recent date, (ii) is not aware of any material developments, trends or other uncertainties that relate to the conclusions expressed in the Appraisals or that are reasonably likely to materially affect such conclusions and (iii) does not intend to update the Appraisals or order new appraisals for the Properties in connection with the Sales.

     The Appraisals have been based in part upon information supplied to the Appraiser by the Managing General Partner, including, but not limited to: rent rolls; building reports; lease information; financial schedules of current lease rates, income, expenses, cash flow and related financial information; and property descriptive information. The Appraiser relied upon such information and assumed that the information provided by the Managing General Partner was accurate and complete and generally did not attempt to independently verify such information. The Appraiser also interviewed and relied upon the Managing General Partner to obtain information relating to the condition of each Property, including any deferred maintenance, capital budgets, environmental conditions, status of ongoing or newly planned expansions and other factors affecting the physical condition of the Property improvements. The Appraiser also (i) interviewed the Managing General Partner's management personnel regarding competitive conditions in property markets, trends affecting the Properties, certain lease and financing factors and historical and anticipated lease revenues and expenses and
(ii) reviewed historical operating statements for the Properties.

     Copies of the Appraisals are filed as exhibits to the Schedule 13E-3 and are available for inspection and copying at the Partnership's principal executive offices during regular business hours by any interested Limited Partner or any representative of a Limited Partner who has been designated by such Limited Partner in writing. Copies may also be obtained through the written request of any Limited Partner made to the Managing General Partner at 6160 South Syracuse Way, Greenwood Village, Colorado 80111.

     The Appraiser and its Methodology

     Information with respect to Whitcomb Real Estate.  The Appraiser was
     ------------------------------------------------
founded in 1986 and, currently, has four full-time appraisers on its staff.
Each of the Properties was appraised by John Whitcomb, the President of the Appraiser. Mr. Whitcomb is (i) certified as a Master Appraiser by the Appraisal Institute, (ii) is a Certified Commercial Investment Member, (iii) has been in the real estate appraisal business since 1985 (iv) and has conducted in excess of a thousand property appraisals since that time. Mr. Whitcomb has extensive experience appraising manufactured home communities, having conducted in excess of 250 such appraisals since 1993. The Managing General Partner previously engaged the Appraiser to render additional or updated appraisals, in addition to the Appraisals, on several properties in which the Windsor Limited Partnerships currently hold, or have in the past held, interests, including the Long Lake Property. The Appraiser was paid usual and customary market based fees in connection with its appraisals. Neither of the General Partners nor any of their affiliates have any material relationship with the Appraiser. The Appraiser received $46,900 in connection with rendering the Appraisals. Total fees and compensation paid to the Appraiser by the Partnership, the General Partners and their respective affiliates since January 1, 1997 has been $135,800. No additional compensation is mutually understood to be contemplated to be paid to the Appraiser in connection with the Appraisals or otherwise.

     Assumption and Limitations of the Whitcomb Appraisals.  Each of the
     -----------------------------------------------------
Appraisals were based upon assumptions and limiting conditions, including the following: (i) that the factual information contained in each Appraisal upon which the analysis and conclusions are based was true and correct; (ii) that the information, estimates and opinions furnished to the Appraiser in connection with the Appraisals were true and correct; (iii) each Property was appraised as though it were free and clear of mortgages, liens, leases, servitudes and encumbrances, except as identified in the Appraisals; (iv) that each Appraisal applies to the real estate only and does not include personal property or other non-realty items located at or on the Property; (v) that there is good and marketable title to the Property; (vi) that the Property is free of encroachments and zoning or other violations or problems; (vii) that management of the Property is competent; (viii) that there are no material hidden or unapparent problems of the soil, subsoil or structures of the Property; (ix) that all of the improvements, equipment, and building services are structurally sound and suffer no latent defects or inadequacies; (x) that the subject improvements are free of insect infestation or rot or damage due to such infestation or rot; (xi) that there are no environmental problems with respect to the Property or its improvements; (xii) that no adverse events, conditions or circumstances materially affecting the Property have taken place subsequent to the date of the field inspection; and (xiii) that there have been no material changes in economic conditions affecting the Property following the date of the Appraisal.

     The Appraiser also noted that (i) the estimates of value stated in the Appraisals apply only to the effective dates of value stated in the Appraisals,
(ii) value is affected by many related and unrelated economic conditions within a local, regional, national and/or worldwide context, which might necessarily affect the prospective value of the subject property, (iii) the Appraiser assumes no liability for any unforeseen changes in the economy or at the subject property, (iv) the underlying assumptions and conditions provide a reasonable basis for the value estimate stated in the Appraisals, (v) some assumptions or projections inevitably will not materialize and unanticipated events and circumstances may occur during the forecast period, and (vi) the actual results achieved during the projected holding period and investor requirements relative to anticipated annual returns and overall yields could vary from the projection and that such variations could be material and have an impact on the individual value conclusions stated in the Appraisals.

     Summary of Appraisals. A summary description of the Appraisals, including the Appraised Values of the Properties, is set forth below. The Appraisals are based on conditions as of their respective dates. Subsequent developments could have a material effect on the valuations stated therein.

     Summary of Kings & Queens Property Appraisal.  In utilizing the income
     --------------------------------------------
capitalization approach in connection with appraising the Kings & Queens Property, the Appraiser first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $329,728 per year. Vacancy and credit loss was estimated at 5% of potential gross income for manufactured home sites and 60% for recreational vehicle spaces, or $23,878 in the aggregate. Additional income, based on historical numbers, was calculated at $10.00 per site, leaving an effective gross income estimate of $306,959 for the Property. Total annual operating expenses for the Property were estimated to be $132,695 leaving an estimated NOI of $174,264. In determining a capitalization rate for the Kings & Queens Property, the Appraiser looked at capitalization rates for recently sold comparable communities, which ranged from 7.98% to 9.48%. The Appraiser noted that the Property is a well-occupied community, located in a sophisticated market area and that it would appeal to a large number of potential purchasers. Based on the market data, the Appraiser determined that a capitalization rate of 9% for the Property was appropriate. Utilizing the 9% capitalization rate, the Appraiser was able to calculate a market value of $1,900,000 for the Kings & Queens Property. The Appraiser also used the debt coverage ratio method, which yielded a capitalization rate equal to approximately 9.1%, to verify the accuracy of the utilized capitalization rate.

     In utilizing the sales comparison approach in connection with appraising the Kings & Queens Property, the Appraiser compared the Property to five other manufactured home communities sold in the same general geographic area as the Property within the two-year period prior to the date of the Appraisal. The sales prices of the five comparable properties ranged from a low of $2,200,000 to a high of $8,600,000. Total sites ranged from 110 to 337 and occupancy ranged from 96.9% to 100%. The average price per site ranged from $18,846 to $25,519 and average site rent ranged from $217.00 to $290.00. All of the sales were fee simple transactions with typical acquisition financing reflected in the cash equivalent price. There were no atypical sale conditions known to have occurred and all of the sales represented transactions that took place in the two-year period prior to the date of the Appraisal and traded under similar market conditions.

     The Appraiser also employed an effective gross income multiplier (an "EGIM") in the sales comparison analysis. In applying the EGIM analysis, the Appraiser determined that (i) the EGIM for the comparable sale properties ranged from 5.56 to 7.89, (ii) that EGIM was essentially a function of the average site rent, (iii) average site rent reflects, in most cases, the market perception of a property's position in the marketplace, (iv) typically, increases in site rent contribute to increases in NOI, (v) average site rent is a function of the physical aspects of the property, such as age and condition, location and amenities, and (vi) the EGIM also reflects the market's perception of the potential for future rent increases.

     The Appraiser also noted that (i) the Property is an established, age-restricted community with a good location and access, (ii) the Property has a history of good occupancy and both the Property and improvements are in good overall condition and (iii) there is adequate maintenance to maintain the current condition of the Property. A $15.00 per site rent increase effective as of January 1, 2000, was incorporated into the Appraisal. Based on these considerations, the Appraiser concluded that an EGIM of 6.5, which was at the low end of the indicated range for the comparable properties, was appropriate for the Property. Based upon the Property's effective gross income of $306,959 and an EGIM of 6.5 the Appraiser calculated the market value of the Property to be $2,000,000, representing $18,018 per site. The Appraiser then used price per space analysis to verify the EGIM calculation. The price per space analysis yielded a market value of $2,000,000. The Appraiser noted that the two methods indicated the same value and concluded a market value of $2,000,000 via the sales comparison approach.

     In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and purchasers in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Property made the income capitalization approach a reliable gauge of the market value of the Property, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) determined that the opinion of value should be based on the income capitalization approach because buyers are most concerned with cash flow to service debt, and (vii) concluded that the market value of the Property, based on a reasonable exposure period of six months, as of May 1, 2000, was $1,900,000.

     Summary of Lucerne Lakeside Property Appraisal. In utilizing the income
     ----------------------------------------------
capitalization approach in connection with appraising the Lucerne Lakeside Property, the Appraiser first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $403,099 per year. Vacancy and credit loss was estimated at 5% of potential gross income, or $20,155. Additional income, based on historical numbers, was calculated at $4.00 per site, leaving an effective gross income estimate of $383,504 for the Property. Total annual operating expenses for the Property were estimated to be $152,131, leaving an estimated NOI of $231,374. In determining a capitalization rate for the Lucerne Lakeside Property, the Appraiser looked at capitalization rates for recently sold comparable communities, which ranged from 7.98% to 9.48%. The Appraiser noted that the Property is a well-occupied community, located in a sophisticated market area and that it would appeal to a large number of potential purchasers. Based on these considerations, the Appraiser determined that a capitalization rate of 9% for the Property was appropriate. Utilizing the 9% capitalization rate, the Appraiser was able to calculate a market value of $2,600,000 for the Lucerne Lakeside Property. The Appraiser also used the debt coverage ratio method, which yielded a capitalization rate equal to approximately 9.1%, to verify the accuracy of the utilized capitalization rate.

     In utilizing the sales comparison approach in connection with appraising the Lucerne Lakeside Property, the Appraiser compared the Property to five other manufactured home communities sold in the same general geographic area as the Property within the eighteen-month period prior to the date of the Appraisal. The sales prices of the five comparable properties ranged from a low of $2,200,000 to a high of $8,600,000. Total sites ranged from 110 to 337 and occupancy ranged from 96.9% to 100%. The average price per site ranged from $18,846 to $25,519 and average site rent ranged from $217.00 to $290.00. All of the sales were fee simple transactions with typical acquisition financing reflected in the cash equivalent price. There were no atypical sale conditions known to have occurred and all of the sales represented transactions that took place in the eighteen-month period prior to the date of the Appraisal and traded under similar market conditions.

     The Appraiser also employed an EGIM in the sales comparison analysis. In applying the EGIM analysis, the Appraiser determined that (i) the EGIM for the comparable sale properties ranged from 5.56 to 7.89, (ii) the EGIM was essentially a function of the average site rent, (iii) average site rent reflects, in most cases, the market perception of a property's position in the market place, (iv) typically, site rent increases contribute to increases in NOI, (v) average site rent is a function of the physical aspects of the property, such as age and condition, location and amenities, and (vi) the EGIM also reflects the market's perception of the potential for future rent increases.

     The Appraiser noted that (i) the Property is an established, age-restricted community with a good location and access, (ii) the Property has a history of good occupancy and the Property and improvements are in good overall condition and (iii) there is adequate maintenance to maintain the current condition of the Property. A $10.00 per site rent increase, effective as of March 1, 2000, was incorporated into the Appraisal. The Appraiser noted that the Property's rents were shown to be in the indicated range. Based on these considerations, the Appraiser concluded that an EGIM of 6.80, which was in the middle portion of the indicated range for the comparable properties, was appropriate for the Property. Based upon the Property's effective gross income of $383,504 and an EGIM of 6.80, the Appraiser calculated the fair market value to be $2,600,000, representing $18,571 per site. The Appraiser then used price per space analysis to verify the EGIM calculation. The price per space analysis yielded a market value of $2,700,000. The Appraiser noted that this value was slightly higher than the indication from the EGIM method but considered the values mutually supportive. The Appraiser ultimately concluded a market value of $2,650,000 via the sales comparison approach.

     In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and purchasers in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Property made the income capitalization approach a reliable gauge of the market value of the Property, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) emphasized the income capitalization approach because buyers are most concerned with cash flow to service debt, and
(vii) concluded that the market value of the Property, based on a reasonable exposure period of six months, as of May 1, 2000, was $2,600,000.

     Summary of North Glen Property Appraisal.  In utilizing the income
     ----------------------------------------
capitalization approach in connection with appraising the North Glen Property, the Appraiser first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $825,384 per year. Vacancy and credit loss was estimated at 3% of potential gross income, or $24,762. Additional income, based on historical numbers, was calculated at $475.00 per site, leaving an effective gross income estimate of $937,897 for the Property. Total annual operating expenses for the Property were estimated to be $355,285, leaving an estimated NOI of $582,613.
In determining a capitalization rate for the North Glen Property, the Appraiser looked at capitalization rates for recently sold comparable communities, which ranged from 7.67% to 9.86%. Based on the market data and considering that the Property is an older manufacturing housing community and reflects additional investment risk, the Appraiser determined that a capitalization rate of 9.5% for the Property was appropriate. Utilizing the 9.5% capitalization rate, the Appraiser was able to calculate a market value of $6,100,000 for the North Glen Property. The Appraiser also used the debt coverage ratio method, which yielded a capitalization rate equal to approximately 9.5%, to verify the accuracy of the utilized capitalization rate.

     In utilizing the sales comparison approach in connection with appraising the North Glen Property, the Appraiser compared the Property to four other manufactured home communities sold in the same general geographic area as the Property within the thirty-four-month period prior to the date of the Appraisal. The sales prices of the four comparable properties ranged from a low of $3,560,000 to a high of $6,500,000. Total sites ranged from 208 to 447 and occupancy ranged from 70% to 98.8%. The average price per site ranged from $14,541 to $19,338 and the average site rent ranged from $150.00 to $250.00. All of the comparable sales were fee simple transactions with typical acquisition financing. There were no atypical sale conditions known to have occurred and all of the sales represented transactions that took place in the thirty-four month period prior to the date of the Appraisal and traded under similar market conditions.

     The Appraiser also employed an EGIM in the sales comparison analysis. In applying the EGIM analysis, the Appraiser determined that (i) the EGIM for the comparable sale properties ranged from 7.14 to 8.87, (ii) the EGIM was essentially a function of the average site rent, (iii) average site rent reflects, in most cases, the market perception of a property's position in the marketplace, (iv) typically, increases in site rent contribute to increases in NOI, (v) average site rent is a function of the physical aspects of the property, such as age and condition, location and amenities, and (vi) the EGIM also reflects the market's perception of the potential for future rent increases.

     The Appraiser also noted that (i) the Property is an all age community situated in a mixed-use commercial and residential area that has exhibited a significant amount of new development during recent years, (ii) the Property has historically exhibited a high level of occupancy with rental increases, and
(iii) all the comparable sale properties had a lower expense ratio than the Property, ranging from 29.6% to 32.0%. By comparison, the Property has a forecast expense ratio of 37.88%. Based on these considerations, the Appraiser concluded that an EGIM of 7.0, which was slightly below the indicated range for the comparable properties, was appropriate for the Property. Based upon the Property's effective gross income of $937,897 and an EGIM of 7.0, the Appraiser calculated the market value of the Property to be $6,600,000, representing $22,717 per site. After adjustments, the Appraiser determined the fair market value to be $6,200,000. The Appraiser then used price per space analysis to verify the EGIM calculation. The price per space analysis yielded a market value of $6,200,000. The Appraiser noted that values reflected a narrow range and were mutually supportive and, therefore, concluded a market value of $6,400,000 via the sales comparison approach.

     In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and purchasers in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Property made the income capitalization approach a reliable gauge of the market value of the Property, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) determined that the opinion of value should be based on the income capitalization approach because buyers are most concerned with cash flow to service debt, and (vii) concluded that the market value of the Property, based on a reasonable exposure period of six months, as of May 12, 2000, was $6,100,000.

     Summary of The Hills Property Appraisal.  In utilizing the income
     ---------------------------------------
capitalization approach in connection with appraising The Hills Property, the Appraiser first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $664,440 per year. Vacancy and credit loss was estimated at 5% of potential gross income, or $33,222. Additional income, based on historical numbers, was calculated at $45.00 per site, leaving an effective gross income estimate of $765,680 for the Property. Total annual operating expenses for the Property were estimated to be $400,948, leaving an estimated NOI of $364,740.
In determining a capitalization rate for The Hills Property, the Appraiser looked at capitalization rates for recently sold comparable communities, which ranged from 9% to 10.4%. The Appraiser noted that the Property has a high degree of vacancy that might represent upside to a potential purchaser. Based on the market data and considering the current investor and interest rate environment, the Appraiser determined that a capitalization rate of 9.25% was appropriate. Utilizing the 9.25% capitalization rate, the Appraiser was able to calculate a market value of $3,940,000 for The Hills Property. The market value, with excess land valued at $120,000, was calculated to be $4,060,000. The Appraiser also used the debt coverage ratio method, which yielded a capitalization rate equal to approximately 9.8%, to verify the accuracy of the utilized capitalization rate.

     In utilizing the sales comparison approach in connection with appraising The Hills Property, the Appraiser compared the Property to five other manufactured home communities sold in the same general geographic area as the Property within the three-year period prior to the date of the Appraisal. The sales prices of the five comparable properties ranged from a low of $875,000 to a high of $4,322,525. Total sites ranged from 50 to 200 and occupancy ranged from 91% to 100%. The average price per site ranged from $17,500 to $29,167 and average site rent ranged from $190.00 to $300. All of the sales were fee simple transactions with typical acquisition financing. There were no atypical sale conditions known to have occurred and all of the sales represented transactions that took place in the three-year period prior to the date of the Appraisal and traded under similar market conditions.

     The Appraiser also employed an EGIM in the sales comparison analysis. In applying the EGIM, the Appraiser determined that the EGIM for the comparable sale properties ranged from 6.1 to 8.2. The Appraiser noted that the Property is an all age community and has a minimal amount of vacancy and higher expense ratio than all of the comparable properties. Based on these considerations, the Appraiser concluded that an EGIM of 6.1, which was at the low end of the indicated range for the comparable properties, was appropriate for the Property. Based upon the Property's effective gross income of $766,688 and an EGIM of 6.1, the Appraiser calculated the fair market value of the Property, with excess land, to be $4,670,000, representing $20,664 per site. The Appraiser then used price per space analysis to verify the EGIM calculation. The price per space analysis yielded a market value of $4,070,000. The Appraiser noted that the values were mutually supportive but placed slightly more emphasis on the price per space method and concluded a market value of $4,300,000 via the sales comparison approach.

     In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and purchasers in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Property made the income capitalization approach a reliable gauge of the market value of the Property, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) emphasized the income capitalization approach because buyers are most concerned with cash flow to service debt and
(vii) concluded that the market value of the Property, based on a reasonable exposure period of six months, as of May 10, 2000, was $4,100,000.

     Summary of Village Glen Property Appraisal.  In utilizing the income
     ------------------------------------------
capitalization approach in connection with appraising the Village Glen Property, the Appraiser first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $477,852 per year. Vacancy and credit loss was estimated at 6% of potential gross income, or $28,671. Additional income, based on historical numbers, was calculated at $15.00 per site, leaving an effective gross income estimate of $451,326 for the Property. Total annual operating expenses for the Property were estimated to be $179,188, leaving an estimated NOI of $272,138.
In determining a capitalization rate for the Village Glen Property, the Appraiser first looked at capitalization rates for comparable communities, which ranged from 7.98% to 9.48%. The Appraiser noted that the Property is a well-occupied community, located in a sophisticated market area. The Appraiser further noted that the Property would appeal to a large number of potential purchasers. Based on these considerations, the Appraiser determined that a capitalization rate of 9% was appropriate. Utilizing the 9% capitalization rate, the Appraiser was able to calculate a market value of $3,000,000 for the Village Glen Property. The Appraiser also used the debt coverage ratio method, which yielded a capitalization rate equal to approximately 9.1%, to verify the accuracy of the utilized capitalization rate.

     In utilizing the sales comparison approach in connection with appraising the Village Glen Property, the Appraiser compared the Property against five other manufactured home communities sold in the same general geographic area as the Property in the eighteen-month period prior to the date of the Appraisal. The sales prices of the five comparable properties ranged from a low of $2,200,000 to a high of $8,600,000. Total sites ranged from 110 to 337 and occupancy ranged from 96.9% to 100%. The average price per site ranged from $18,846 to $25,519 and average site rent ranged from $217.00 to $290.00. All of the sales were fee simple transactions with typical acquisition financing reflected in the cash equivalent price. There were no atypical sale conditions known to have occurred and all of the sales represented transactions that took place in the eighteen-month period prior to the date of the Appraisal and traded under similar market conditions.

     The Appraiser also employed an EGIM in the sales comparison analysis. In applying the EGIM analysis, the Appraiser determined that (i) the EGIM for the comparable sale properties ranged from 5.56 to 7.89, (ii) the EGIM was essentially a function of the average site rent, (iii) average site rent reflects, in most cases, the market perception of a property's position in the marketplace, (iv) typically, site rent increases contribute to increases in NOI,
(v) average site rent is a function of the physical aspects of the property, such as age and condition, location and amenities, and (vi) the EGIM also reflects the market's perception of the potential for future rent increases.

     The Appraiser noted that (i) the Property is an established, age-restricted community with a good location and access, (ii) the Property has a history of good occupancy, (iii) the Property and improvements are in good overall condition, and (iv) there is adequate maintenance to maintain the current condition of the Property. A $10.00 per site rent increase, effective as of January 1, 2000, was incorporated into the Appraisal. Based on these considerations, the Appraiser concluded that an EGIM of 6.7, which was in the middle portion of the indicated range for the comparable properties, was appropriate for the Property. Based upon the Property's effective gross income of $451,326 and an EGIM of 6.7, the Appraiser calculated the market value of the Property to be $3,000,000, representing $20,979 per site. The Appraiser then used price per space analysis to verify the EGIM calculation. The price per space analysis yielded a market value of $3,000,000. The Appraiser noted that values were mutually supportive and concluded a market value of $3,000,000 via the sales comparison approach.

     In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and purchasers in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Property made the income capitalization approach a reliable gauge of the market value of the Property, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) determined that the opinion of value should be based on the income capitalization approach because buyers are most concerned with cash flow to service debt, and (vii) concluded that the market value of the Property, based on a reasonable exposure period of six months, as of May 1, 2000, was $3,000,000.

     Summary of Garden Walk Property Appraisal.  In utilizing the income
     -----------------------------------------
capitalization approach in connection with appraising the Garden Walk Property, the Appraiser first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $2,193,648 per year. Vacancy and credit loss was estimated at 12% of potential gross income, or $263,238. Additional income, based on historical numbers, was calculated at $25.00 per site, leaving an effective gross income estimate of $1,942,510 for the Property. Total annual operating expenses for the Property was estimated to be $889,068, leaving an estimated NOI of $1,053,442. In determining a capitalization rate for the Property, the Appraiser looked at capitalization rates for recently sold comparable communities, which ranged from 7.44% to 9.83%. Based on the comparison of the sale data to the Property and considering the current marketplace and interest rate environment, the Appraiser determined that a capitalization rate of 9% for the Property was appropriate. Utilizing the 9% capitalization rate, the Appraiser was able to calculate a market value of $11,700,000 for the Garden Walk Property. The Appraiser also used the debt coverage ratio method, which yielded a capitalization rate equal to approximately 9.2%, to verify the accuracy of the utilized capitalization rate.

     In utilizing the sales comparison approach in connection with appraising the Property, the Appraiser compared the Property to five other manufactured home communities sold in the same general geographic area as the Property within the two-year period prior to the date of Appraisal. The sales prices of the five comparable properties ranged from a low of $4,000,000 to a high of $16,600,000. Total sites ranged from 206 to 585 and occupancy ranged from 94.5% to 100%. The average price per site ranged from $19,417 to $36,797 and average site rent ranged from $217.00 to $391.41. All of the sales were fee simple transactions with typical acquisition financing reflected in the cash equivalent price. There were no atypical sale conditions known to have occurred and all of the sales represented transactions that took place in the two-year period prior to the date of the Appraisal and traded under similar market conditions.

     The Appraiser also employed an EGIM in the sales comparison analysis. In applying the EGIM analysis, the Appraiser determined that (i) the EGIM for the comparable sale properties ranged from 6.50 to 9.40, (ii) the EGIM was essentially a function of the average site rent, and (iii) average site rent reflects, in most cases, the market perception of a property's position in the marketplace, (iv) typically, site rent increases contribute to increases in NOI,
(v) average site rent is a function of the physical aspects of the property, such as age and condition, location and amenities, and (vi) the EGIM also reflects the market's perception of the potential for future rent increases.

     The Appraiser also determined that (i) the Property is an age restricted community with a 9.1% physical vacancy, (ii) the Property was observed to be in average condition and in a good location in Palm Beach County, Florida, and
(iii) the comparable properties all had a higher occupancy rate than the Property and had lower expense ratios, ranging from 27.4% to 36.1%. By comparison, the Property had a forecast expense ratio of 45.78%. Based on these considerations, the Appraiser concluded that an EGIM of 6.0, which was below the indicated range for the comparable properties, was appropriate for the Property. Based upon the Property's effective gross income of $1,942,510, and an EGIM of 6.0, the Appraiser concluded the market value of the Property to be $11,700,000, representing $24,173 per site.

     In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and purchasers in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Properties made the income capitalization approach a reliable gauge of the market value of the Properties, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected the same value, (vi) determined that the opinion of value should be based on the income capitalization approach because buyers are most concerned with cash flow to service debt, and (vii) concluded that the market value of the Property based on a reasonable exposure period of six months, as of May 1, 2000 was $11,700,000.

     Summary of Long Lake Property Appraisal.  In utilizing the income
     ---------------------------------------
capitalization approach in connection with appraising the Long Lake Property, the Appraiser first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $744,133 per year. Vacancy and credit loss was estimated at 15% of potential gross income, or $80,623. Additional income, based on historical numbers, was calculated at $60.00 per site, leaving an effective gross income estimate of $672,510 for the Property. Total annual operating expenses for the Property were estimated to be $358,173, leaving an estimated NOI of $314,337.
In determining a capitalization rate for the Long Lake Property, the Appraiser first looked at capitalization rates for comparable communities, which ranged from 8.51% to 9.79%. The Appraiser noted the Property is a well occupied community, located in a sophisticated area and that it would appeal to a large number of investors. Based on these considerations, the Appraiser determined that a capitalization rate of 9% was appropriate. Utilizing the 9% capitalization rate, the Appraiser was able to calculate a market value of $3,500,000 for the Long Lake Property. The Appraiser also used the debt coverage ratio method, which yielded a capitalization rate equal to approximately 9.1%, to verify the accuracy of the utilized capitalization rate.

     In utilizing the sales comparison approach in connection with appraising the Long Lake Property, the Appraiser compared the Property against five other manufactured home communities sold in the same general geographic area as the Property within the eighteen-month period prior to the date of the Appraisal. The sales prices of the five comparable properties ranged from a low of $2,160,000 to a high of $15,400,000. Total sites ranged from 185 to 499 and occupancy ranged from 89.2% to 96.9%. The average price per site ranged from $11,676 to $30,862 and average site rent ranged from $159.39 to $382.80. All of the sales were fee simple transactions with typical acquisition financing reflected in the cash equivalent price. There were no atypical sale conditions known to have occurred and all of the sales represented transactions that took place in the eighteen-month period prior to the date of the Appraisal and traded under similar market conditions.

     The Appraiser also employed an EGIM in the sales comparison analysis. In applying the EGIM analysis, the Appraiser determined that (i) the EGIM for the comparable sale properties ranged from 4.97 to 7.35, (ii) the EGIM was essentially a function of the average site rent, (iii) average site rent reflects, in most cases, the market perception of a property's position in the marketplace, (iv) typically, site rent increases contribute to increases in NOI,
(v) average site rent is a function of the physical aspects of the property, such as age and condition, location and amenities, and (vi) the EGIM also reflects the market's perception of the potential for future rent increases.

     The Appraiser also noted that (i) the Property is an established, age-restricted community with a good location and access, (ii) the Property has a history of good occupancy and is in good overall condition, (iii) there is adequate maintenance to maintain the current condition of the Property and (iv) the Property's expense ratio of 53.26% was just above the range of expense ratios for the comparable properties. An $11.00 per site rent increase, effective as of January 1, 2000, was incorporated into the Appraisal. Based on these considerations, the Appraiser concluded that an EGIM of 5.30, which was in the lower portion of the indicated range for the comparable properties, was appropriate for the Property. Based upon the Property's effective gross income of $672,510 and an EGIM of 5.30, the Appraiser calculated the market value of the Property to be $3,600,000, representing $24,000 per site. The Appraiser then used price per space analysis to verify the EGIM calculation. The price per space analysis yielded a market value of $3,400,000. The Appraiser noted that this value was slightly lower than the indication from the EGIM method but that the values were mutually supportive. The Appraiser ultimately concluded a market value of $1,800,000 via the sales comparison approach.

     In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and purchasers in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Property made the income capitalization approach a reliable gauge of the market value of the Property, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected the same value, (vi) determined that the opinion of value should be based on the income capitalization approach because buyers are most concerned with cash flow to service debt, and (vii) concluded that the market value of the Property, based on a reasonable exposure period of six months, as of May 1, 2000, was $3,500,000.

     Summary of Carefree Village Property Appraisal.  In utilizing the income
     ----------------------------------------------
capitalization approach in connection with appraising the Carefree Village Property, the Appraiser first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $1,415,446 per year. Vacancy and credit loss was estimated at 18% of potential gross income, or $254,780. Additional income, based on historical numbers, was calculated at $100.00 per site, leaving an effective gross income estimate of $1,323,065 for the Property. Total annual operating expenses for the Property were estimated to be $716,888, leaving an estimated NOI of $606,177. In determining a capitalization rate for the Carefree Village Property, the Appraiser first looked at capitalization rates for recently sold comparable communities, which ranged from 8.51% to 9.79%. The Appraiser noted that the Property has an above market vacancy and expense ratio, but that there is upside potential from increased revenue from water and sewage charges. Based on these considerations, the Appraiser determined that a capitalization rate of 10% for the Property was appropriate. Utilizing the 10% capitalization rate the Appraiser was able to calculate a market value of $6,100,000 for the Carefree Village Property. The Appraiser also used the debt coverage ratio method, which yielded a capitalization rate equal to approximately 10.3%, to verify the accuracy of the utilized capitalization rate.

     In utilizing the sales comparison approach in connection with appraising the Carefree Village Property, the Appraiser compared the Property to five other manufactured home communities sold in the same general geographic area as the Property within the three-year period prior to the date of the Appraisal. The sales prices of the five comparable properties ranged from a low of $2,160,000 to a high of $15,400,000. Total sites ranged from 185 to 499 and occupancy ranged from 89.2% to 96.9%. The average price per site ranged from $11,676 to $30,651 and average site rent ranged from $159.39 to $382.80. All of the sales were fee simple transactions with typical acquisition financing. There were no atypical sale conditions known to have occurred and all of the sales represented transactions that took place in the three-year period prior to the date of the Appraisal and traded under similar market conditions.

     The Appraiser also employed an effective gross income multiplier ("EGIM") in the sales comparison analysis. In applying the EGIM, the Appraiser determined that the EGIM for the comparable sale properties ranged from 4.97 to
7.35. The Appraiser noted that (i) the Property is an all age community with a 15.5% physical vacancy, (ii) the Property was observed to be in average condition and with a good location in Hillsborough County, Florida, and (iii) the comparable properties all had a much higher occupancy rate than the Property and all had lower expense ratios, ranging from 32.8% to 40.7%. By comparison, the Property has a forecast expense ratio of 54.18%. Based on these considerations, the Appraiser concluded that an EGIM of 4.70, which was below the indicated range, was appropriate for the Property. Based upon the Property's effective gross income of $1,323,065 and an EGIM of 4.70, the Appraiser calculated the market value of the Property to be $6,200,000, representing $15,271 per site.

     In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and purchasers in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Property made the income capitalization approach a reliable gauge of the market value of the Property, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected [the same] value, (vi) determined that the opinion of value should be based on the income capitalization approach because buyers are most concerned with cash flow to service debt, and (vii) concluded that the market value of the Property, based on a reasonable exposure period of six months, as of May 3, 2000, was $6,100,000.

     Summary of Apache East and Denali Park Properties Appraisal. The Apache
     -----------------------------------------------------------
East and Denali Park Estates Properties are contiguous Properties with similar characteristics. Accordingly, the Appraisals of these Properties were combined in a single Appraisal report. In utilizing the income capitalization approach in connection with appraising the Properties, the Appraiser first projected 12 months of income for the Properties based upon the then current rent levels.
The potential gross income
from the rentals was calculated at $808,200 per year. Vacancy and credit loss was estimated at 5% of potential gross income, or $40,410. Additional income, based on historical numbers, was calculated at $25.00 per site, leaving an effective gross income estimate of $831,915 for the Properties. Total annual operating expenses for the Properties were estimated to be $337,396, leaving an estimated NOI of $494,519. In determining a capitalization rate for the Properties, the Appraiser looked at capitalization rates for recently sold comparable communities, which ranged from 8.22% to 10.30%. The Appraiser noted that the Properties have a market vacancy and expense ratio. Based on these considerations, the Appraiser determined that a capitalization rate of 9% for the Properties was appropriate. Utilizing the 9% capitalization rate, the Appraiser was able to calculate an aggregate market value of $5,494,658 for the Properties. The market value with excess vacant land valued at $390,000 was calculated to be $5,900,000. The Appraiser also used the debt coverage ratio method, which yielded a capitalization rate equal to approximately 9%, to verify the accuracy of the utilized capitalization rate.

     In utilizing the sales comparison approach in connection with appraising the Properties, the Appraiser compared the Properties to five other manufactured home communities sold in the same general geographic area as the Properties within the nine-month period prior to the date of Appraisal. The sales prices of the five comparable properties ranged from a low of $1,685,000 to a high of $9,500,000. Total sites ranged from 75 to 451 and occupancy ranged from 93.0% to 98.04%. The average price per site ranged from $16,262 to $30,270 and average site rent ranged from $200.00 to $278.00. All of the sales were fee simple transactions with typical acquisition financing. There were no atypical sale conditions known to have occurred and all of the sales represented transactions that took place in the nine-month period prior to the date of the Appraisal and traded under similar market conditions.

     The Appraiser also employed an EGIM in the sales comparison analysis. In applying the EGIM analysis, the Appraiser determined that (i) the EGIM for the comparable sale properties ranged from 6.84 to 8.27, (ii) the EGIM was essentially a function of the average site rent, and (iii) average site rent reflects, in most cases, the market perception of a property's position in the marketplace, (iv) typically, site rent increases contribute to increases in NOI,
(v) average site rent is a function of the physical aspects of the property, such as age and condition, location and amenities, and (vi) the EGIM also reflects the market's perception of the potential for future rent increases.

     The Appraiser also determined that (i) each of the Properties is an all age community with a 3.5% physical vacancy, (ii) the Properties were observed to be in excellent condition and with a good location near Superstition Freeway in Apache Junction, Arizona, and (iii) the comparable properties all had a much higher occupancy rate than the Properties and had lower expense ratios, ranging from 25.55% to 35.62%. By comparison, the Properties had a forecast expense ratio of 40.56%. Based on these considerations, the Appraiser concluded that an EGIM of 6.5, which was slightly below the indicated range for the comparable properties, was appropriate for the Properties. Based upon the Properties' effective gross income of $831,915 and an EGIM of 6.5, the Appraiser concluded the aggregate market value of the Properties to be $5,406,798, representing $18,971 per site. The aggregate market value of the Properties, with excess vacant land valued at $390,000, was calculated to be $5,800,000.

     In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and purchasers in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Properties made the income capitalization approach a reliable gauge of the market value of the Properties, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) determined that the opinion of value should be based on the income capitalization approach because buyers are most concerned with cash flow to service debt, and (vii) concluded that the aggregate market value of the Properties with excess vacant land, based on a reasonable exposure period of six months, as of May 1, 2000, was $5,900,000.

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Discounts for Ownership Interests in Properties

     The Appraiser advised the Managing General Partner, and subsequently confirmed in writing, that in its estimation the application of a discount of approximately 25% would be appropriate in the context of valuing a minority ownership interest in a manufactured home community. In determining the purchase price to be paid for each of the Ownership Interests, N'Tandem applied
(i) a 3.4% discount to the Appraised Value of the Ownership Interests in the Carefree Village, Garden Walk and Long Lake Properties for the fact that the Partnership owns a majority interest in these Properties and (ii) a 6.7% discount to the Appraised Values of the Ownership Interests in the Apache East and Denali Park Estates Properties for the fact that the Partnership only owns a minority interest in these Properties. Accordingly, based upon the information provided by the Appraiser, the General Partners believe that the discounts being applied by N'Tandem in connection with the Sales are substantially less than the discounts which would have been applied in the market had the Ownership Interests been sold to a third-party purchaser.

     The purpose of the Appraiser's report was, and the Appraiser was instructed by the Managing General Partner, to determine the applicable valuation procedures for a partial ownership interest in a manufactured home community.
In analyzing this issue, the Appraiser (i) surveyed real estate brokers and owners regarding their experience with sales of partial ownership interests in properties, (ii) surveyed real estate lenders regarding their experience with financings of, and underwriting criteria relating to, partial ownership interests in properties, and (iii) reviewed articles and treatises relating to the sale and valuation of partial ownership interests and partnership interests in general. Based upon the Appraiser's review of available information, the Appraiser determined that discounts, ranging from 21% to 40% depending on the type of partnership, are commonly applied in the sale of partnership interests and that, while the discount applied in the sale of a partial ownership interest in real estate would not be as high as the discount applied in the sale of a partnership interest, an average discount of 25% to the sale price would be appropriate in the valuation of a minority ownership interest in a manufactured home community. In connection with the report, no percentage discount or ranges of percentage discounts were suggested by the Managing General Partner. A copy of the Appraiser's written report is filed as an exhibit to the Schedule 13E-3 and is available for inspection and copying at the Partnership's principal executive offices during regular business hours by any interested Limited Partner or any representative of a Limited Partner who has been designated by a Limited Partner in writing. A copy may also be obtained through the written request of any Limited Partner made to the Managing General Partner at 6160 South Syracuse Way, Greenwood Village, Colorado 80111.

             SUMMARY OF SELECTED TERMS OF THE PARTNERSHIP AGREEMENT

     The rights and obligations of the partners in the Partnership are governed by the Partnership Agreement which is set out in its entirety as an exhibit to the Schedule 13E-3. The following statements and other statements in this solicitation concerning the Partnership Agreement and related matters are merely a selected summary of the terms of the Partnership Agreement and do not purport to be complete and in no way modify or amend the Partnership Agreement.

Net Proceeds from the Sales

     Pursuant to the Partnership Agreement upon the consummation of the Sales and a liquidation of the Partnership, net proceeds from the Sales, after providing for the debts and liabilities of the Partnership, will be distributed in the following order of priority:

     (i) To the Limited Partners, an amount equal to the sum of: (i) Adjusted Invested Capital attributable to each Limited Partner and (ii) the excess, if any, of an amount equal to a 9% per annum cumulative (but not compounded) return on Adjusted Invested Capital, calculated from each Limited

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Partner's respective date of admission to the Partnership, over total prior distributions of cash from operations with respect to the Units; and

     (ii) To the extent of any balance remaining, 85% of the Limited Partners to be shared on a pro rata basis in accordance with their respective ownership of Units and 15% to the General Partners.

     The above notwithstanding, the General Partners will receive at least 1% of the distributions of net proceeds from the Sales in accordance with the Partnership Agreement.

Allocation of Profit or Loss on the Sales

     Profit or loss in connection with the Sales and a liquidation of the Partnership will be allocated to and among the partners, after providing for the debts and liabilities of the Partnership, as follows:

     (i) The profit on the Sales first shall be allocated to each partner with a negative capital account pro ratably in an amount equal to (or in proportion to if less than) he amount of the negative capital account of each partner;

     (ii) Profit on the Sales next shall be allocated to the Limited Partners until each Limited Partner's capital account shall equal a positive amount equal to the sum of: (i) the Adjusted Invested Capital attributable to each Limited Partner and (ii) the excess, if any, of an amount equal to a 9% per annum cumulative (but not compounded) return on Adjusted Invested Capital, calculated from each Limited Partner's respective date of admission to the Partnership, over total prior distributions of cash from operations with respect to the Units;

     (iii) To the extent of any balance remaining, 85% of the profit on the Sales will be allocated to the Limited Partners on a pro rata basis in accordance with their respective ownership of Units and 15% will be allocated to the General Partners; and

     (iv) To the extent there is a loss on the Sales, such loss shall be allocated among the partners with positive balances in their capital accounts pro rata in accordance with their respective positive balances until the aggregate positive balance of their capital accounts is reduced to zero and any balance shall be allocated in accordance with the allocation of net profits and losses for each fiscal year.

     Notwithstanding the foregoing, the General Partners shall be allocated at least 1% of the profit or loss on the Sales, and, to the extent possible, in characterizing the allocated profit on the Sales, that portion which constitutes ordinary income by reason of recapture of depreciation, shall be allocated among the partners such that a partner (or successor) who realized the benefit of the deduction or credit will bear the tax burden of the corresponding recapture.

     "Adjusted Invested Capital" means the original capital contribution paid for each Unit reduced by any return of capital (defined as a return of cash invested or cash distributions in excess of funds generated from operations, should this occur) and further reduced by the total cash distributed from net proceeds from refinancing and net proceeds from the sale of properties with respect to each Unit. Thus, distributions of cash from operations do not reduce Adjusted Invested Capital.

Voting Rights of Limited Partners

     The Limited Partners have the right to vote upon the following matters:

     (i)  The dissolution and winding up of the Partnership;

     (ii) The sale, exchange, lease, mortgage, pledge, or other transfer of all or a substantial part of the assets of the Partnership other than in the ordinary course of its business;

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

     (iii) The incurrence of indebtedness by the Partnership other than in the ordinary course of its business;

     (iv)    A change in the nature of the business of the Partnership;

     (v) Transactions in which the General Partners have an actual or potential conflict of interest with the Limited Partners or the Partnership;

     (vi)    The removal of a General Partner, and the election of a General
Partner;

     (vii) An election to continue the business of the Partnership other than under the circumstances described in (ix) or (x) below;

     (viii) The admission of a General Partner other than under the circumstances described in (ix) or (x) below;

     (ix) The admission of a General Partner or an election to continue the business of the Partnership after a General Partner ceases to be a General Partner other than by removal where there is no remaining or surviving General Partner; and

     (x) The admission of a General Partner or an election to continue the business of the Partnership after the removal of a General Partner where there is no remaining or surviving General Partner.

     The voting rights described above are effected by the vote or consent of a majority in interest of Limited Partners without the necessity for concurrence by the General Partners.

Limitation of Liability and Indemnification of the General Partners

     The Partnership Agreement provides for a limitation of liability and the indemnification of the General Partners as follows:

     (i) except in the case of negligence or misconduct, the General Partners and their affiliates shall have no liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partners and their agents if the General Partners, in good faith, determined that such course of conduct was in the best interests of the Partnership; and

     (ii) except in the case of negligence or misconduct, the General Partners and their affiliates shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses, and amounts paid in settlement of any claims sustained by them in connection with the Partnership, provided that the General Partners acted in good faith.

     Notwithstanding the above, the General Partners and their affiliates shall not be indemnified for liabilities arising under federal and state securities laws unless (a) there has been a successful adjudication on the merits of each count involving securities law violations or (b) such claims have been dismissed with prejudice on the merits, and provided that a court either (1) approves any settlement and finds that indemnification of the settlement and related costs should be made or (2) approves indemnification of litigation costs if a successful defense is made (in this regard, a dismissal with prejudice is considered a successful defense).

Sales Commission Payable to General Partners

     The Partnership Agreement provides that a sales commission may be paid to the General Partners upon the sale of the Properties; provided, however, that General Partners may receive a portion of the commission only if the General Partners provided a substantial amount of the services in the sales effort. Any such compensation payable to the General Partners shall not exceed, on the sale of each Property, the

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

lesser of: (i) 3% of the gross sales price or (ii) 50% of the standard real estate brokerage commission. The total real estate brokerage commission paid on resale of each of the Properties shall be limited to a competitive real estate commission, not to exceed 6% of the contract price for the sale of the Property. No such commission shall be paid, however, to the General Partners until each Limited Partner has received an amount equal to its original capital contribution to the Partnership from the net proceeds from the sale or refinancing of Properties plus an amount equal to 6% of each Limited Partner's Adjusted Invested Capital per annum, cumulative, non compounded, commencing at the time each Limited Partner is admitted to the Partnership. The 6% cumulative return may be reduced, but not below zero, by the aggregate amount of prior distributions from Cash Available for Distribution (as such term is defined in the Partnership Agreement).

                          THE PARTNERSHIP'S PROPERTIES

Nature of Ownership Interests in Properties

     Properties Owned by Limited Partnerships in which the Partnership is a Limited Partner. Each of the Apache East and Denali Park Estates Properties is owned by Windsor Park 345 and each of the Ownership Interests of the Partnership in such properties is in the form of a limited partner interest in Windsor Park
345. Under the agreement of limited partnership of Windsor Park 345, virtually all management, business and other decisions relating to the properties owned by Windsor Park 345 are within the control and discretion of the Managing General Partner and the limited partners in Windsor Park 345 have no control over the management of, and decisions with respect to, the properties owned by Windsor Park 345, including, without limitation, any disposition of any such properties.

     Although the limited partners in Windsor Park 345 (including the Partnership) can legally sell their limited partner interests, the transferee of any such limited partner interest will be entitled to the full benefits relating to the limited partner interest only if the Managing General Partner, as general partner of Windsor Park 345, in its sole discretion, determines to admit such transferee as a limited partner of Windsor Park 345. If the Managing General Partner fails to do so, the transferee generally will be entitled only to the economic benefits relating to the transferred limited partner interest, but would not be entitled to certain other rights (such as voting rights) conferred upon such limited partners under the agreement of limited partnership of Windsor Park 345 and by law.

     The Partnership holds a 26% limited partner interest in Windsor Park 345. In addition to being the sole general partner of Windsor Park 345, the Managing General Partner is also the sole managing general partner of Windsor 5 and is the external investment advisor to N'Tandem, which together own all of the remaining limited partner interests in Windsor Park 345. N'Tandem and Windsor 5 have a 65% and 9% limited partner interest, respectively, in Windsor Park 345.

     Properties Owned Pursuant to Joint Venture Agreements. The Partnership owns
(i) a 69% undivided interest in the Garden Walk Property as a tenant in common with N'Tandem, which owns the remaining 31% interest in this Property, (ii) a 60% undivided interest in the Long Lake Property as a tenant in common with N'Tandem, which owns the remaining 40% interest in this Property and (iii) a 56% undivided interest in the Carefree Village Property as a tenant in common with N'Tandem, which owns the remaining 44% interest in this Property. Pursuant to the Purchase and Sale Agreement, the Partnership will assign all of its rights, title and interest in these Properties to N'Tandem at the closing of the Sales.

     Difficulty of Selling Ownership Interests to Third-Party Buyers. Given the fact that the control and management of the properties underlying the Ownership Interests is vested in the Managing General Partner and the Partnership, as a holder of the Ownership Interests, has no control over the disposition of the underlying properties, the General Partners believe that (i) finding third-party purchasers willing to

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

pay full value for the Ownership Interests based on the Appraised Values of the underlying properties would be extremely difficult, (ii) efforts to sell such Ownership Interests to third-party purchasers would be likely to result in the application of a 25% discount to the purchase prices to be paid for such Ownership Interests, which is greater than the 3.4% or 6.7% discount being applied to the purchase prices offered by N'Tandem for the Ownership Interests, and (iii) the sale of such Ownership Interests would likely result in substantially higher selling expenses and, ultimately, lower liquidating distributions to the Limited Partners. See "SPECIAL FACTORS --Discounts for Ownership Interests in Properties."

Description of the Properties; Appraised Values and Ownership Interests

     Kings & Queens. Kings & Queens is a 111-site manufactured home community located at 2908 North Florida Avenue in Lakeland, Florida. Amenities include a clubhouse, two swimming pools, a jacuzzi, a playground and four shuffleboard courts. The Appraisal for this Property was prepared as of May 1, 2000. The "as-is" Appraised Value of this Property is $1,900,000. The Partnership has a 100% ownership interest in this Property. There is an outstanding mortgage on this Property securing $489,600 of indebtedness.

     Lucerne Lakeside. Lucerne Lakeside is a 140-site manufactured home community located at 3000 State Road 544 in Winter Haven, Florida. Amenities include an office, a clubhouse, a laundry room, a swimming pool and shuffleboard courts. The Appraisal for this Property was prepared as of May 1, 2000. The "as-is" Appraised Value of this Property is $2,600,000. The Partnership has a 100% ownership interest in this Property. There is an outstanding mortgage on this Property securing $1,100,000 of indebtedness.

     North Glen. North Glen is a 289-site manufactured home community located at 18200 U.S. 31 North in Westfield, Indiana. Amenities include an office, a clubhouse and a playground/recreation area. The Appraisal for this Property was prepared as of May 12, 2000. The "as-is" Appraised Value of this Property is $6,100,000. The Partnership has a 100% ownership interest in this Property. There is an outstanding mortgage on this Property securing $2,470,100 of indebtedness.

     The Hills. The Hills is a 226-site manufactured home community located at 105 Skyline Drive in Richland, Washington. Amenities include an office, a clubhouse, a swimming pool, a laundry room and shuffleboard courts. The Appraisal for this Property was prepared as of May 10, 2000. The "as-is" Appraised Value of this Property is $4,100,000. The Partnership has a 100% ownership interest in this Property. There is an outstanding mortgage on this Property securing $1,660,300 of indebtedness.

     Village Glen. Village Glen is a 143-site manufactured home community located at 1825 Marywood in Melbourne, Florida. Amenities include a clubhouse, a swimming pool and shuffleboard courts. The Appraisal for this Property was prepared as of May 1, 2000. The "as-is" Appraised Value of this Property is $3,000,000. The Partnership has a 100% ownership interest in this Property. There is an outstanding mortgage on this Property securing $1,500,000 of indebtedness.

     Garden Walk. Garden Walk is a 484-site manufactured home community located at 8200 North Military Trail in Palm Beach Gardens, Florida. Amenities include a clubhouse, a pavilion, tennis and shuffleboard courts, horseshoe pits and two swimming pools. The Appraisal for this Property was prepared as of May 1, 2000. The "as-is" Appraised Value of this Property is $11,700,000. The Partnership has a 69% Ownership Interest in this Property. There is an outstanding mortgage on this Property securing $5,700,000 of indebtedness.

     Long Lake. Long Lake is a 134-site and 16-apartment manufactured home community located at 4750 Carefree Trail in West Palm Beach, Florida. Amenities include a clubhouse, a swimming pool and a playground. The Appraisal for this Property was prepared as of May 1, 2000. The "as-is" Appraised

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

Value of this Property is $3,500,000. The Partnership has a 60% Ownership Interest in this Property. There is an outstanding mortgage on this Property securing $1,600,000 of indebtedness.

     Carefree Village. Carefree Village is a 406-site manufactured home community located at 8000 Sheldon Road in Tampa, Florida. Amenities include a clubhouse, tennis and shuffleboard courts, a laundry room, a swimming pool and a playground/recreation area. The Appraisal for this Property was prepared as of May 3, 2000. The "as-is" Appraised Value of this Property is $6,100,000. The Partnership has a 56% Ownership Interest in this Property. There is an outstanding mortgage on this Property securing $3,479,800 of indebtedness.

     Apache East. Apache East is a 123-site adult manufactured home community located at 3800 South Tomahawk Road in Apache Junction, Arizona. Amenities include two clubhouses, a laundry room, two swimming pools with spas and eight shuffleboard courts. This Property is adjacent to Denali Park Estates. Accordingly, the two Properties were appraised together and the aggregate Appraised Value was included in a single Appraisal. The Appraisal for these Properties was prepared as of May 1, 2000. The combined "as-is" Appraised Value of the Apache East and Denali Park Estates Properties is $5,900,000. The Partnership has a 26% Ownership Interest in this Property. There is a single mortgage covering both Properties securing $2,953,800 of indebtedness. For purposes of calculating the value of the Partnership's Ownership Interests in these two Properties, the Managing General Partner has assumed that 36.5% of such indebtedness, or $1,078,100, is allocable to the Apache East Property and that 63.5% of such indebtedness, or $1,875,700, is allocable to the Denali Park Estates Property.

     Denali Park Estates. Denali Park Estates is a 162-site adult manufactured home community located at 3405 South Tomahawk Road in Apache Junction, Arizona. Amenities include two clubhouses, a laundry room, two swimming pools with spas and eight shuffleboard courts. In addition, excess land at Denali Park Estates is currently being used as a desert golf course. This Property is adjacent to Apache East. Accordingly, the two Properties were appraised together and the aggregate Appraised Value was included in a single Appraisal. The Appraisal for these Properties was prepared as of May 1, 2000. The combined "as-is" Appraised Value of the Denali Park Estates and Apache East Properties is $5,900,000. The Partnership has a 26% Ownership Interest in this Property. There is a single mortgage covering both Properties securing $2,953,800 of indebtedness. For purposes of calculating the value of the Partnership's Ownership Interests in these two Properties, the Managing General Partner has assumed that 63.5% of such indebtedness, or $1,875,700, is allocable to the Denali Park Estates Property and, that 36.5% of such indebtedness, or $1,078,100, is allocable to the Apache East Property.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a brief summary of United States federal income tax consequences to Limited Partners arising from the Sales and liquidation of the Partnership. This summary is based upon the Code, as currently in effect, applicable Treasury Regulations adopted thereunder, reported judicial decisions and Internal Revenue Service ("IRS") rulings all as of the date hereof, all of which are subject to prospective or retroactive change in a manner which could adversely affect Limited Partners.

     This summary is based on the assumption that Units in the Partnership are held as capital assets and have been held since the Partnership's inception, and does not purport to address Limited Partners in special tax situations such as insurance companies, financial institutions, tax-exempt entities, nonresident aliens, foreign corporations and Limited Partners who acquired their Units after the original offering. Moreover, this summary does not address the possible consequences to Limited Partners under any state, local or foreign tax laws of the states and localities where they reside or otherwise do business or where the Partnership operates. AS SUCH, EACH LIMITED PARTNER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE CONSEQUENCES TO HIM OR HER OF THE SALE OF THE PROPERTIES AND OWNERSHIP INTERESTS AND LIQUIDATION OF THE PARTNERSHIP.

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Overview

     The Sales should result in the recognition of gain by the Partnership and, therefore, should result in recognition of gain by Limited Partners. The amount of gain recognized by the Partnership with respect to each of the Properties will equal the difference between (i) the amount realized by the Partnership (i.e., the amount of cash received plus the amount of liabilities of the Partnership assumed or taken subject to by N'Tandem) and (ii) the Partnership's adjusted tax basis in each of the Properties. The aggregate gain expected to be recognized by the Partnership on the Sales is approximately $10,155,500. This gain will be allocated among the partners of the Partnership in accordance with the terms of the Partnership Agreement. These provisions will result in the allocation of approximately $10,054,000 of taxable gain on the Sales to Limited Partners (or an average of $66.78 per Unit). Upon liquidation of the Partnership, a Limited Partner will recognize gain or loss equal to the difference between the cash received by such Limited Partner (including the Limited Partner's share of Partnership Liabilities under Section 752 of the
Code) and the adjusted tax basis of such Limited Partner's Units. It is expected that a Limited Partner will recognize an average of approximately $14.62 of loss per Unit on liquidation. The gain per Unit resulting from the Sales is primarily caused by the fact that the Partnership generated tax losses in certain prior years that were allocated to Limited Partners. Limited Partners should be aware that all of the per Unit amounts stated above may vary for each Limited Partner depending on the historical losses allocated and cash distributions to such Limited Partner.

Taxation on the Sales

     Tax Consequences of the Sales. The Sales should result in the recognition of gain by the Partnership and, therefore, should result in recognition of gain by Limited Partners. The amount of gain recognized by the Partnership with respect to each of the Properties will equal the difference between (i) the Partnership's amount realized (i.e., the amount of cash received increased by the amount of liabilities of the Partnership assumed or taken subject to by N'Tandem) and (ii) the Partnership's adjusted tax basis in each of the Properties. The aggregate gain expected to be recognized by the Partnership on the Sales is approximately $10,155,500.

     Allocation of Gain. The $10,155,500 gain expected to be recognized by the Partnership in the year of Sales will be allocated among the partners in accordance with the terms of the Partnership Agreement. These provisions will result in an allocation of approximately $10,054,000 of taxable gain on the Sales to Limited Partners (or an average of $66.78 per Unit). The gain per Unit resulting from the Sales is primarily caused by the fact that the Partnership generated tax losses in prior years that were allocated to Limited Partners.
See "-- Income Tax Rates/Taxation of Gains and Losses," below.

     Characterization of Gain or Loss. In general, gains (other than the amount of gain attributable to certain depreciation recapture, which would be classified as ordinary income, and gain attributable to Ownership Interests that are partnership interests) recognized with respect to the Sales should be treated as recognized from the sale of a "Section 1231" asset (i.e., real property and depreciable assets used in a trade or business and held for more than one year). A portion of such gain should be attributable to the recapture of depreciation with respect to real property and taxed at the 25% rate discussed below. A Limited Partner's share of gains from the sale of Section 1231 assets of a Partnership will be combined with any other Section 1231 gains and losses recognized by such Limited Partner in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, such gain is characterized as a capital gain; provided, however, that such gain will be treated as ordinary income to the extent the Limited Partner has "non-recaptured" Section 1231 losses. For these purposes, "non-recaptured"
Section 1231 losses means a Limited Partner's aggregate Section 1231 losses for the five most recent prior years that have not previously been recaptured.

     In general, gain or loss recognized with respect to the Sale of Ownership Interests that are partnership interests will be gain or loss from the sale or exchange of a capital asset. However, any amount received in exchange for a partnership interest attributable to a partnership's "unrealized receivables" (including certain depreciation recapture) or "inventory items" will be considered to be gain or loss from the sale or exchange of property other than a capital asset.

     For purposes of the passive activity loss limitations of Section 469 of the Code, gains recognized from the Sales generally will be treated as passive activity income.

Liquidation of the Partnership

     Tax Consequences of Liquidation. Upon liquidation of the Partnership, a Limited Partner will recognize gain or loss equal to the difference between the cash received by such Limited Partner (including the Limited Partner's share of partnership liabilities under Section 752 of the Code) and the adjusted tax basis of the Limited Partner's Units, adjusted by such Limited Partner's allocable share of income, gain or loss arising from normal Partnership operations for the year of liquidation and the sale of the Properties in the year of liquidation. See "-- Taxation on Sales -- Allocation of Gain" above.
It is expected that a Limited Partner will recognize an average of approximately $14.62 of loss per Unit on liquidation of the Partnership.

     Characterization of Gain or Loss. Any gain or loss recognized by a Limited Partner on liquidation of the Partnership should be treated as gain or loss from the sale of a capital asset if the Units are held as a capital asset by the Limited Partner. Such gain or loss generally will be treated as passive gain or loss pursuant to Section 469 of the Code.

     The combined effect of the Sales and the liquidation of the Partnership should result in a net taxable gain to Limited Partners of approximately $52.16 per Unit. However, the treatment of the gains and losses recognized by the Limited Partners (as capital or ordinary gain or loss and the ability to offset the two) may differ depending on whether Limited Partners have any non-recaptured Section 1231 losses or other items recaptured at ordinary income rates as discussed above. See "-- Income Tax Rates/Taxation of Capital Gains and Losses" below regarding limitations with respect to the deductibility of capital losses against ordinary income.

Income Tax Rates/Taxation of Gains and Losses

     The maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of capital assets held for more than one year is 20%, and the maximum rate for net capital gains attributable to the sale of depreciable real property held for more than one year (other than certain depreciation recapture taxable as ordinary income) is 25% to the extent of the deductions for depreciation with respect to such property. The current maximum tax rate on ordinary income of individuals is 39.6%. This disparity in tax rates could be beneficial to individual Limited Partners with suspended losses attributable to the Partnership. Since a Limited Partner will be considered to have disposed of his or her entire interest in the Partnership, such Limited Partner will be entitled to deduct all suspended passive losses from the Partnership against any ordinary income earned by such Limited Partner in the year of liquidation of the Partnership or use such suspended losses to offset any gain allocable to such Limited Partner on the Sales. Capital gains of individuals and corporate taxpayers can be offset by capital losses. However, capital losses can be deducted, in any year, only to the extent of a Limited Partner's capital gains plus, in the case of an individual, taxable income of up to $3,000. A corporation may be allowed to carry back unused capital losses to the three preceding tax years and to carry over losses to the five following tax years. Individuals and other noncorporate taxpayers may carry over net capital loss for an unlimited time until the loss is exhausted.

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            CONSENT PROCEDURES; TRANSACTIONS AUTHORIZED BY CONSENTS

     The consents being solicited hereby (the "Consents") will authorize the General Partners: (i) to complete the Sales at any time on or prior to December 31, 2000 and to proceed with the Plan of Liquidation; and (ii) to take all actions necessary or appropriate, as determined by the General Partners, to complete the Sales and to proceed with the Plan of Liquidation; provided, however, that following approval of the Proposals by a majority-in-interest of the Limited Partners, no change or modification will be made to the Purchase and Sale Agreement. As provided in Section 2.01(d) of the Partnership Agreement, the Partnership is not permitted to sell or lease property to a sponsor of the Partnership, which includes the General Partners or any of their affiliates.
The Partnership Agreement, however, permits this provision to be amended so as to allow sales of Partnership property to an affiliate of the General Partners with the consent of a majority-in-interest of the Limited Partners. The authorization granted to the General Partners by consenting to the Sales and the Plan of Liquidation will include, without limitation, the adoption of any amendments to the Partnership Agreement that may be required to effectuate the Sales and the Plan of Liquidation or to amend any provision of the Partnership Agreement which may be construed as restricting the sale of the Properties to affiliates.

     Consents are being solicited from the Limited Partners as required by the Partnership Agreement which provides that transactions such as the Sales and the Plan of Liquidation must be approved by Limited Partners owning a majority of the issued and outstanding Units.

     The Consents being sought are for approval of the Proposals, including the Sales and the Plan of Liquidation, and not for the approval of any individual or particular Sale. If sufficient Consents approving the Proposals are received, the Partnership intends to consummate the Sales and proceed with the Plan of Liquidation. If sufficient Consents are not received, the Partnership intends to explore such alternatives as may be available to it.

     Set forth below are the procedures to be followed by Limited Partners in order to consent to, deny consent to, or abstain from consenting to the Proposals. A form of Consent was mailed to Limited Partners along with this Consent Solicitation Statement. These procedures must be strictly followed in order for the instructions of a Limited Partners as marked on such Consent to be effective:

     (i) A Limited Partner may make his or her election on the Consent only during the solicitation period commencing upon the date of delivery of this Consent Solicitation Statement and continuing until the earlier of (i) November 15, 2000 or such later date as may be determined by the General Partners and (ii) the date upon which the General Partners determine that unaffiliated Limited Partners holding not less than a majority of all issued and outstanding Units have consented to the Proposals (the "Solicitation Period");

     (ii) Each Limited Partner must consent to, deny consent to, or abstain from consenting to the Proposals with respect to all Units held by such Limited Partner. The effect of abstaining or failing to sign and return the Consent will be the same as denying consent;

     (iii) All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of a Consent will be determined by the General Partners, whose determination will be final and binding. The General Partners reserve the absolute right to reject any or all Consents that are not in proper form or the acceptance of which, in the opinion of the General Partners, would be unlawful. The General Partners also reserve the right to waive any irregularities or conditions of a Consent as to particular Units. Unless waived, any irregularities in connection with the Consents must be cured within such time as the General Partners shall determine;

     (iv) A Consent delivered by a Limited Partner may be changed or revoked prior to the expiration of the Solicitation Period by delivering to the Partnership a notice of revocation or a substitute Consent, properly completed and executed, together with a letter indicating that the Limited Partner's prior Consent has been revoked;

     (v) Limited Partners are encouraged to return a properly completed and executed Consent in the enclosed postage-paid envelope prior to the expiration of the Solicitation Period; and

     (vi) A Limited Partner submitting a signed but unmarked Consent will be deemed to have consented to the Proposals.

     Each Limited Partner is requested to complete, date and sign the accompanying form of Consent and return such Consent to Arlen Capital, LLC, 1650 Hotel Circle North, Suite 200, San Diego, California 92108, which has been appointed to serve as the solicitation agent for the proposed transactions (the "Solicitation Agent"). If the Solicitation Period is extended, the General Partners will give written notice of such extension to all Limited Partners.
For more information concerning this Consent Solicitation, Limited Partners may call the Solicitation Agent at (800) 553-4039. The costs of this Consent Solicitation, including fees payable to the Solicitation Agent, will be borne by the Partnership.

Solicitation of Consents

     In addition to soliciting consents by mail, consents may be solicited by directors, officers and employees of the Managing General Partner and its affiliates, who will not receive additional compensation for such services, by personal interview, telephone, telegram, courier service or other similar means of communication. Arlen Capital, LLC has been engaged as Solicitation Agent to solicit Consents to the Proposals from Limited Partners, administer the delivery of information to Limited Partners and receive and tally votes.

     Pursuant to the solicitation agreement between the Partnership and the Solicitation Agent (the "Solicitation Agreement"), the Partnership has agreed to pay the Solicitation Agent a base fee of $5,100 plus expenses and an additional per Unit fee for re-mails and incoming and outgoing phone calls. The General Partners expect that the total amount payable under the Solicitation Agreement will not exceed $25,000.

Record Date; Required Vote

     The close of business on September 18, 2000 has been fixed as the Record Date for determining Limited Partners entitled to Consent to the Proposals. As of the Record Date, there were 151,918 Units outstanding held of record by a total of 1,696 Limited Partners. Each of the Proposals require approval of unaffiliated Limited Partners holding at least a majority of the outstanding Units. Each Unit entitles the holder thereof to cast one vote with respect to the approval of each of the Proposals.

     As of the Record Date, the General Partners and/or their affiliates held and were entitled to exercise voting rights with respect to an aggregate of 200 Units. The General Partners and their affiliates have agreed to abstain from voting on the Proposals with respect to the Units for which they hold voting rights. Approval of the Proposals by unaffiliated Limited Partners holding 75,960 Units, representing a majority of all outstanding Units, is required to proceed with the Sales and the Plan of Liquidation. Neither N'Tandem nor any affiliate of N'Tandem (other than the Managing General Partner) owns, or has voting rights, with respect to any Units.

No Appraisal or Dissenters' Rights

     If Limited Partners owning the requisite number of Units in the Partnership consent to the Proposals, all Limited Partners of the Partnership will be bound by such consent, including Limited

Partners who have not returned their Consents or who have abstained from or denied consent. None of the Partnership Agreement, California law or the proposed terms and conditions of the Sales or the Plan of Liquidation provide objecting Limited Partners with the right to exercise any dissenters', appraisal or similar rights. Under California law, the general partner of a California limited partnership owes fiduciary duties to its limited partners. To the extent that a general partner has engaged in a transaction in breach of its fiduciary duties to limited partners, a damages remedy may be available to such limited partners.

Consequences If Consents Are Not Obtained

     If sufficient Consents to proceed with the Sales and the Plan of Liquidation are not obtained, the General Partners intend to proceed to explore such alternatives as may be available to the Partnership.

                         REGULATORY AND OTHER APPROVALS

     There are no federal or state regulatory requirements which remain to be complied with in order to consummate the Sales and Plan of Liquidation.

                              FINANCIAL STATEMENTS

     The financial information contained in the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1999 and the Partnership's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000 identified in "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" below is incorporated herein by reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the "Commission") by the Partnership (File No. 0-21722) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

          (i) the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1999;

          (ii) the Partnership's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000; and

          (iii) the Partnership's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Consent Solicitation Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statements modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement.

     Copies of any or all of the documents specifically incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be furnished without charge to each person, including any beneficial owner, to whom a copy of this Consent Solicitation Statement is delivered upon written or oral request. Requests should be made to: Windsor Park Properties 7 -- Investor Relations, 6160 South Syracuse Way, Greenwood Village, Colorado 80111.

                             AVAILABLE INFORMATION

     The Partnership is subject to informational reporting requirements of the Exchange Act and in accordance therewith files, reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

     Pursuant to Rule 13e-3 under the Exchange Act, N'Tandem, Chateau and the Partnership have jointly filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments thereto, the "Schedule 13E-3"), together with exhibits thereto, furnishing certain additional information with respect to the Sales and the Plan of Liquidation. This Consent Solicitation Statement does not contain all the information required to be included in the Schedule 13E-3 and the exhibits thereto, certain portions of which are omitted from this Consent Solicitation Statement as permitted by the rules and regulations of the Commission.

     Statements contained herein concerning the provisions of documents are summaries of such documents and, as such , each statement is not necessarily complete and is qualified in its entirety by reference to the copy of the applicable document if attached as an appendix hereto or filed as an exhibit to the Schedule 13E-3.

     All reports from the outside parties filed as exhibits to the Schedule 13E-3 filed with the Commission in connection with the proposed transactions also will be made available for inspection and copying at the principal executive offices of the Partnership during its regular business hours by any Limited Partner or representative thereof who has been so designated in writing.

                                   APPENDIX A

                                Fairness Opinion

LEGG MASON

Investment Banking

Legg Mason Wood Walker, Incorporated
100 Light Street, 31/st/ Floor
Baltimore, MD 21202
410-539-0000      Fax:  410-454-4508

Member New York Stock Exchange, Inc./Member SIPC

                                                        August 29, 2000

The General Partners of
Windsor Park Properties 7, A California Limited Partnership
c/o The Windsor Corporation
6160 South Syracuse Way
Greenwood Village, Colorado 80111

General Partners:

     We have been advised by the managing general partner (the "Managing General Partner") of Windsor Park Properties 7, A California Limited Partnership (the "Partnership"), that the Partnership intends to sell its five wholly-owned properties and its partial ownership interests in five other properties (collectively, the "Properties") to N'Tandem Trust, a California business trust ("N'Tandem"), for an aggregate amount of $32,265,000 on terms and conditions more fully described in the consent solicitation statement (the "Consent Solicitation Statement") relating to the purchase and sale of the Properties (the transaction is referred to herein as the "Sale").

     You have requested our opinion, as investment bankers, as to the fairness to the limited partners (the "Limited Partners") of the Partnership, from a financial point of view, of the aggregate purchase price to be paid by N'Tandem in the Sale.

     In connection with our opinion, we have, among other things, reviewed:

     (i) the management agreement between the Partnership and the Managing General Partner and other agreements pertaining to the operation and management of the Properties;

     (ii)   the partnership agreement of the Partnership;

     (iii) the financial statements and the related filings of the Partnership on Form 10-KSB for the year ended December 31, 1999 and Form 10-QSB for the quarter ended June 30, 2000;

     (iv) the NAREIT Index, the Morgan Stanley REIT Index, capital flows to public real estate investment trusts and other similar measures of operating performance and trading data of real estate investment trusts;

     (v) an analysis of comparable publicly traded real estate investment trusts;

     (vi)    the draft Consent Solicitation Statement;

     (vii) financial and operating forecasts and projections relating to the Partnership and schedules setting forth information relating to the outstanding debt attributable to the Properties and the number of outstanding units of limited partner interest in the Partnership prepared by the Managing General Partner or its representatives;

     (viii) the appraisals of the Properties prepared by Whitcomb Real Estate, Inc; and

     (ix) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

     In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason on behalf of the Partnership and we have further relied upon the assurances of the Managing General Partner that it is unaware of any facts that would make the information provided to us incomplete or misleading. In performing our analyses, we relied, with your permission and without independent verification of their accuracy or fairness, on the discounts which the Managing General Partner provided to us for application to the appraised values of certain of the Properties to reflect the fact that the partnership owns only a partial interest therein.

     Legg Mason has also relied upon the Managing General Partner as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to us for the Partnership, and we have assumed such forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of the Partnership. Neither the Managing General Partner nor the Partnership publicly discloses internal management forecasts and projections of the type provided to Legg Mason. Such forecasts and projections were not prepared with the expectation of public disclosure.
The forecasts and projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, facts related to general economic conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof.

     Legg Mason has not been requested to make, and has not made, an independent evaluation or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of the Partnership and, with the exception of the appraisal of the underlying properties of the Partnership referred to above, we have not been furnished with any such appraisals or evaluations. Estimates of value of the Partnership and its assets do not purport to be appraisals or necessarily reflect the prices at which the Partnership and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy. We note that the Managing General Partner and N'Tandem are under common control of the parent of the Managing General Partner, and we have assumed that this potential conflict of interest had no effect on the Sale. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in the Partnership or its assets. We have also assumed that the Sale will be consummated on the terms and conditions described in the Consent Solicitation Statement, without any waiver of material terms or conditions by the Partnership.

     It is understood that this letter is directed to the General Partners. The opinion expressed herein is provided for the use of the General Partners in their evaluation of the Sale and our opinion does not constitute a recommendation to the General Partners or to any Limited Partner as to how such partners should vote or otherwise respond on the Sale. In addition, this letter does not constitute a recommendation of the Sale over any other alternative transaction which may be available to the Partnership and does not address the underlying business decision of the Managing General Partner to proceed with or effect the Sale. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Legg Mason; provided that this opinion may be included in its entirety in any filing made by the Partnership or N'Tandem with the Securities and Exchange Commission with respect to the Sale.

     Legg Mason will receive a fee for providing this Opinion to the General Partners.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the amount of consideration to be paid by N'Tandem in the Sale is fair to the Limited Partners from a financial point of view.


                      Very truly yours,

                      /s/ Legg Mason Wood Walker, Incorporated
                      ----------------------------------------
                      Legg Mason Wood Walker, Incorporated

                                   APPENDIX B

                     Report of Independent Special Counsel


                                August 23, 2000

(212) 545-4672
kolker@whafh.com

Mr. Steven G. Waite
President
The Windsor Corporation
6160 Syracuse Way
Greenwood Village, CO 80111

Re:  Windsor Park Properties 7 Sale of Assets
     ----------------------------------------

Dear Mr. Waite:

     As agreed by our Engagement Letter dated June 15, 2000, this firm (the "Firm") has acted as special counsel to the limited partners of Windsor Park Properties 7, A California Partnership (the "Partnership") for the purpose of representing the collective interests of such limited partners in the proposed transaction (the "Transaction") for the sale of all of the Partnership assets to N'Tandem Trust, a California business trust and an affiliate of the managing general partner of the Partnership. This letter constitutes the written report describing the results of the Firm's review and negotiations with respect to the Transaction.

     The firm has reviewed (i) the underlying organizational documents relating to the Partnership, (ii) the recent financial statements of the Partnership,
(iii) the draft disclosure documents of the Partnership describing the Transaction, (iv) the reports and opinions of the appraiser relating to the Partnership's properties, and (v) the draft fairness opinion of the fairness opinion provider with respect to the Transaction. We have also reviewed a form of the asset purchase agreement that is expected to be utilized in connection with the Transaction, received certain additional information requested from the managing general partner, independently evaluated the methodology utilized by the appraiser with respect to the appraisals of the Partnership's properties, and performed research of applicable law. In addition, prior to our engagement, we had become familiar with facts relevant to the background of the Transaction in the course of our representation of the limited partners of certain other limited partnerships related to the Partnership and managed by the same managing general partner.

     Following our review and analysis of the foregoing information, we engaged in negotiations with the managing general partner on behalf of the Partnership's limited partners. The purpose of these negotiations was to represent from a legal point of view the interests of the limited partners and thereby ensure that there was independent legal representation of the limited partners' interests in connection with the Transaction. As a result of these negotiations, the managing general partner has agreed to make certain changes to the Transaction for the benefit of the limited partners. Specifically, the managing general partner agreed to do the following:

          1. The discounts to the appraised evaluation of the partially-owned properties has been reduced from 10% to 6.7% for the properties in which the Partnership owns a minority interest and from 5% to 3.4% for the properties in which the Partnership owns a majority interest, resulting in an increase in the proposed purchase price in the amount of $274,900;

          2. The managing general partner has agreed to reduce its brokerage commission from 3% to 2.5%, resulting in an increase in the net aggregate proceeds to be paid to the limited partners of $153,100; and

          3. The managing general partner has agreed to add to the disclosure document describing the Transaction additional information relative to the limited partners' rights under the Partnership's partnership agreement with respect to a transaction between the Partnership and an affiliate of the managing general partner.

     In our opinion, the foregoing, as well as the work of the fairness opinion provider with respect to this Transaction, has added significant procedural safeguards of the interests of the limited partners in light of the lack of arms'-length negotiations between the Partnership and the managing general partner in the Transaction. Moreover, this procedure has resulted in the substantive benefits set forth above.

     Finally, it should be noted that the managing general partner has paid for our legal services, which have therefore been performed for the limited partners without cost to them or to the Partnership. As was agreed prior to our retainer, payment of our fees was not contingent upon the results of this Firm's review and negotiations.

                              Very truly yours,

                              Wolf Haldenstein Adler Freeman & Herz LLP

                              /s/ Lawrence P. Kolker
                              ----------------------
                              By:  Lawrence P. Kolker

                                   APPENDIX C


                      Information Concerning Officers and
                   Directors of the Managing General Partner,
                              N'Tandem and Chateau

A.   The Managing General Partner

     The Windsor Corporation is the Managing General Partner of the Partnership. The Directors and executive officers of The Windsor Corporation are as follows:

     Gary P. McDaniel, 54, became a Director of The Windsor Corporation in September 1997. Mr. McDaniel's biographical information is set forth below under "C. Chateau Communities, Inc."

     C. G. Kellogg, 56, became a Director of The Windsor Corporation in September 1997. Mr. Kellogg's biographical information is set forth below under "C. Chateau Communities, Inc."

     Steven G. Waite, 44, has been President of The Windsor Corporation since September 1997. From 1990 through the date he accepted his position at The Windsor Corporation, Mr. Waite was Vice President/General Manager of Communities at Clayton Homes, Inc., a company which owns and operates manufactured home factories, sales centers, financing and insurance units and communities (NYSE:
CMH). Mr. Waite holds a B.S. from the University of Colorado and an M.B.A. from the University of Alabama.

     Each of Messrs. McDaniel, Kellogg and Waite is a United States citizen.

B.   N'Tandem Trust

     As an unincorporated business trust, N'Tandem Trust is managed by its Trustees. The Trustees of N'Tandem are as follows:

     Gary P. McDaniel, 54, became a Trustee of N'Tandem in September of 1997. Mr. McDaniel's biographical information is set forth below under "C. Chateau Communities, Inc."

     Richard B. Ray, 59, became a Trustee of N'Tandem in September of 1997. Since 1995 he has been Co-Chairman of the Board and Chief Financial Officer of 21st Century Mortgage Corporation, (a lender to the manufactured home industry) and a director of the following companies: BankFirst, Radio Systems Corporation and Knox Housing Partnership (a not for profit developer of low income housing in Knox County, Tennessee). Previously, he was Executive Vice President, Chief Financial Officer, and Director of Clayton Homes Inc. (a vertically integrated manufactured housing company) from 1982-1994 and a Director of Palm Harbor Homes, Inc. (a national producer of manufactured homes) from 1994-1995.

     Kenneth G. Pinder, 62, became a Trustee of N'Tandem in September of 1997. Mr. Pinder entered the manufactured housing business in 1970 managing a manufactured housing site rental community and formed American Living Homes Inc., a manufactured housing dealership, in 1974; he continues to be the owner and president of that corporation. He is also sole owner of Able Mobile Housing Inc., a temporary housing company for fire loss victims and has developed manufactured home sites and purchased and sold numerous communities over the past twenty years. Mr. Pinder has been a member of the Michigan Manufactured Housing Association for over 35 years. In 1992 he was elected to the Michigan Manufactured Housing Board of Directors, and serves on its Executive Committee.

     Each of Messrs. McDaniel, Ray and Pinder is a United States citizen.

C.   Chateau Communities, Inc.

     Chateau Communities, Inc. owns all of the capital stock of The Windsor Corporation, the Managing General Partner of the Partnership and the advisor to N'Tandem Trust. Chateau also owns a 9.8% equity ownership interest in N'Tandem. The Directors and executive officers of Chateau are as follows:

     Gary P. McDaniel, 54, has been Chief Executive Officer and a director of Chateau since February 1997. He served as the Chairman of the Board, President and Chief Executive Officer of ROC Communities, Inc. ("ROC"), a publicly held real estate investment trust specializing in owning and operating manufactured home communities since 1993 and had been a principal of ROC's predecessors since 1979. He has been active in the manufactured home industry since 1972. He is a Trustee of N'Tandem Trust and a Director of The Windsor Corporation. Mr. McDaniel has been active in several state and national manufactured home associations, including associations in Florida and Colorado. In 1996, he was named "Industry Person of the Year" by the National Manufactured Housing Industry Association. Mr. McDaniel is on the Board of Directors of the Manufactured Housing Institute. He is a graduate of the University of Wyoming and served as a Captain in the United States Air Force.

     Gebran S. Anton, Jr., 67, first became a director of Chateau in 1993. He is the owner of Gebran Anton Development Co. and Anton, Zorn & Associates, Inc., a commercial and industrial real estate broker and former owner of Anton's, a men's retail chain. He is an incorporator and Director of Community Central Bank, and a former Chairman of the Board for First National Bank, St. Joseph Hospital, and Downtown Development Committee.

     James M. Lane, 70, first became a director of Chateau in 1993. He retired as the Senior Vice President and Chief Investment Officer of the Investment Management Division, NBD Bank, Detroit, where he served for approximately thirteen years. Mr. Lane was associated with the Chase Manhattan Corporation from 1953 to 1978, attaining the position of Executive Vice President while also serving as President and Chief Executive Officer of Chase Investors Management Corporation. He has a B.A. degree in economics from Wheaton College and an MBA in finance from the University of Chicago.

     Rhonda G. Hogan, 47, has served as director of Chateau since March 1997. Ms. Hogan is presently a partner of Tishman Speyer Properties. She recently served on the Board of Directors and as President of The Water Club Condominium Association, Inc. and is on the Silver Council of the Urban Land Institute. In addition, she served on the Board of Directors of Barnett Bank of South Florida, N.A. from 1986 to 1996. Ms. Hogan has also served or currently serves on several other Boards of Directors and as a member of several councils or institutes, including appointments to State Boards by the Governor and Cabinet of the State of Florida. Ms. Hogan received her B.B.A. from the University of Iowa.

     C.G. Kellogg, 56, has been President and a director of Chateau since its inception, and was Chief Executive Officer of Chateau from its inception to February 1997. For the five years preceding the formation of Chateau, Mr. Kellogg was President and Chief Operating Officer of Chateau Estates. Mr. Kellogg is a Director of The Windsor Corporation. He is extremely active in local and national industry associations, often in leadership positions. Mr. Kellogg is a past President of the Michigan Manufactured Housing Association and is an active member of the Manufactured Housing Institute's National Communities Council. He is a graduate of Michigan Technological University with a B.S. in Civil Engineering. Mr. Kellogg is the husband of Tamara D. Fischer, who is Chateau's Executive Vice President and Chief Financial Officer.

     Edward R. Allen, 59, has served as a director of Chateau since 1993. Mr. Allen is the Chief Executive Officer and a director of Give Kids the World. Mr. Allen was, for the five years preceding the formation of Chateau, Chairman and Chief Executive Officer of InterCoastal Communities, Inc., a Florida corporation which was engaged in operating seven manufactured home communities in Florida. Prior to joining InterCoastal, Mr. Allen developed a chain of steak houses which he and his partner sold in 1977 to Green Giant Corporation. He remained as President for two years, and expanded the chain, nearly doubling the number of restaurants. Mr. Allen is a graduate of Cornell University.

     James M. Hankins, 65, served as a director of ROC from August 1993 until ROC's merger with Chateau on February 11, 1997 (the "Merger"). Since the Merger, he has served as a director of Chateau. He is managing general partner of Hankins Enterprises, which owns and operates destination RV resorts in Arizona. Prior to organizing the partnership in 1985, Mr. Hankins was a founder of Mobile Home Communities, Inc. in 1969, and served as President and Chief Executive Officer from 1973 to 1984. He holds a B.S. from the University of South Carolina and an MBA from Harvard University, and has served as a Captain in the United States Air Force.

     Donald E. Miller, 69, served as a director of ROC from August 1993 to February 1997, and has served as a director of Chateau since February 1997.
From May 1994 through July 1996, Mr. Miller was Vice Chairman of the Board of Directors of The Gates Corporation. From 1982 to May 1994, he was President, Chief Operating Officer and director of The Gates Corporation and The Gates Rubber Company, which engage in the production and manufacture of rubber products, primarily for automotive needs. Mr. Miller is a director of Sentry Insurance Company, OEA, Inc., CoorsTek and Lennox Industries International. Mr. Miller is a graduate of the Colorado School of Mines.

     John A. Boll, 70, has been Chairman of the Board of Directors of Chateau since its inception in 1993. Prior to the formation of Chateau, Mr. Boll was the co-founder, partner and Chief Executive Officer of Chateau Estates, which was formed in 1966. He was inducted in the MH/RV Hall of Fame in 1992 for his outstanding contributions to the manufactured housing industry. Mr. Boll was appointed by the Governor of the State of Michigan to become the first Chairman of the Michigan Mobile Home Commission, which is the principal Michigan authority regulating manufactured housing, a position he held for six years.

     James L. Clayton, 66, served as a director of ROC from August 1993 until February 1997 and as a director of Chateau since February 1997. He is the founder, and since 1966 has been the Chairman of the Board and Chief Executive Officer of Clayton Homes, Inc. ("Clayton Homes"), a company which owns and operates manufactured home factories, sales centers, financing and insurance units and communities (NYSE: CMH). Mr. Clayton is a director of Dollar General Stores and Chairman of the Board of BankFirst Corp. In 1992, Mr. Clayton was inducted into the MH/RV Hall of Fame. Mr. Clayton received an undergraduate degree in electrical engineering and a law degree from the University of Tennessee.

     Steven G. Davis, 50, served as a director of ROC from August 1993 to February 1997, and has served as a director of Chateau since February 1997. He is currently the owner of East Silent Advisors, a real estate consulting firm. He served as Chief Financial Officer, Executive Vice President and a director of ROC from 1993 to 1997. From 1990 to 1993, Mr. Davis served as an officer and director of The Windsor Group, an owner/operator of 42 manufactured home communities, and, from 1991 through March 1993, as that company's President.
Mr. Davis currently serves as a director of Bidland.com, an internet auction company. Mr. Davis served as a director of ASR Investments, a REIT owning apartments in the Southwest, until 1999. Mr. Davis is a Certified Public Accountant and is a graduate of the University of San Diego.

     Tamara D. Fischer, 44, is Executive Vice President, Chief Financial Officer of Chateau, having served in these roles since Chateau's formation. Prior to joining Chateau, Ms. Fischer was employed by Coopers & Lybrand for 11 years.
Ms. Fischer is a CPA and a graduate of Case Western Reserve University. Ms. Fischer is the wife of Mr. Kellogg who is the President and a Director of Chateau.

     Rees F. Davis, Jr., 41, is Executive Vice President-Acquisitions of Chateau, having served in such capacity since February 1997. He served as Executive Vice President of Acquisitions and Sales for ROC from 1993 to February 1997. Prior to that, Mr. Davis previously served as Vice President of Acquisitions and Sales and a director for ROC's predecessors since 1986. Mr. Davis is a two-term past officer of the Colorado Manufactured Housing Association. He is also an active member of The Manufactured Housing Institute. Mr. Davis is a graduate of Colorado State University.

     Each of the executive officers and Directors of Chateau is a United States citizen.

                                  APPENDIX D


             Financial and Operating Forecasts and Projections for the Partnership Prepared by the Managing General Partner

     The following financial and operating forecasts and projections were prepared by the Managing General Partner and its representatives for use by Legg Mason in connection with the preparation of its Fairness Opinion relating to the Sales. These financial and operating forecasts and projections, which relate to the Partnership and certain of its Properties, involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievements of the Partnership and such Properties to be materially different from future results, performance and achievements expressed or implied by such forecasts or projections. The actual financial and operating results, including net income, of the Partnership and certain of its Properties will depend to a large extent on a number of factors that cannot be predicted with certainty or which may be outside of the control of the Managing General Partner and its representatives, including general business, market and economic conditions, market factors affecting manufactured home communities, supply and demand for homesites at the Properties, changes in tax laws and other factors.

    Windsor Park Properties 7 Projections

                                                  ----------------------------------------------------------------------
                                                         1999       2000       2001       2002        2003       2004
                                                  ----------------------------------------------------------------------
Revenues:
          Rent and utilities                           2,759,800  2,842,594  2,927,872  3,015,708  3,1006,179  3,199,365
          Equity in earnings JV                          182,800    188,834    241,243    300,045     358,531    482,334
          Interest                                         4,000      4,080      4,202      4,328       4,458      4,592
          Other                                           28,900     29,478     30,362     31,273      32,211     33,178
                                                  ----------------------------------------------------------------------
                         Total Revenues                2,975,500  3,064,986  3,203,680  3,351,354   3,501,380  3,719,468
                                                  ----------------------------------------------------------------------

Operating costs and expenses:
          Property operating                           1,170,800  1,205,924  1,242,102  1,279,365   1,317,746  1,357,278
          Interest                                       647,600    633,692    620,082    620,082     620,082    620,082
          Depreciation & amortization                    617,900    625,887    633,977    642,172     650,473    658,881
          G&A:
                  Related parties                         26,200     27,510     37,118     38,974      40,922     42,968
                  Other                                   91,900     96,495     82,636     86,768      91,107     95,662
                                                  ----------------------------------------------------------------------
                         Total operating costs         2,554,400  2,589,508  2,615,915  2,667,360   2,720,329  2,774,871
                                                  ----------------------------------------------------------------------

                                                  ----------------------------------------------------------------------
Net Income (loss)                                        421,100    475,479    587,765    683,994     781,051    944,597
                                                  ======================================================================

Projected capital expenditures
 ($100 per site)                                      $  167,000
                                                  ==============

________________________________________________________________________________

Notes:
1.  Projections assume 3% revenue growth and 3% expense growth

           Projections for joint venture property ---- Carefree Village

                                               -----------------------------------------------------------------------------------
                                                    1997        1998        1999        2000        2001        2002        2003
                                               -----------------------------------------------------------------------------------
Revenues:
     Rent and utilities                          1,194,113   1,201,096   1,241,442   1,278,686   1,317,046   1,356,557   1,397,254
     Equity in earnings JV
     Interest                                        2,342       1,773
     Other                                          18,115      31,076      61,142
                                               -----------------------------------------------------------------------------------
                        Total Revenues           1,214,571   1,233,945   1,302,584   1,278,686   1,317,046   1,356,557   1,379,254
                                               -----------------------------------------------------------------------------------

Operating costs and expenses:
     Property operating                            626,035     699,007     740,126     762,329     785,199     808,755     833,018
     Interest                                      322,993     318,356     307,514     297,041     286,926     277,154     267,716
     Depreciation & amortization                   281,318     292,687     287,998     283,384     278,844     274,377     269,981
     G&A:
                 Related parties
                 Other                                               7       1,750
                                               -----------------------------------------------------------------------------------
                        Total operating costs     1,230,346  1,310,056   1,337,387   1,342,755   1,350,969   1,360,286   1,370,715
                                               -----------------------------------------------------------------------------------

                                               -----------------------------------------------------------------------------------
Net Income (loss)                                   (15,776)    (76,111)    (34,803)    (64,069)    (33,923)     (3,729)    26,539
                                               ===================================================================================

                                               ----------
                                                   2004
                                               ----------
Revenues:
     Rent and utilities                         1,439,172
     Equity in earnings JV
     Interest
     Other
                                               ----------
                        Total Revenues          1,439,172
                                               ----------

Operating costs and expenses:
     Property operating                           858,008
     Interest                                     258,599
     Depreciation & amortization                  265,656
     G&A:
                 Related parties
                 Other
                                               ----------
                        Total operating costs   1,382,263
                                               ----------

                                               ----------
Net Income (loss)                                  56,909
                                               ==========


  Projections for joint venture property -- Long Lake Village

                                                 -------------------------------------------------------------------------------
Revenues:                                           1997      1998      1999      2000      2001      2002      2003      2004
                                                 -------------------------------------------------------------------------------
          Rent and utilities                       541,636   539,695   587,944   605,582   623,750   642,462   661,736   747,778
          Equity in earnings JV
          Interest                                   1,358     1,016     1,000
          Other                                     15,955    10,925    16,722
                                                 -------------------------------------------------------------------------------
                              Total Revenues       558,949   551,636   605,666   605,582   623,750   642,462   661,736   747,778
                                                 -------------------------------------------------------------------------------

Operating costs and expenses:
          Property operating                       369,609   327,187   410,705   423,026   435,717   448,788   462,252   433,090
          Interest                                 148,339   146,113   141,221   136,494   131,925   127,508   123,240   119,114
          Depreciation & amortization               85,659    90,364    90,695    91,027    91,360    91,695    92,031    92,368
          G&A:
                   Related parties                             9,450
                   Other                                           7     4,366
                         Total operating costs     603,607   573,121   646,987   650,547   659,002   667,992   677,522   644,573
                                                   -----------------------------------------------------------------------------
                                                   -----------------------------------------------------------------------------
Net Income (loss)                                  (44,658)  (21,485)  (41,322)  (44,965)  (35,252)  (25,529)  (15,788)  103,206
                                                   =============================================================================

   Projections for joint venture property-- Garden Walk
                                             --------------------------------------------------------------------------------------
Revenues:                                       1997       1998       1999       2000       2001       2002       2003       2004
                                             --------------------------------------------------------------------------------------
          Rent and utilities                 1,821,558  1,880,481  1,935,759  1,993,832  2,053,647  2,115,256  2,178,714  2,244,075
          Equity in earnings JV
          Interest                               5,367      4,122
          Other                                 32,781     15,365     13,343
                                             --------------------------------------------------------------------------------------
                           Total Revenues    1,859,705  1,899,968  1,949,102  1,993,832  2,053,647  2,115,256  2,178,714  2,244,075
                                             --------------------------------------------------------------------------------------

Operating costs and expenses:
          Property operating                   821,188    829,045    883,152    909,647    936,936    965,044    993,996  1,023,815
          Interest                             524,519    516,614    499,383    482,727    466,627    451,064    436,019    421,477
          Depreciation & amortization          192,132    204,181    209,485    214,927    220,510    226,238    232,115    238,145
          G&A:
                       Related parties                                           30,492
                       Other                                               7      1,750
                                            ----------------------------------------------------------------------------------------
                   Total operating costs     1,537,839  1,580,338  1,593,770  1,607,301  1,624,073  1,642,346  1,662,130  1,683,437
                                            ----------------------------------------------------------------------------------------
                                            ----------------------------------------------------------------------------------------
Net Income (loss)                              321,866    319,630    355,331    386,531    429,574    472,910    516,584    560,638
                                            ========================================================================================

    Projections for joint venture property Windsor Park Properties 345
                     Apache East, Denali Park Estates
                                                  --------------------------------------------------------------------------------
Revenues:                                               1997       1998      1999      2000      2001      2002      2003     2004
                                                  --------------------------------------------------------------------------------
          Rent and utilities                         520,676    640,865   693,151   713,946   735,364   757,425   780,148  803,552
          Equity in earnings JV
          Interest                                       349
          Other                                        9,129     17,589     5,756         -         -         -         -        -
                                                  ---------------------------------------------------------------------------------
                           Total Revenues            530,155   658,454    698,907   713,946   735,364   757,425   780,148   803,552
                                                  ---------------------------------------------------------------------------------

Operating costs and expenses:
          Property operating                         277,012    344,998   315,147   324,602   334,340   344,370   354,701  365,342
          Interest                                   204,912    289,853   262,374   237,500   214,984   194,603   176,154  159,454
          Depreciation & amortization                156,697    190,044   199,579   209,592   220,108   231,152   242,749  254,928
          G&A:
                  Related parties
                  Other                                7,354      8,407     8,454
                                                   -------------------------------------------------------------------------------
                       Total operating costs         646,073    833,302   785,554   771,694   769,432   770,125   773,604  779,724
                                                   --------------------------------------------------------------------------------
                                                   --------------------------------------------------------------------------------
Net Income (loss)                                   (115,918)  (174,848)   (86,647) (57,749)  (34,068)  (12,700)    6,544   23,828
                                                   ================================================================================

                                                    [WINDSOR CORPORATION LOGO]
                                                       SPECIALIZING IN
                                                     MANUFACTURED HOME
                                                         COMMUNITIES



"Promptly upon receiving the consents of the limited partners holding a majority-in-interest of the units, the Partnership will proceed with the proposed Sales and Plan of Liquidation resulting in cash distributions to limited partners of approximately $100.82 per unit."



                             VERY IMPORTANT NOTICE
                      PLEASE READ AND RESPOND IMMEDIATELY

September 27, 2000

Dear Limited Partner:

     In order to provide limited partners with an opportunity to achieve liquidity in their investment in Windsor Park Properties 7, A California Limited Partnership (the "Partnership"), we have worked diligently to develop a plan which would liquidate and dissolve the Partnership. Accordingly, we are pleased to announce that N'Tandem Trust, a real estate investment trust managed by the managing general partner of the Partnership, has offered to acquire immediately all of the assets of the Partnership for cash which will enable the Partnership to proceed with a plan of liquidation whereby limited partners will receive final liquidating distributions estimated to be $100.82 per unit (the "Sales and Plan of Liquidation").

     We have enclosed in this package for your review the following documents relating to the proposed Sales and Plan of Liquidation: (i) a Consent Solicitation Statement and (ii) a Consent Form.

     In order to proceed with the Sales and Plan of Liquidation, limited partners holding a majority-in-interest of the Partnership's units of limited partner interest must consent to both proposals relating to the Sales and Plan
                                 ----
of Liquidation. Limited partners may consent to the proposed Sales and Plan of Liquidation by completing and returning the enclosed Consent Form provided for that purpose on or before November 15, 2000. Promptly upon receiving the consents of limited partners holding a majority-in-interest of the units of limited partner interest, the Partnership will proceed with the proposed Sales and Plan of Liquidation.

     Failure to consent and/or an abstention count as "no" votes. Please make your desires count and "consent" to the proposed transactions.

     We urge you to take the time to read the enclosed Consent Solicitation Statement which describes in substantial detail the proposed Sales and Plan of Liquidation and to complete and return your Consent Form in the postage-paid envelope provided. Please remember, failure to consent and/or an abstention count as "no" votes. This is your opportunity to liquidate your investment in the Partnership for cash.

     Should you have any questions about the Sales and Plan of Liquidation, please do not hesitate to call Arlen Capital, the Partnership's solicitation agent for the proposed transactions, at (800) 553-4039.

Very truly yours,

/s/ Steven G. Waite

Steven G. Waite
President

Enclosures

                                          [WINDSOR CORPORATION LOGO]


                                                  SPECIALIZING IN
                                                MANUFACTURED HOME
                                                  COMMUNITIES
                                             --------------------------------
                                               6160 SOUTH SYRACUSE WAY
                                             GREENWOOD VILLAGE, CO 80111
                                                    (303) 741-3707
                                                   Steven G. Waite
                                                      President
September 27, 2000

Re:  Liquidation of Windsor Park Properties 7 ("WPP 7")
     --------------------------------------------------

Dear Broker:

Enclosed you will find the Consent Solicitation Statement and related proxy materials that are being sent to the unit holders of WPP 7. The Consent Solicitation Statement outlines a proposed transaction whereby all of the assets held by WPP 7 will be acquired by N'Tandem Trust and, subsequently, WPP 7 will be liquidated. Upon receiving the approval from a majority-in-interest of the units to both of the proposals described in the Consent Solicitation Statement, we will finalize the transaction, liquidate WPP 7 in accordance with its partnership agreement and, as described in the Consent Solicitation Statement, make a final liquidating distribution to unit holders of approximately $100.82 per unit. This liquidating distribution is substantially in excess of the weighted average trading price of $79.47 per unit in the secondary markets, as reported by The Partnership Spectrum, for the period of May 1, 1999 through June 30, 2000.

As you may recall, the WPP 7 investors paid $100 per partnership unit in our public offering which ran from 1990 to 1992. Since the organization of WPP 7, total distributions have been made to unit holders of approximately $68.36 per unit. Upon receiving the final liquidating distribution of $100.82 per unit, unit holders will have received approximately $169.18 per unit in total over the term of their investment.

We encourage you to speak to your investors, answer their questions and recommend that they consent to both of the proposals described in the Consent
                               ----
Solicitation Statement. Also enclosed is a Questions and Answers Supplement that we hope will be helpful in answering any questions that you or your investors may have regarding the proposed transaction. If you have any questions or comments, please feel free to call me at the above-listed number. We appreciate your support of the proposed transaction.

Sincerely,

/s/ Steven G. Waite

Steven G. Waite
President

Enclosures

                           WINDSOR PARK PROPERTIES 7

                        CONSENT SOLICITATION STATEMENT

                        QUESTIONS & ANSWERS SUPPLEMENT

1.   Q.   What are the Proposals that I am being asked to vote on?

     A. Two Proposals are being proposed in the Consent Solicitation Statement for approval by the Limited Partners. Proposal 1 is for the General Partners to proceed with the Sales to N'Tandem Trust, an affiliate of the Partnership, pursuant to the Purchase and Sale Agreement.
          Proposal 2 is for the General Partners to proceed with the Plan of Liquidation following the consummation of the Sales.

2.   Q.   What happens if these Proposals are approved?

     A.   Approval of both of the Proposals will permit the General Partners to
                      ----
          proceed with the liquidation of the Partnership by selling the Partnership's five wholly-owned properties and its partial Ownership Interests in five other properties to N'Tandem Trust and to make distributions of approximately $100.82 per Unit to the Limited Partners.

3.   Q.   What happens if these Proposals are not approved?

     A.   If Limited Partners fail to consent to both of the Proposals, the
                                                 ----
          General Partners intend to explore such alternatives as may be available to the Partnership. These alternatives may include selling the Partnership's Properties to unaffiliated third parties or the merger of the Partnership with another entity, each as further described in the Consent Solicitation Statement. The General Partners anticipate that selling such interests and winding up the Partnership would take at least one year and probably longer. Additionally, the General Partners believe it is likely that the prices paid by such third parties would be substantially discounted due to the fact that the Partnership owns only partial interests in five of the ten Properties it has interests in and that such sales are also likely to involve the payment of brokerage fees, thereby reducing liquidating distributions to Limited Partners.

4.   Q.   What are the consequences if I do not vote?

     A. The consent of Limited Partners holding at least a majority of the Units is necessary to approve the Proposals. If you do not vote, you will be considered to have abstained from consenting to the Proposals, which has the same effect as voting "no" on the Proposals. In doing so, you are effectively leaving the decision to consent or not to consent to the Proposals in the hands of the other Limited Partners, but as a Limited Partner you will be bound by the results of the Consent Solicitation regardless of whether you send in your consent form. It is very important, therefore, that you vote on the Proposals.

5.   Q.   How much are you going to pay for my Units?

     A. No one is actually buying your Units in the proposed transactions. N'Tandem has agreed to buy all of the assets currently held by the Partnership. N'Tandem is willing to purchase all of the Properties and is paying the full Appraised Value for the five wholly-owned Properties and is only applying (i) a 3.4% discount to the Appraised Value of the Ownership Interests in the Garden Walk, Long Lake and Carefree Village Properties for the fact that the Partnership owns a majority interest in the underlying properties and (ii) a 6.7% discount to the Appraised Value of the other two Ownership Interests for the fact that the Partnership owns a minority interest in the underlying properties. The Partnership will then pay off its remaining liabilities and make final distributions to Limited Partners. The General Partners estimate that the final distributions on the Units will be approximately $100.82 per Unit.

6.   Q.   Why is a discount being applied to the Appraised Value of the
          Ownership Interests?

     A. In determining the purchase price to be paid for each of the Ownership Interests, N'Tandem applied a 3.4% or 6.7% discount, as the case may be, to the Appraised Value of each Ownership Interest for the fact that the Partnership only owns either a majority or minority interest in the underlying properties. See Answer 5 above. Generally, discounts are applied to the sale of partial interests in real estate because, by their nature, partial interests are more difficult to sell than wholly-owned properties due to (i) the lack of control of the underlying property associated with such interests, (ii) an increased difficulty in arranging future financing for such interests and (iii) the disproportionately high costs associated with the purchase and management of such interests. The General Partners believe that the discounts being applied in connection with the Sales, based upon the opinion of the Appraiser, are substantially less than the discounts that would have been applied had such Ownership Interests been sold to a third-party purchaser. All of the remaining interests in the properties underlying the Ownership Interests not held by the Partnership are held, directly or indirectly, by entities, including N'Tandem, affiliated with the Managing General Partner. Details relating to the discounts being applied to the Ownership Interests are described on page 49 of the Consent Solicitation Statement.

7.   Q.   What does it mean to liquidate the Partnership?

     A. All partnerships are finite-life entities, which means that they are created to conduct business for a specified period of time. This specified period of time is known as the partnership term. Following the end of the term, the general partners of a partnership generally will proceed to sell all of the partnership's assets, which is known as a liquidation, if the term of the partnership is not otherwise extended and, thereafter, make liquidating or final distributions of cash to its partners.

8.   Q.   When will I get paid?

     A. It is expected that the Sales will take place within 30 days of the Limited Partners' consenting to the Proposals and that liquidating distributions will be paid to the Limited Partners within 30 days of the Sales. If the Limited Partners consent by the specified consent date, it is expected that final distributions will be paid to Limited Partners in December 2000.

9.   Q.   What risks are involved?

     A. The Proposals are subject to material risks, conflicts of interest and other considerations which are set forth in the Summary Term Sheet and on pages 5, 17 and 18 of the Consent Solicitation Statement. They include the following:

            . The Sales, and the recommendations and views of the Managing General Partner with respect to the Sales, are subject to potential conflicts of interest;

            . Due to the potential conflicts of interests of the General Partners, the purchase prices for the Properties and other terms of the Sales may not be considered the result of arm's-length negotiations and bargaining between independent parties despite the efforts of the Independent Special Counsel and, as a result, may not be as favorable as those that might have been obtained had the purchase prices and terms of the Sales been the result of such arm's-length negotiations;

            . The General Partners have not engaged in any marketing efforts with respect to the sale of the Properties to third parties;

            . The purchase prices for the Properties are based upon Appraisals rendered in May 2000 and such Appraisals have not been updated. Accordingly, such Appraisals may not reflect the current fair market values of the Properties; and

            . The Limited Partners will lose the opportunity to benefit from potential increases in the market values of the Properties.

10.  Q.   What other options do I have?

     A. As a practical matter, you only have a couple of options. First, you can consent to, withhold consent to, or abstain with respect to, the Proposals. If the holders of a majority of the Units consent to both
                                                                           ----
          Proposals, the General Partners will proceed with a liquidation of the Partnership and make liquidating distributions to the Limited Partners estimated to be approximately $100.82 per Unit.

          If holders of a majority of the Units fail to consent to either of the Proposals, the General Partners intend to proceed to explore such alternatives as may be available to the Partnership. These alternatives may include selling the Partnership's Properties to unaffiliated third parties or the merger of the Partnership with another entity, each as further described in the Consent Solicitation Statement.

          Lastly, you can try to sell your Units in the Partnership. Unfortunately, no established trading market for the Units exists. Given the limited trading activity and limited demand for the Units and recent sales prices of which we are aware, we don't think that's a very attractive option.

11.  Q.   What about all of the Risk Factors and negative factors described in the Consent Solicitation Statement? How can the proposed transactions be fair given these factors?

     A. The General Partners considered both positive and negative factors (all of which are described on pages 26 through 29 of the Consent Solicitation Statement) in reaching their determination that the Sales and the Plan of Liquidation are fair to the Limited Partners from both a financial point of view and from a procedural point of view.

          In reaching their determination that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view, the General Partners did not assign relative weights to the positive and negative factors relating the financial fairness of the Sales and the Plan of Liquidation or determine that any one factor was of particular importance; rather, the General Partners viewed the positive factors as a totality and the negative factors as a totality and concluded that the positive factors outweighed the negative factors. Accordingly, the General Partners determined that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view.

          In reaching their determination that the Proposals are fair to the Limited Partners from a procedural point of view, the General Partners concluded that the approval of the Proposals by a majority-in-interest of the unaffiliated Limited Partners is sufficient to insure that procedural fairness has been preserved for the Limited Partners.

          The General Partners also believe that the potentially negative factors influencing procedural fairness were in each case mitigated by other factors or considerations, including the following:

           . Although the Managing General Partner and N'Tandem are under common control, the General Partners concluded that the common control did not adversely affect the terms of the Sales for Limited Partners and allowed N'Tandem to offer terms of the Sales that they believed would not be available from third parties;

           . The Managing General Partner engaged the Independent Special Counsel to represent the interests of the unaffiliated Limited Partners in connection with the Sales and the Plan of Liquidation;

           . The Managing General Partner retained Legg Mason to assess the fairness of the aggregate purchase price to be paid to the Partnership in the Sales;

           . Even though the Appraisals were rendered in May 2000, the General Partners believe that no material changes have occurred in the Properties or in the conditions of the market for manufactured home communities since those dates that would result in higher values for the Properties; and

           . The General Partners' belief that marketing the Properties held by the Partnership would not have provided a better transaction for the Limited Partners and would have ultimately delayed the timing of the Sales and the distribution of liquidating proceeds to the Limited Partners.

12.  Q.   What did the Independent Special Counsel conclude?

     A. The Independent Special Counsel delivered a written report addressed to the Managing General Partner for the benefit of the Limited Partners describing the results of its review of, and negotiations with, The Managing General Partner and N'Tandem. As a result of these negotiations, The Managing General Partner and N'Tandem agreed to modify the Sales and the Plan of Liquidation to the benefit of the Limited Partners. The parties agreed that (i) the discounts being applied to the Appraised Values of the Ownership Interests would be reduced from 10%, the percentage discount originally agreed to by the parties, to 6.7% for the Ownership Interests in which the Partnership owns a minority interest in the underlying property and from 5%, the percentage discount originally agreed to by the parties, to 3.4% for the Ownership Interests in which the Partnership owns a majority interest in the underlying property and (ii) the sales commission being paid to the Managing General Partner would be reduced from 3%, the percentage commission that the Managing General Partner is entitled to receive under the Partnership Agreement, to 2.5%. The reduction in discounts and sales commission will increase the aggregate net proceeds to be paid to the Limited Partners by $428,000. In addition, N'Tandem and its affiliates also agreed to disclose in the Consent Solicitation Statement additional information relating to the rights of the Limited Partners under the Partnership Agreement.

          The report of the Independent Special Counsel is set forth in Appendix B to the Consent Solicitation Statement.

13.  Q.   What is the purpose of the Fairness Opinion?  What does the Fairness
          Opinion say?

     A. In connection with its analysis of the Sales and the Plan of Liquidation, the Managing General Partner, on behalf of the Partnership, engaged Legg Mason to render the Fairness Opinion, which addresses the fairness, from a financial point of view, to the Limited Partners of the aggregate purchase price to be paid by N'Tandem to the Partnership for the Properties.

          Legg Mason delivered the Fairness Opinion to the Managing General Partner to the effect that, as of August 29, 2000, the aggregate purchase price to be paid to the Partnership by N'Tandem for the Properties is fair, from a financial point of view, to the Limited Partners. In rendering such opinion, Legg Mason conducted (i) a liquidation analysis assuming that the Properties were sold to third-party purchasers; (ii) a comparable company analysis to establish an implied equity value for the Units; and (iii) a continuation analysis assuming that the Partnership extended its stated term and the Properties continued to be held by the Partnership until December 31, 2004.

          The Fairness Opinion, which is set forth in Appendix A to the Consent Solicitation Statement, should be read in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and the limits of the review undertaken by Legg Mason.

14.  Q.   When was the last Appraisal?  Why were new Appraisals not done?

     A. The Appraisals were rendered in May 2000. The Appraisals were not updated because the Managing General Partner (i) believes that the Appraisals continue to reflect the fair market value of the Properties, (ii) does not believe that any significant events have occurred since that time which would cause the conclusions reached by the Appraiser in the Appraisals and the Appraised Values to be different had the Appraisals been rendered as of a more recent date and (iii) is not aware of any material developments that are reasonably likely to materially affect such conclusions.

15.  Q.   Will I be receiving future distributions?

     A. No. The purpose of the liquidating distributions following the Sales is to distribute out to the Partners all cash remaining in the Partnership after payment of the Partnership's remaining liabilities. Accordingly, once such distributions are made, there will be no further distributions by the Partnership.

16.  Q.   Why is N'Tandem paying over $17.4 million Partnership's assets is approximately $7.1 when the net book value of the million?

     A. The purchase prices for the Properties are based upon the Appraised Values of the Properties, which, in this case, exceeds their net book value.

17.  Q.   Instead of cash, can I get stock in N'Tandem?

     A. No. When the General Partners structured the transaction they structured it so that all of the Limited Partners would receive cash. They did so because they believed that the Limited Partners would want cash, rather than other securities.

18.  Q.   Why is N'Tandem willing to buy the Properties "as-is," without representations and warranties?

     A. The principal reason N'Tandem is willing to purchase the Properties "as-is" and without representations and warranties is because of N'Tandem's familiarity with the Properties due to the fact that The Windsor Corporation, which is the Managing General Partner of the Partnership, is also the external investment advisor to N'Tandem.

19.  Q.   Were any other third-party offers considered?

     A. No, the General Partners did not engage, and are not currently engaging, in any marketing efforts with respect to the sale of the Properties to third parties.

20.  Q.   What are the advantages to me if this is approved?

     A. The principal advantage to Limited Partners if the Sales and the Plan of Liquidation are approved is that they will receive liquidating distributions of approximately $100.82 per Unit promptly following approval of the Proposals and that they will no longer be subject to the risks inherent in their investment in the Partnership.

          The Sales and the Plan of Liquidation also provide the Limited Partners with the following benefits and advantages:

           . N'Tandem is willing to purchase all of the Partnership's Properties and is paying the full Appraised Value for the five wholly-owned Properties and is only applying (i) a 3.4% discount to the Appraised Value of the Ownership Interests in the Garden Walk, Long Lake and Carefree Village Properties for the fact that the Partnership owns a majority interest in the underlying properties and (ii) a 6.7% discount to the Appraised Value of the other two Ownership Interests for the fact that the Partnership owns a minority interest in the underlying properties;

           . Due to the familiarity of N'Tandem's external investment advisor with the Properties, N'Tandem is willing to purchase the Properties "as-is," and without representations and warranties from the Partnership;

           . Because N'Tandem is buying the Partnership's Properties in a single transaction, and is buying the Properties without representations and warranties from the Partnership, the General Partners will be able to wind up the Partnership and make full liquidating distributions promptly upon the approval of the Sales and the Plan of Liquidation by the Limited Partners; and

           . The Sales do not involve any brokerage fees payable by the Partnership, resulting in a savings to the Partnership up to $1,129,300 (based upon brokerage fees of 3% to 6% typically paid by sellers of real properties less the sales commission of $806,600 payable to the Managing General Partner in connection with the Sales under the Partnership Agreement).

21.  Q.   What are the disadvantages to me if this is approved?

     A. The principal disadvantages to the Limited Partners of the Sales and the Plan of Liquidation are that:

           . The Sales and Plan of Liquidation are subject to the Risk Factors identified in the Consent Solicitation Statement. See Answer 9 above;

           . With respect to the Ownership Interests held by the Partnership, the remaining interests in the properties underlying such Ownership Interests are held by N'Tandem, which together with the Managing General Partner is under common control of Chateau, or Windsor Park 345, an affiliated limited partnership which has the Managing General Partner as its sole general partner and N'Tandem and Windsor 5, an affiliated limited partnership, as its other limited partners;

           . The General Partners will receive, pursuant to the Partnership Agreement, an aggregate sales commission of $806,600 from the Partnership in compensation for their services rendered in connection with the Sales; and

           . It is possible that Limited Partners might earn a higher return on their investment if the Partnership retained ownership of the Properties. By approving the Sales and the Plan of Liquidation, Limited Partners will also be forgoing current benefits of the ownership of the Properties, such as continuing distributions.

22.  Q.   Why are the General Partners proposing the Sales and the Plan of
          Liquidation? How do they benefit the General Partners?

     A. When the Partnership was formed, it was expected that the investment period would expire no later than January 1999, and that the Partnership's investments would then be sold and the Partnership liquidated in accordance with the terms of the Partnership Agreement. As of the date of the Consent Solicitation Statement, the Partnership has held its current investments for several years beyond both the anticipated investment period for the Properties and the time in which the Limited Partners had a reasonable expectation to receive distributions from the liquidation of their investments. After considering the alternatives available to the Partnership, the General Partners approved, and recommended that the Partnership proceed with, the sale of the Properties to N'Tandem, an affiliate of the Partnership, to provide the Limited Partners with liquidity in their investments.

          If the Sales and the Plan of Liquidation are approved by the Limited Partners, the General Partners will receive 1% of the liquidating proceeds in accordance with the Partnership Agreement and an aggregate sales commission of $806,600 from the Partnership.

          Additionally, they will receive certain other benefits and fees, all of which are described on pages 17 and 18 of the Consent Solicitation Statement.

23.  Q.   What are the costs involved in proceeding with the Sales and the Plan of Liquidation?

     A. The General Partners have estimated the costs in connection with the Consent Solicitation and the Sales and the Plan of Liquidation to be approximately $1,516,300. Most of these costs relate to work which will already have been done for the Partnership at the time of the mailing of the Consent Solicitation Statement. Accordingly, they will be incurred by the Partnership regardless of whether the Proposals are adopted. A breakdown of these expenses and calculations relating to the estimate of liquidating proceeds are set forth on page 25 of the Consent Solicitation Statement.

24.  Q.   How did Chateau and N'Tandem get involved with this?

     A. Chateau first came into contact with the Partnership in 1992 when it began to supply on-site management services to the Partnership and certain affiliates of the Partnership.

          Further, in September 1997, Chateau purchased all of the outstanding capital stock of The Windsor Corporation, the Managing General Partner of the Partnership. Chateau owns a 9.8% ownership interest in N'Tandem.

25.  Q.   Where can I get a copy of the Limited Partners' names and addresses?

     A. A list of names and addresses of Limited Partners of the Partnership is available to any Limited Partner who makes a request to the Partnership for them. However, any recipient of a Limited Partner list will need to comply with federal and state securities laws in connection with the use of the list. Requests should be made to:
          Windsor Park Properties 7 -- Investor Relations, 6160 South Syracuse Way, Greenwood Village, Colorado 80111. In connection with any request for a Limited Partner list, the Partnership will charge a fee of $50.00 in order to offset certain costs associated with the processing of such request and the copying and mailing of the list to the requesting Limited Partner.

26.  Q.   What are my tax consequences?

     A. The combined effect of the Sales and Plan of Liquidation for Limited Partners who purchased Units in the original offering of Units is expected to be a net taxable gain to Limited Partners of approximately $52.16 per Unit.

27.  Q.   What is each of my Units worth today?

     A. There is no established trading market for the Units, which makes it tough to come up with a market value for the Units. However, the estimated net liquidating proceeds payable in connection with the Sales ($100.82 per Unit) are substantially higher than the weighted average trading price of $79.47 per Unit in the secondary markets, as reported by The Partnership Spectrum, for the period of May 1, 1999 through June 30, 2000.

28.  Q.   How much have I received in distributions to date?

     A. Since the organization of the Partnership, total distributions to Limited Partners have amounted to approximately $10,237,600 (or an average of approximately $68.36 per Unit). If the Sales and Plan of Liquidation are completed, total distributions to Limited Partners will amount to approximately $25,553,900 (or an average of approximately $169.18 per Unit), compared to an initial purchase price for each Unit of $100.00.

          Your actual past distributions on the Units will depend upon how long you have held such Units. Distributions by the Partnership in the past five years are set forth on page 14 of the Consent Solicitation Statement.

29.  Q.   How can I dispose of my Units now (or later)?

     A. As you are probably aware, a formal trading market for the Units does not exist. If the Proposals are approved, liquidating distributions (of approximately $100.82 per Unit) will be paid to Limited Partners, the Partnership will be liquidated and dissolved, and the Units will cease to exist.

30.  Q.   What do you think I should do?

     A. The General Partners believe that the Sales and the Plan of Liquidation are fair, from both a financial and a procedural point of view, to the Limited Partners and have recommended that Limited Partners consent to the Proposals.

          The reasons for their recommending that the Limited Partners consent to the Sales and the Plan of Liquidation, and their reasons for their belief that the Sales and the Plan of Liquidation are fair to the Limited Partners are set forth in substantial detail on pages 26 through 29 of the Consent Solicitation Statement under the caption "SPECIAL FACTORS -- Fairness of the Proposed Transactions; Recommendation of the General Partners."

31.  Q.   The Units are in my husband's and my name -- he died last year -- what do I do?

     A. The Partnership's attorneys have advised us that generally the beneficiary of the Units under your husband's will has the right to consent with respect to the Units on your husband's behalf if the estate has been fully probated. If not, the executor or executrix should be able to consent with respect to the Units on your husband's behalf. We would urge you, however, to call the lawyer who handled your husband's estate in order to address your particular situation.

32.  Q.   I hold these Units in my IRA -- who needs to sign in order for the consent to be valid?

     A. You need to speak to your IRA custodian or trustee. They will either execute the consent with respect to your Units for you or direct you to sign the consent with respect to the Units yourself.

33.  Q.   What additional paperwork do you need for my consent to be valid?

     A. If the Units are solely in your name, the only thing you need to do is to fully fill out the consent form, sign and date it and enclose it in the pre-paid, pre-addressed envelope and mail or Federal Express the envelope to Arlen Capital, LLC, the Partnership's solicitation agent with respect to the Proposals, for receipt no later than November 15, 2000.

          If the Units are in multiple names, all Limited Partners need to sign the consent form. Additionally, if someone other than the person who is the Limited Partner of record is signing on behalf of such person, then we need evidence of the signing person's authority to do so, such as a copy of a power-of-attorney or letter of administration.

               THIS CONSENT IS SOLICITED BY THE GENERAL PARTNERS
                                      OF

                           WINDSOR PARK PROPERTIES 7

     The undersigned represents that he or she is the holder of Units in Windsor Park Properties 7, A California Limited Partnership. The undersigned acknowledges receipt from the General Partners of the Consent Solicitation Statement, dated September 27, 2000. Capitalized terms used in this consent have the meanings given to them in the Consent Solicitation Statement. The General Partners request that the Limited Partners consent to the following
Proposals:

Proposal 1 -- Proposal 1 is for the General Partners to proceed with the Sales to N'Tandem in accordance with the Purchase and Sale Agreement.

               [_]  CONSENT        [_]  WITHHOLD CONSENT         [_]  ABSTAIN

Proposal 2 -- Proposal 2 is for the General Partners to proceed with the Plan of Liquidation following such Sales.

               [_]  CONSENT        [_]  WITHHOLD CONSENT         [_]  ABSTAIN

Each of Proposal 1 and Proposal 2 is conditioned upon approval of the other Proposal by the Limited Partners. Accordingly, any Limited Partner desiring to have the General Partners proceed with the Sales and the Plan of Liquidation needs to consent to both Proposal 1 and Proposal 2.
                    ----

PLEASE FILL IN THE APPROPRIATE BOX ABOVE WITH RESPECT TO EACH PROPOSAL AND SIGN ON THE REVERSE SIDE.

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

Please sign exactly as your name appears on this consent. When Units are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title of such. If a corporation, please have this consent signed by an authorized officer. If a partnership, please have this consent signed by a general partner. PLEASE FILL IN THE DATE OF THIS CONSENT AS CONSENTS MUST BE DATED TO BE VALID. UNITHOLDERS WHO SIGN AND DATE THIS CONSENT BUT FAIL TO OTHERWISE MARK THIS CONSENT WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSALS.

PLEASE FILL OUT, SIGN AND RETURN THIS FORM BY 5:00 P.M. (EASTERN DAYLIGHT TIME) ON NOVEMBER 15, 2000.


                                    ______________________________________
                                    Signature

                                    ______________________________________
                                    Signature (if held jointly)

                                    ______________________________________
                                    Dated: